EXHIBIT 99

3M COMPANY

ANNUAL REPORT ON FORM 10-K

UPDATED BY THIS CURRENT REPORT ON FORM 8-K

For the Year Ended December 31, 2015

PART I

Item 1. Business.

Note: The information contained in this item has been updated for 3M’s business segment changes, which are discussed further in Note 16 to the Consolidated Financial Statements. This item has not been updated for other changes since the filing of the 2015 Annual Report, except the section entitled “Executive Officers”. Item 1 contains a reference to Commitments and Contingencies (Note 14), which has not been updated for new developments. For significant developments since the filing of the 2015 Annual Report, refer to subsequent 2016 Quarterly Reports on Form 10-Q.

3M Company was incorporated in 1929 under the laws of the State of Delaware to continue operations begun in 1902. The Company’s ticker symbol is MMM. As used herein, the term “3M” or “Company” includes 3M Company and its subsidiaries unless the context indicates otherwise. In this document, for any references to Note 1 through Note 18, refer to the Notes to Consolidated Financial Statements in Item 8.

Available Information

The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers, including the Company, that file electronically with the SEC. The public can obtain any documents that the Company files with the SEC at http://www.sec.gov. The Company files annual reports, quarterly reports, proxy statements and other documents with the Securities and Exchange Commission (SEC) under the Securities Exchange Act of 1934 (Exchange Act). The public may read and copy any materials that the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

3M also makes available free of charge through its website (http://investor.3M.com) the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and, if applicable, amendments to those reports filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after the Company electronically files such material with, or furnishes it to, the SEC.

General

3M is a diversified technology company with a global presence in the following businesses: Industrial; Safety and Graphics; Health Care; Electronics and Energy; and Consumer. 3M is among the leading manufacturers of products for many of the markets it serves. Most 3M products involve expertise in product development, manufacturing and marketing, and are subject to competition from products manufactured and sold by other technologically oriented companies.

At December 31, 2015, the Company employed 89,446 people (full-time equivalents), with 35,973 employed in the United States and 53,473 employed internationally.

Business Segments

As described in Notes 3 and 16 to the Consolidated Financial Statements, effective in the third quarter of 2015, within the Health Care business segment, the Company formed the Oral Care Solutions Division, which combined the former 3M ESPE and 3M Unitek divisions. As also described in Notes 3 and 16, effective in the first quarter of 2016, the Company changed its business segment reporting in its continuing effort to improve the alignment of its businesses around markets and customers. Business segment information presented herein reflects the impact of these changes for all periods presented.

3M manages its operations in five business segments: Industrial; Safety and Graphics; Health Care; Electronics and Energy; and Consumer. 3M’s five business segments bring together common or related 3M technologies, enhancing the development of innovative products and services and providing for efficient sharing of business resources. Financial information and other disclosures relating to 3M’s business segments and operations in major geographic areas are provided in the Notes to Consolidated Financial Statements.

Industrial Business: The Industrial segment serves a broad range of markets, such as automotive original equipment manufacturer (OEM) and automotive aftermarket (auto body shops and retail), electronics, appliance, paper and printing, packaging, food and beverage, and construction. Industrial products include tapes, a wide variety of coated, non-woven and bonded abrasives, adhesives, advanced ceramics, sealants, specialty materials, 3M purification (filtration products), closure systems for personal hygiene products, acoustic systems products, and components and products that are used in the manufacture, repair and maintenance of automotive, marine, aircraft and specialty vehicles. 3M is also a leading global supplier of precision grinding technology serving customers in the area of hard-to-grind precision applications in industrial, automotive, aircraft and cutting tools. 3M develops and produces advanced technical ceramics for demanding applications in the automotive, oil and gas, solar, industrial, electronics and defense industries. In August 2015, 3M acquired assets and liabilities associated with Polypore International, Inc.’s Separations Media business, a leading provider of microporous membranes and modules for filtration in the life sciences, industrial and specialty segments.

Major industrial products include vinyl, polyester, foil and specialty industrial tapes and adhesives; Scotch® Masking Tape, Scotch® Filament Tape and Scotch® Packaging Tape; packaging equipment; 3M™ VHB™ Bonding Tapes; conductive, low surface energy, sealants, hot melt, spray and structural adhesives; reclosable fasteners; label materials for durable goods; and coated, nonwoven and microstructured surface finishing and grinding abrasives for the industrial market. 3M purification provides a comprehensive line of filtration products for the separation, clarification and purification of fluids and gases. Other industrial products include fluoroelastomers for seals, tubes and gaskets in engines.

Major transportation products include insulation components, including Thinsulate™ Acoustic Insulation and components for cabin noise reduction and catalytic converters; functional and decorative graphics; abrasion-resistant films; adhesives; sealants; masking tapes; fasteners and tapes for attaching nameplates, trim, moldings, interior panels and carpeting; coated, nonwoven and microstructured finishing and grinding abrasives; structural adhesives; and other specialty materials. In addition, 3M provides paint finishing and detailing products, including a complete system of cleaners, dressings, polishes, waxes and other products.

Safety and Graphics Business: The Safety and Graphics segment serves a broad range of markets that increase the safety, security and productivity of people, facilities and systems. Major product offerings include personal protection products; traffic safety and security products, including border and civil security solutions; commercial solutions, including commercial graphics sheeting and systems, architectural design solutions for surfaces, and cleaning and protection products for commercial establishments; and roofing granules for asphalt shingles. In August 2015, 3M acquired Capital Safety Group S.A.R.L., a leading global provider of fall protection equipment.

This segment’s products include personal protection products, such as certain disposable and reusable respirators, personal protective equipment, head and face protection, body protection, hearing protection and protective eyewear, plus reflective materials that are widely used on apparel, footwear and accessories, enhancing visibility in low-light situations. In traffic safety and security, 3M provides reflective sheeting used on highway signs, vehicle license plates, construction work-zone devices, trucks and other vehicles, and also provides pavement marking systems, in addition to electronic surveillance products, and films that protect against counterfeiting. Traffic safety and security also provides finger, palm, face and iris biometric systems for governments, law enforcement agencies, and commercial enterprises, in addition to remote people-monitoring technologies used for offender-monitoring applications. Major commercial graphics products include films, inks, and related products used to produce graphics for vehicles, signs and interior surfaces. Other products include spill-control sorbents; nonwoven abrasive materials for floor maintenance and commercial cleaning; floor matting; natural and color-coated mineral granules for asphalt shingles; plus fall protection equipment.

Health Care Business: The Health Care segment serves markets that include medical clinics and hospitals, pharmaceuticals, dental and orthodontic practitioners, health information systems, and food manufacturing and testing. Products and services provided to these and other markets include medical and surgical supplies, skin health and infection prevention products, inhalation and transdermal drug delivery systems, oral care solutions (dental and orthodontic products), health information systems, and food safety products. In April 2014, 3M purchased all of the outstanding equity interests of Treo Solutions LLC, headquartered in Troy, New York. Treo Solutions LLC is a provider of data analytics and business intelligence to healthcare payers and providers. In March 2015, 3M acquired Ivera Medical Corp., a manufacturer of health care products that disinfect and protect devices used for access into a patient’s bloodstream.

In the medical and surgical areas, 3M is a supplier of medical tapes, dressings, wound closure products, orthopedic casting materials, electrodes and stethoscopes. In infection prevention, 3M markets a variety of surgical drapes, masks and preps, as well as sterilization assurance equipment and patient warming solutions designed to prevent hypothermia in surgical settings. Other products include drug delivery systems, such as metered-dose inhalers, transdermal skin patches and related components. Oral care solutions include restoratives, adhesives, finishing and polishing products, crowns, impression materials, preventive sealants, professional tooth whiteners, prophylaxis and orthodontic appliances, as well as digital workflow solutions to transform traditional impression and analog processes. In health information systems, 3M develops and markets computer software for hospital coding and data classification, and provides related consulting services. 3M provides food safety products that make it faster and easier for food processors to test the microbiological quality of food.

Electronics and Energy Business: The Electronics and Energy segment serves customers in electronics and energy markets, including solutions that improve the dependability, cost-effectiveness, and performance of electronic devices; electrical products, including infrastructure protection; telecommunications networks, and power generation and distribution.

This segment’s electronics solutions include the display materials and systems business, which provides films that serve numerous market segments of the electronic display industry. 3M provides distinct products for five market segments, including products for: 1) LCD computer monitors 2) LCD televisions 3) handheld devices such as cellular phones and tablets 4) notebook PCs and 5) automotive displays. This segment also provides desktop and notebook computer screen filters that address display light control, privacy, and glare reduction needs. Major electronics products also include packaging and interconnection devices; high performance fluids and abrasives used in the manufacture of computer chips, and for cooling electronics and lubricating computer hard disk drives; and high-temperature and display tapes. Flexible circuits use electronic packaging and interconnection technology, providing more connections in less space, and are used in ink-jet printer cartridges, cell phones and electronic devices. This segment also includes the touch systems products, including touch screens, touch monitors, and touch sensor components.

This segment’s energy solutions include electrical products, including infrastructure protection, telecommunications, and renewable energy. This segment serves the worlds electrical and telecommunications markets, including electrical utilities, electrical construction, maintenance and repair, original equipment manufacturers (OEM), telecommunications central office, outside plant and enterprise, as well as aerospace, military, automotive and medical markets, with products that enable the efficient transmission of electrical power and speed the delivery of information. Products in this segment include pressure sensitive tapes and resins, electrical insulation, a wide array of fiber-optic and copper-based telecommunications systems for rapid deployment of fixed and wireless networks, as well as the 3M™ Aluminum Conductor Composite Reinforced (ACCR) electrical power cable that increases transmission capacity for existing power lines. This segment also includes renewable energy component solutions for the solar and wind power industries, as well as infrastructure products solutions that provide municipalities both protection and detection solutions for electrical, oil, natural gas, water, rebar and other infrastructure assets.

Consumer Business: The Consumer segment serves markets that include consumer retail, office retail, office business to business, home improvement, drug and pharmacy retail, and other markets. Products in this segment include office supply products, stationery products, construction and home improvement products (do-it-yourself), home care products, protective material products, certain consumer retail personal safety products, and consumer health care products.

Major consumer products include Scotch® brand products, such as Scotch® Magic™ Tape, Scotch® Glue Stick and Scotch® Cushioned Mailer; Post-it® Products, such as Post-it® Flags, Post-it® Note Pads, Post-it® Labeling & Cover-up Tape, and Post-it® Pop-up Notes and Dispensers; construction and home improvement products, including surface-preparation and wood-finishing materials, Command™ Adhesive Products and Filtrete™ Filters for furnaces and air conditioners; home care products, including Scotch-Brite® Scour Pads, Scotch-Brite® Scrub Sponges, Scotch-Brite® Microfiber Cloth products, O-Cel-O™ Sponges; protective material products, such as Scotchgard™ Fabric Protectors; certain maintenance-free respirators; certain consumer retail personal safety products, including safety glasses, hearing protectors, and 3M Thinsulate™ Insulation, which is used in jackets, pants, gloves, hats and boots to keep people warm; Nexcare™ Adhesive Bandages; and ACE® branded (and related brands) elastic bandage, supports and thermometer product lines.

Distribution

3M products are sold through numerous distribution channels, including directly to users and through numerous wholesalers, retailers, jobbers, distributors and dealers in a wide variety of trades in many countries around the world. Management believes the confidence of wholesalers, retailers, jobbers, distributors and dealers in 3M and its products — a confidence developed through long association with skilled marketing and sales representatives — has contributed significantly to 3M’s position in the marketplace and to its growth.

Research and Patents

Research and product development constitutes an important part of 3M’s activities and has been a major driver of 3M’s sales and profit growth. Research, development and related expenses totaled $1.763 billion in 2015, $1.770 billion in 2014 and $1.715 billion in 2013. Research and development, covering basic scientific research and the application of scientific advances in the development of new and improved products and their uses, totaled $1.223 billion in 2015, $1.193 billion in 2014 and $1.150 billion in 2013. Related expenses primarily include technical support; internally developed patent costs, which include costs and fees incurred to prepare, file, secure and maintain patents; amortization of externally acquired patents and externally acquired in-process research and development; and gains/losses associated with certain corporate approved investments in R&D-related ventures, such as equity method effects and impairments.

The Company’s products are sold around the world under various trademarks. The Company also owns, or holds licenses to use, numerous U.S. and foreign patents. The Company’s research and development activities generate a steady stream of inventions that are covered by new patents. Patents applicable to specific products extend for varying periods according to the date of patent application filing or patent grant and the legal term of patents in the various countries where patent protection is obtained. The actual protection afforded by a patent, which can vary from country to country, depends upon the type of patent, the scope of its coverage and the availability of legal remedies in the country.

The Company believes that its patents provide an important competitive advantage in many of its businesses. In general, no single patent or group of related patents is in itself essential to the Company as a whole or to any of the Company’s business segments. The importance of patents in the Electronics and Energy segment is described in “Performance by Business Segment” — “Electronics and Energy Business” in Part II, Item 7, of this Current Report on Form 8-K.

Raw Materials

In 2015, the Company experienced declining costs for most raw material categories and transportation fuel, due largely to the significant price decreases in crude oil. This in turn drove year-on-year cost decreases in many feedstock categories, including petroleum based materials, minerals, metals and wood pulp based products. To date, the Company is receiving sufficient quantities of all raw materials to meet its reasonably foreseeable production requirements. It is impossible to predict future shortages of raw materials or the impact any such shortages would have. 3M has avoided disruption to its manufacturing operations through careful management of existing raw material inventories and development and qualification of additional supply sources. 3M manages commodity price risks through negotiated supply contracts, price protection agreements and forward contracts.

Environmental Law Compliance

3M’s manufacturing operations are affected by national, state and local environmental laws around the world. 3M has made, and plans to continue making, necessary expenditures for compliance with applicable laws. 3M is also involved in remediation actions relating to environmental matters from past operations at certain sites (refer to “Environmental Matters and Litigation” in Note 14, Commitments and Contingencies).

Environmental expenditures relating to existing conditions caused by past operations that do not contribute to current or future revenues are expensed. Reserves for liabilities for anticipated remediation costs are recorded on an undiscounted basis when they are probable and reasonably estimable, generally no later than the completion of feasibility studies, the Company’s commitment to a plan of action, or approval by regulatory agencies. Environmental expenditures for capital projects that contribute to current or future operations generally are capitalized and depreciated over their estimated useful lives.

In 2015, 3M expended about $26 million for capital projects related to protecting the environment. This amount excludes expenditures for remediation actions relating to existing matters caused by past operations that do not contribute to current or future revenues, which are expensed. Capital expenditures for environmental purposes have included pollution control devices — such as wastewater treatment plant improvements, scrubbers, containment structures, solvent recovery units and thermal oxidizers — at new and existing facilities constructed or upgraded in the normal course of business. Consistent with the Company’s emphasis on environmental responsibility, capital expenditures (other than for remediation projects) for known projects are presently expected to be about $51 million over the next two years for new or expanded programs to build facilities or modify manufacturing processes to minimize waste and reduce emissions.

While the Company cannot predict with certainty the future costs of such cleanup activities, capital expenditures or operating costs for environmental compliance, the Company does not believe they will have a material effect on its capital expenditures, earnings or competitive position.

Executive Officers

Following is a list of the executive officers of 3M, and their age, present position, the year elected to their present position and other positions they have held during the past five years. No family relationships exist among any of the executive officers named, nor is there any undisclosed arrangement or understanding pursuant to which any person was selected as an officer. This information is presented in the table below as of the date of this filing (May 17, 2016).

Name	Age	Present Position	Year Elected to Present Position	Other Positions Held During 2011-2015
Inge G. Thulin	62	Chairman of the Board, President and Chief Executive Officer	2012	President and Chief Executive Officer, 2012 Executive Vice President and Chief Operating Officer, 2011-2012 Executive Vice President, International Operations, 2004-2011

James L. Bauman	56	Executive Vice President, Electronics and Energy Business Group	2015	Senior Vice President, Business Transformation, Americas, 2015 Senior Vice President, Asia Pacific, 2012-2014 Vice President and General Manager, Optical Systems Division, 2008-2012

Julie L. Bushman	55	Senior Vice President, Business Transformation and Information Technology	2013

Executive Vice President, Safety and Graphics, 2012-2013

Executive Vice President, Safety, Security and Protection Services Business, 2011-2012

Vice President and General Manager, Occupational Health and Environmental Safety Division, 2007-2011

Executive Officers (continued)

Name	Age	Present Position	Year Elected to Present Position	Other Positions Held During 2011-2015
Joaquin Delgado	56	Executive Vice President, Health Care Business Group	2012	Executive Vice President, Electro and Communications Business, 2009-2012

Ivan K. Fong	54	Senior Vice President, Legal Affairs and General Counsel	2012	General Counsel, U.S. Department of Homeland Security, 2009-2012

Nicolas C. Gangestad	51	Senior Vice President and Chief Financial Officer	2014	Vice President, Corporate Controller and Chief Accounting Officer, 2011-2014 Director, Corporate Accounting, 2007-2011

Paul A. Keel	47	Senior Vice President, Supply Chain	2014	Managing Director, 3M United Kingdom-Ireland Region, 2013-2014 Vice President and General Manager, Skin and Wound Care Division, 2010-2013

Ashish K. Khandpur	48	Senior Vice President, Research and Development, and Chief Technology Officer	2014

Vice President and General Manager, Personal Safety Division, 2014

Vice President, Research and Development, Industrial Business Group, 2013

Vice President, Research and Development, Industrial and Transportation Business, 2012

Technical Director, Industrial and Transportation Business, Asia Pacific, 2011

Technical Director, 3M India and Sri Lanka, and Technical Director, Industrial and Transportation Business, Asia Pacific, 2010-2011

Jon T. Lindekugel	52	Senior Vice President, Business Development and Marketing-Sales	2015	Senior Vice President, Business Development, 2014-2015 President, Health Information Systems Inc., 2008-2014

Frank R. Little	55	Executive Vice President, Safety and Graphics Business Group	2013

Vice President and General Manager, Personal Safety Division, 2013

Vice President and General Manager, Occupational Health and Environmental Safety Division, 2011-2012

Managing Director, 3M Korea, 2008-2011

Marlene M. McGrath	53	Senior Vice President, Human Resources	2012	Vice President, Human Resources, International Operations, 2010-2012

Kimberly F. Price	56	Senior Vice President, Corporate Communications and Enterprise Services	2016	Vice President, 3Mgives, 2013-2015 Vice President, Community Affairs, 2012-2013 Assistant General Counsel, Office of General Counsel, 2000-2012

Michael F. Roman	56	Executive Vice President, Industrial Business Group	2014

Senior Vice President, Business Development, 2013-2014

Vice President and General Manager, Industrial Adhesives and Tapes Division, 2011-2013

Vice President and General Manager, Renewable Energy Division, 2009-2011

Hak Cheol Shin	58	Executive Vice President, International Operations	2011	Executive Vice President, Industrial and Transportation Business, 2006-2011

Michael G. Vale	49	Executive Vice President, Consumer Business Group	2012	Executive Vice President, Consumer and Office Business, 2011-2012 Managing Director, 3M Brazil, 2009-2011

Cautionary Note Concerning Factors That May Affect Future Results

This Current Report on Form 8-K, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company may also make forward-looking statements in other reports filed with the Securities and Exchange Commission, in materials delivered to shareholders and in press releases. In addition, the Company’s representatives may from time to time make oral forward-looking statements.

Forward-looking statements relate to future events and typically address the Company’s expected future business and financial performance. Words such as “plan,” “expect,” “aim,” “believe,” “project,” “target,” “anticipate,” “intend,” “estimate,” “will,” “should,” “could,” “forecast” and other words and terms of similar meaning, typically identify such forward-looking statements. In particular, these include, among others, statements relating to:

•	the Company’s strategy for growth, future revenues, earnings, cash flow, uses of cash and other measures of financial performance, and market position,
•

worldwide economic and capital markets conditions, such as interest rates, foreign currency exchange rates, financial conditions of our suppliers and customers, and natural and other disasters or climate change affecting the operations of the Company or our suppliers and customers,

•	new business opportunities, product development, and future performance or results of current or anticipated products,
•	the scope, nature or impact of acquisition, strategic alliance and divestiture activities,
•	the outcome of contingencies, such as legal and regulatory proceedings,
•	future levels of indebtedness, common stock repurchases and capital spending,
•	future availability of and access to credit markets,
•	pension and postretirement obligation assumptions and future contributions,
•	asset impairments,
•	tax liabilities,
•	information technology security, and
•	the effects of changes in tax, environmental and other laws and regulations in the United States and other countries in which we operate.

The Company assumes no obligation to update or revise any forward-looking statements.

Forward-looking statements are based on certain assumptions and expectations of future events and trends that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those reflected in any such forward-looking statements depending on a variety of factors. Important information as to these factors can be found in this document, including, among others, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the headings of “Overview,” “Financial Condition and Liquidity” and annually in “Critical Accounting Estimates.” Discussion of these factors is incorporated by reference from Part I, Item 1A, “Risk Factors,” of this document, and should be considered an integral part of Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” For additional information concerning factors that may cause actual results to vary materially from those stated in the forward-looking statements, see our reports on Form 10-K, 10-Q and 8-K filed with the SEC from time to time.

Item 1A. Risk Factors.

Note: This item has not been updated for changes since the filing of the 2015 Annual Report, such as changes in the Company’s credit ratings. For significant developments since the filing of the 2015 Annual Report, refer to subsequent 2016 Quarterly Reports on Form 10-Q.

Provided below is a cautionary discussion of what we believe to be the most important risk factors applicable to the Company. Discussion of these factors is incorporated by reference into and considered an integral part of Part II, Item 7, “Management’s Discussion and Analysis of Financial Conditions and Results of Operations.”

* Results are impacted by the effects of, and changes in, worldwide economic, political, and capital markets conditions. The Company operates in more than 70 countries and derives approximately 60 percent of its revenues from outside the United States. The Company’s business is subject to global competition and geopolitical risks and may be adversely affected by factors in the United States and other countries that are beyond its control, such as slower economic growth, disruptions in financial markets, economic downturns in the form of either contained or widespread recessionary conditions, inflation, elevated unemployment levels, sluggish or uneven recovery, government deficit reduction and other austerity measures in specific countries or regions, or in the various industries in which the Company operates; social, political or labor conditions in specific countries or regions; natural and other disasters or climate change affecting the operations of the Company or its customers and suppliers; or adverse changes in the availability and cost of capital, interest rates, tax rates, tax laws, or exchange control, ability to expatriate earnings and other regulations in the jurisdictions in which the Company operates.

* Change in the Company’s credit ratings could increase cost of funding. The Company’s credit ratings are important to 3M’s cost of capital. The major rating agencies routinely evaluate the Company’s credit profile and assign debt ratings to 3M. As of February 11, 2016, the Company had an AA- credit rating, with a stable outlook, from Standard & Poor’s and an Aa3 credit rating, with a negative outlook, from Moody’s Investors Service. This evaluation is based on a number of factors, which include financial strength, business and financial risk, as well as transparency with rating agencies and timeliness of financial reporting. The Company’s credit ratings have served to lower 3M’s borrowing costs and facilitate access to a variety of lenders. The Company’s ongoing transition to a more optimized capital structure, financed with additional low-cost debt, could impact 3M’s credit rating in the future. Failure to maintain strong investment grade ratings would adversely affect the Company’s cost of funding and could adversely affect liquidity and access to capital markets.

* The Company’s results are affected by competitive conditions and customer preferences. Demand for the Company’s products, which impacts revenue and profit margins, is affected by (i) the development and timing of the introduction of competitive products; (ii) the Company’s response to downward pricing to stay competitive; (iii) changes in customer order patterns, such as changes in the levels of inventory maintained by customers and the timing of customer purchases which may be affected by announced price changes, changes in the Company’s incentive programs, or the customer’s ability to achieve incentive goals; and (iv) changes in customers’ preferences for our products, including the success of products offered by our competitors, and changes in customer designs for their products that can affect the demand for some of the Company’s products.

* Foreign currency exchange rates and fluctuations in those rates may affect the Company’s ability to realize projected growth rates in its sales and earnings. Because the Company’s financial statements are denominated in U.S. dollars and approximately 60 percent of the Company’s revenues are derived from outside the United States, the Company’s results of operations and its ability to realize projected growth rates in sales and earnings could be adversely affected if the U.S. dollar strengthens significantly against foreign currencies.

* The Company’s growth objectives are largely dependent on the timing and market acceptance of its new product offerings, including its ability to continually renew its pipeline of new products and to bring those products to market. This ability may be adversely affected by difficulties or delays in product development, such as the inability to identify viable new products, obtain adequate intellectual property protection, or gain market acceptance of new products. There are no guarantees that new products will prove to be commercially successful.

* The Company’s future results are subject to fluctuations in the costs and availability of purchased components, compounds, raw materials and energy, including oil and natural gas and their derivatives, due to shortages, increased demand, supply interruptions, currency exchange risks, natural disasters and other factors. The Company depends on various components, compounds, raw materials, and energy (including oil and natural gas and their derivatives) supplied by others for the manufacturing of its products. It is possible that any of its supplier relationships could be interrupted due to natural and other disasters and other events, or be terminated in the future. Any sustained interruption in the Company’s receipt of adequate supplies could have a material adverse effect on the Company. In addition, while the Company has a process to minimize volatility in component and material pricing, no assurance can be given that the Company will be able to successfully manage price fluctuations or that future price fluctuations or shortages will not have a material adverse effect on the Company.

* Acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring could affect future results. The Company monitors its business portfolio and organizational structure and has made and may continue to make acquisitions, strategic alliances, divestitures and changes to its organizational structure. With respect to acquisitions, future results will be affected by the Company’s ability to integrate acquired businesses quickly and obtain the anticipated synergies.

* The Company’s future results may be affected if the Company generates fewer productivity improvements than estimated. The Company utilizes various tools, such as Lean Six Sigma, and engages in ongoing global business transformation. Business transformation is defined as changes in processes and internal/external service delivery across 3M to move to more efficient business models to improve operational efficiency and productivity, while allowing 3M to serve customers with greater speed and efficiency. This is enabled by the ongoing multi-year phased implementation of an enterprise resource planning (ERP) system on a worldwide basis. There can be no assurance that all of the projected productivity improvements will be realized.

* The Company employs information technology systems to support its business, including ongoing phased implementation of an ERP system as part of business transformation on a worldwide basis over the next several years. Security breaches and other disruptions to the Company’s information technology infrastructure could interfere with the Company’s operations, compromise information belonging to the Company and its customers, suppliers, and employees, exposing the Company to liability which could adversely impact the Company’s business and reputation. In the ordinary course of business, the Company relies on information technology networks and systems, some of which are managed by third parties, to process, transmit and store electronic information, and to manage or support a variety of business processes and activities. Additionally, the Company collects and stores certain data, including proprietary business information, and may have access to confidential or personal information in certain of our businesses that is subject to privacy and security laws, regulations and customer-imposed controls. Despite our cybersecurity measures (including employee and third-party training, monitoring of networks and systems, and maintenance of backup and protective systems) which are continuously reviewed and upgraded, the Company’s information technology networks and infrastructure may still be vulnerable to damage, disruptions or shutdowns due to attack by hackers or breaches, employee error or malfeasance, power outages, computer viruses, telecommunication or utility failures, systems failures, service providers including cloud services, natural disasters or other catastrophic events. It is possible for such vulnerabilities to remain undetected for an extended period, up to and including several years. While we have experienced, and expect to continue to experience, these types of threats to the Company’s information technology networks and infrastructure, none of them to date has had a material impact to the Company. There may be other challenges and risks as the Company upgrades and standardizes its ERP system on a worldwide basis. Any such events could result in legal claims or proceedings, liability or penalties under privacy laws, disruption in operations, and damage to the Company’s reputation, which could adversely affect the Company’s business. Although the Company maintains insurance coverage for various cybersecurity risks, there can be no guarantee that all costs or losses incurred will be fully insured.

* The Company's defined benefit pension and postretirement plans are subject to financial market risks that could adversely impact our results. The performance of financial markets and discount rates impact the Company's funding obligations under its defined benefit plans. Significant changes in market interest rates, decreases in the fair value of plan assets and investment losses on plan assets, and relevant legislative or regulatory changes relating to defined benefit plan funding may increase the Company's funding obligations and adversely impact its results of operations and cash flows.

* The Company’s future results may be affected by various legal and regulatory proceedings and legal compliance risks, including those involving product liability, antitrust, intellectual property, environmental, the U.S. Foreign Corrupt Practices Act and other anti-bribery, anti-corruption, or other matters. The outcome of these legal proceedings may differ from the Company’s expectations because the outcomes of litigation, including regulatory matters, are often difficult to reliably predict. Various factors or developments can lead the Company to change current estimates of liabilities and related insurance receivables where applicable, or make such estimates for matters previously not susceptible of reasonable estimates, such as a significant judicial ruling or judgment, a significant settlement, significant regulatory developments or changes in applicable law. A future adverse ruling, settlement or unfavorable development could result in future charges that could have a material adverse effect on the Company’s results of operations or cash flows in any particular period. For a more detailed discussion of the legal proceedings involving the Company and the associated accounting estimates, see the discussion in Note 14 “Commitments and Contingencies” within the Notes to Consolidated Financial Statements.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Note: The information contained in this item has been updated for 3M’s business segment changes, which are discussed further in Note 16 to the Consolidated Financial Statements. This item has not been updated for other changes since the filing of the 2015 Annual Report. For significant developments since the filing of the 2015 Annual Report, refer to subsequent 2016 Quarterly Reports on Form 10-Q.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) is designed to provide a reader of 3M’s financial statements with a narrative from the perspective of management. 3M’s MD&A is presented in eight sections:

•	Overview
•	Results of Operations
•	Performance by Business Segment
•	Performance by Geographic Area
•	Critical Accounting Estimates
•	New Accounting Pronouncements
•	Financial Condition and Liquidity
•	Financial Instruments

Forward-looking statements in Item 7 may involve risks and uncertainties that could cause results to differ materially from those projected (refer to the section entitled “Cautionary Note Concerning Factors That May Affect Future Results” in Item 1 and the risk factors provided in Item 1A for discussion of these risks and uncertainties).

OVERVIEW

3M is a diversified global manufacturer, technology innovator and marketer of a wide variety of products. As described in Note 16 to the Consolidated Financial Statements, effective in the third quarter of 2015, within the Health Care business segment, the Company formed the Oral Care Solutions Division, which combined the former 3M ESPE and 3M Unitek divisions. As also described in Note 16, effective in the first quarter of 2016, the Company changed its business segment reporting in its continuing effort to improve the alignment of its businesses around markets and customers. Business segment information presented herein reflects the impact of these changes for all periods presented. 3M manages its operations in five operating business segments: Industrial; Safety and Graphics; Health Care; Electronics and Energy; and Consumer. From a geographic perspective, any references to EMEA refer to Europe, Middle East and Africa on a combined basis.

Restructuring actions:

During the fourth quarter of 2015, management approved and committed to undertake certain restructuring actions primarily focused on structural overhead, largely in the U.S., and slower-growing markets, with particular emphasis on EMEA and Latin America. This impacted approximately 1,700 positions worldwide and resulted in a fourth-quarter 2015 pre-tax charge of $114 million, $88 million after-tax or $0.14 per diluted share.

Earnings per share attributable to 3M common shareholders – diluted:

The following table provides the increase (decrease) in diluted earnings per share for 2015 compared to 2014, and 2014 compared to 2013.

	Year ended
	December 31,
(Earnings per diluted share)	2015	2014
Same period last year	$7.49	$6.72
Increase/(decrease) in earnings per share - diluted, due to:
Operational benefits	0.40	0.66
Restructuring charges	(0.14)	—
Acquisitions and divestitures	(0.02)	—
Foreign exchange impacts	(0.43)	(0.15)
Income tax rate	—	(0.08)
Shares of common stock outstanding	0.28	0.34
Current period	$7.58	$7.49

For total year 2015, net income attributable to 3M was $4.833 billion, or $7.58 per diluted share, compared to $4.956 billion, or $7.49 per diluted share, in 2014, an increase of 1.2 percent on a per diluted share basis. Operational benefits include the combination of selling price increases and raw material cost decreases, partially offset by higher pension/postretirement benefit costs. Restructuring actions (discussed above) resulted in an after-tax charge of 14 cents per diluted share. Acquisition and divestiture impacts primarily relate to the Capital Safety and Polypore Separations Media acquisitions, and the divestitures of the license plate converting business in France and substantially all of the library systems business. Foreign exchange impacts decreased earnings per diluted share by approximately 43 cents year-on-year, driven by average year-on-year changes in foreign exchange rates in the Euro of 17 percent, Yen of 12 percent, and Brazil Real of 30 percent. The income tax rate was largely unchanged year-on-year. Weighted-average diluted shares outstanding in 2015 declined 3.7 percent year-on-year to 637.2 million, which increased earnings per diluted share by approximately 28 cents. Refer to the section entitled “Results of Operations” for further discussion.

For total year 2014, net income attributable to 3M was $4.956 billion, or $7.49 per diluted share, compared to $4.659 billion, or $6.72 per diluted share, in 2013, an increase of 11.5 percent on a per diluted share basis. Operational benefits include a significant benefit from the combination of selling price increases and raw material cost decreases, plus profit leverage on organic volume growth. Foreign exchange impacts decreased earnings per diluted share by approximately 15 cents per diluted share. The income tax rate was 28.9 percent in 2014, up 0.8 percentage points versus 2013, which decreased earnings per diluted share by approximately 8 cents. Weighted-average diluted shares outstanding in 2014 declined 4.6 percent year-on-year to 662.0 million, which increased earnings per diluted share by approximately 34 cents.

Fourth-quarter 2015 sales and operating income results:

Fourth-quarter 2015 net income attributable to 3M was $1.038 billion, or $1.66 per diluted share, compared to $1.179 billion, or $1.81 per diluted share, in the fourth quarter of 2014. Fourth-quarter 2015 sales totaled $7.3 billion, a decrease of 5.4 percent from the fourth quarter of 2014. 3M achieved organic local-currency sales growth (which includes organic volume and selling price impacts) in Health Care, and Consumer, with declines in Industrial, Safety and Graphics, and Electronics and Energy. Organic local-currency sales increased 4.5 percent in Health Care, led by health information systems, food safety, oral care, drug delivery systems, and critical and chronic care. Organic local-currency sales increased 2.7 percent in the Consumer business segment, with positive growth in the construction and home improvement business, stationery and office supplies, and home care, while consumer health care declined. Organic local-currency sales declined 2.1 percent in Industrial, with sales growth in 3M purification and automotive OEM more than offset by declines in industrial adhesives and tapes, abrasives, and advanced materials. Organic local-currency sales declined 2.5 percent in Safety and Graphics, with sales declines in personal safety partially offset by sales growth in roofing granules, and commercial solutions, while traffic safety and security was flat. Electronics and Energy organic local-currency sales growth declined 7.3 percent, with decreases in electronic-related sales in both electronics materials solutions, and display materials and systems. Energy-related organic local-currency sales declined in renewable energy, communications markets, and electrical markets. For the Company in total, organic-local currency sales declined 1.1 percent, with organic volume declines of 2.3 percent partially offset by higher selling prices which added 1.2 percent. Acquisitions added 1.9 percent to sales, which related to the March 2015 acquisition of Ivera Medical Corp. (Ivera), the August 2015 acquisition of Capital Safety Group S.A.R.L. (Capital Safety), and the August 2015 acquisition of Polypore International Inc.’s Separations Media business (Polypore). Divestitures reduced sales by 0.4 percent, related to the January 2015 sale of the global static business, and the fourth quarter sale of the license converting business in France, along with substantially all of the library systems business. Foreign currency translation reduced sales by 5.8 percent year-on-year.

From a geographic area perspective, fourth-quarter 2015 organic local-currency sales grew 1.1 percent in EMEA. Organic local-currency sales declined 0.4 percent in the United States, 0.6 percent in Latin America/Canada, and 2.7 percent in Asia Pacific. In EMEA, Central/East Europe showed solid local-currency sales growth in the quarter, while West Europe was up slightly, and Middle East/Africa declined. Organic local-currency sales in the United States declined, as 3M experienced weak end-market demand in its industrial-related businesses. The consumer-oriented businesses (Health Care and Consumer) continued to deliver positive organic growth. Organic local-currency sales in Latin America/Canada declined. In Latin America, Mexico continued its trend of strong organic growth, increasing 7 percent, while Brazil declined 6 percent. Organic local-currency sales in Asia Pacific declined 2.7 percent. Two of five business groups posted positive growth in the Asia Pacific region, while Electronics and Energy declined. Within Asia Pacific, organic local-currency sales declined by 3 percent in both Japan and China/Hong Kong.

Operating income in the fourth quarter of 2015 was 20.5 percent of sales, compared to 21.5 percent of sales in the fourth quarter of 2014, a decrease of 1.0 percentage points. Restructuring charges reduced operating income margins by 1.6 percentage points. In addition, higher pension/postretirement benefit costs reduced margins. These impacts were partially offset by a benefit from the combination of selling price increases and raw material cost decreases.

Year 2015 sales and operating income results:

Sales totaled $30.3 billion, a decrease of 4.9 percent from 2014. From a business segment perspective, organic local-currency sales increased 3.7 percent in Health Care, 3.4 percent in Consumer, 2.4 percent in Safety and Graphics, and 0.4 percent in Industrial, while sales declined 1.5 percent in Electronics and Energy. From a geographic area perspective, 2015 organic local-currency sales grew 2.1 percent in the United States, 1.5 percent in Latin America/Canada, 0.9 percent in Asia Pacific, and 0.8 percent in EMEA. For the Company in total, organic local-currency sales grew 1.3 percent, with higher organic volumes contributing 0.2 percent and selling price increases contributing 1.1 percent. Acquisitions added 0.8 percent to sales, while divestitures reduced sales by 0.2 percent. Foreign currency translation reduced sales by 6.8 percent year-on-year. Refer to the sections entitled “Performance by Business Segment” and “Performance by Geographic Area” for additional detail.

Operating income in 2015 was 22.9 percent of sales, compared to 22.4 percent of sales in 2014, an increase of 0.5 percentage points. These results included a benefit from the combination of selling price increases and raw material cost decreases, partially offset by higher pension/postretirement benefit costs. Refer to the section entitled “Results of Operations” for further discussion.

Year 2014 sales and operating income results:

For total year 2014, net income attributable to 3M was $4.956 billion, or $7.49 per diluted share, compared to $4.659 billion, or $6.72 per diluted share, in 2013, an increase of 11.5 percent on a per diluted share basis. Sales totaled $31.8 billion, an increase of 3.1 percent from 2013. From a business segment perspective, organic local-currency sales grew 5.8 percent in Health Care, 5.4 percent in Safety and Graphics, 5.2 percent in Electronics and Energy, 4.9 percent in Industrial, and 3.9 percent in Consumer. From a geographic area perspective, 2014 organic local-currency sales grew 6.3 percent in Asia Pacific, 4.9 percent in the United States, 4.5 percent in Latin America/Canada, and 3.2 percent in EMEA. For the Company in total, organic local-currency sales grew 4.9 percent, with higher organic volumes contributing 3.9 percent and selling price increases contributing 1.0 percent. Acquisitions added 0.1 percent to sales, driven by the Treo acquisition. Foreign currency translation reduced sales by 1.9 percent year-on-year.

Operating income in 2014 was 22.4 percent of sales, compared to 21.6 percent of sales in 2013, an increase of 0.8 percentage points. These results included a benefit from the combination of selling price increases and raw material cost decreases, lower pension/postretirement benefit costs, and profit leverage on organic volume growth. These factors were partially offset by strategic investments and other factors. Refer to the section entitled “Results of Operations” for further discussion.

Sales and operating income by business segment:

The following table contains sales and operating income results by business segment for the years ended December 31, 2015 and 2014. In addition to the discussion below, refer to the section entitled “Performance by Business Segment” and “Performance by Geographic Area” later in MD&A for a more detailed discussion of the sales and income results of the Company and its respective business segments (including Corporate and Unallocated). Refer to Note 16 for additional information on business segments, including Elimination of Dual Credit.

							2015 vs 2014
	2015			2014			% change
	Net	% of	Oper.	Net	% of	Oper.	Net	Oper.
(Dollars in millions)	Sales	Total	Income	Sales	Total	Income	Sales	Income
Business Segments
Industrial	$10,295	34.0%	$2,256	$10,985	34.5%	$2,381	(6.3)%	(5.3)%
Safety and Graphics	5,515	18.2%	1,305	5,732	18.0%	1,296	(3.8)%	0.7%
Health Care	5,420	17.9%	1,724	5,572	17.5%	1,724	(2.7)%	—%
Electronics and Energy	5,253	17.4%	1,109	5,608	17.6%	1,122	(6.3)%	(1.2)%
Consumer	4,422	14.6%	1,046	4,523	14.2%	995	(2.2)%	5.2%
Corporate and Unallocated	1	—%	(355)	5	—%	(250)	—	—
Elimination of Dual Credit	(632)	(2.1)%	(139)	(604)	(1.8)%	(133)	—	—
Total Company	$30,274	100.0%	$6,946	$31,821	100.0%	$7,135	(4.9)%	(2.6)%

Sales in 2015 decreased 4.9 percent, substantially impacted by foreign currency translation, which reduced sales by 6.8 percent. Sales in U.S. dollars declined in Consumer by 2.2 percent, Health Care by 2.7 percent, Safety and Graphics by 3.8 percent, Industrial by 6.3 percent, and Electronics and Energy by 6.3 percent. Total company organic local-currency sales growth (which includes organic volume and selling price impacts) was 1.3 percent, acquisitions added 0.8 percent, divestitures reduced sales by 0.2 percent, and foreign currency translation reduced sales by 6.8 percent. All of 3M’s five business segments posted operating income margins of approximately 21 percent or more in 2015. Worldwide operating income margins for 2015 were 22.9 percent, compared to 22.4 percent for 2014.

Sales in 2014 increased 3.1 percent, led by Health Care at 4.5 percent, Electronics and Energy at 3.9 percent, Industrial at 3.1 percent, Safety and Graphics at 2.7 percent, and Consumer at 2.0 percent. Total company organic local-currency sales growth (which includes organic volume and selling price impacts) was 4.9 percent, acquisitions added 0.1 percent, and foreign currency translation reduced sales by 1.9 percent. All of 3M’s five business segments posted operating income margins of 20 percent or more in 2014. Worldwide operating income margins for 2014 were 22.4 percent, compared to 21.6 percent for 2013.

Financial condition:

3M generated $6.4 billion of operating cash flow in 2015, a decrease of $206 million when compared to 2014. This followed an increase of $809 million when comparing 2014 to 2013. Refer to the section entitled “Financial Condition and Liquidity” later in MD&A for a discussion of items impacting cash flows. In February 2016, 3M’s Board of Directors authorized the repurchase of up to $10 billion of 3M’s outstanding common stock, which replaced the Company’s February 2014 repurchase program. This new program has no pre-established end date. In 2015, 2014, and 2013, the Company purchased more than $5 billion of its own stock each year. The Company expects to purchase $4 billion to $6 billion of its own stock in 2016. In February 2016, 3M’s Board of Directors declared a first-quarter 2016 dividend of $1.11 per share, an increase of 8 percent. This marked the 58th consecutive year of dividend increases for 3M. 3M’s debt to total capital ratio (total capital defined as debt plus equity) was 48 percent at December 31, 2015, 34 percent at December 31, 2014, and 25 percent at December 31, 2013. As of February 11, 2016, the Company had an AA- credit rating, with a stable outlook, from Standard & Poor’s and an Aa3 credit rating, with a negative outlook, from Moody’s Investors Service. The Company has significant cash on hand and sufficient additional access to capital markets to meet its funding needs.

Raw materials:

In 2015, the Company experienced declining costs for most raw material categories and transportation fuel, due largely to the significant price decreases in crude oil. This in turn drove year-on-year cost decreases in many feedstock categories, including petroleum based materials, minerals, metals and wood pulp based products. To date the Company is receiving sufficient quantities of all raw materials to meet its reasonably foreseeable production requirements. It is impossible to predict future shortages of raw materials or the impact any such shortages would have. 3M has avoided disruption to its manufacturing operations through careful management of existing raw material inventories and development and qualification of additional supply sources. 3M manages commodity price risks through negotiated supply contracts, price protection agreements and forward contracts.

Pension and postretirement defined benefit/contribution plans:

On a worldwide basis, 3M’s pension and postretirement plans were 86 percent funded at year-end 2015. The primary U.S. qualified pension plan, which is approximately 69 percent of the worldwide pension obligation, was 91 percent funded and the international pension plans were 90 percent funded. The U.S. non-qualified pension plan is not funded due to tax considerations and other factors. Asset returns in 2015 for the primary U.S. qualified pension plan was 0.7%, as 3M strategically invests in both growth assets and fixed income matching assets to manage its funded status. For the primary U.S. qualified pension plan, the expected long-term rate of return on an annualized basis for 2016 is 7.50%, down 0.25% from 2015. The primary U.S. qualified pension plan year-end 2015 discount rate was 4.47%, up 0.37 percentage points from the year-end 2014 discount rate of 4.10%. The increase in U.S. discount rates resulted in a decreased valuation of the projected benefit obligation (PBO), however the plan’s funded status decreased slightly in 2015 as the growth in the PBO increased at a greater rate than the plan assets returned in 2015. Additional detail and discussion of international plan asset returns and discount rates is provided in Note 11 (Pension and Postretirement Benefit Plans).

3M expects to contribute approximately $100 million to $200 million of cash to its global defined benefit pension and postretirement plans in 2016. The Company does not have a required minimum cash pension contribution obligation for its U.S. plans in 2016. 3M expects global defined benefit pension and postretirement expense in 2016 (before settlements, curtailments, special termination benefits and other) to decrease by approximately $320 million pre-tax when compared to 2015. Refer to “Critical Accounting Estimates” within MD&A and Note 11 (Pension and Postretirement Benefit Plans) for additional information concerning 3M’s pension and post-retirement plans.

Beginning on January 1, 2016, with respect to defined contribution plans, the Company reduced its match on employee 401(k) contributions for U.S. employees. Previously, based on the date the employee was hired, up to 6% of eligible compensation was matched in cash at rates of 60%, 75% or 100%. Beginning in 2016, 5% of eligible compensation will be matched at rates of 45%, 60% or 100%, respectively. The reduction in the company’s match is anticipated to reduce 2016 defined contribution pension expense by approximately $35 million.

RESULTS OF OPERATIONS

Net Sales:

	2015			2014
	U.S.	Intl.	Worldwide	U.S.	Intl.	Worldwide
Net sales (millions)	$12,049	$18,225	$30,274	$11,714	$20,107	$31,821
% of worldwide sales	39.8%	60.2%		36.8%	63.2%
Components of net sales change:
Volume — organic	1.7%	(0.5)%	0.2%	4.4%	3.8%	3.9%
Price	0.4	1.4	1.1	0.5	1.2	1.0
Organic local-currency sales	2.1	0.9	1.3	4.9	5.0	4.9
Acquisitions	1.2	0.5	0.8	0.2	—	0.1
Divestitures	(0.4)	(0.1)	(0.2)	(0.1)	—	—
Translation	—	(10.7)	(6.8)	—	(3.0)	(1.9)
Total sales change	2.9%	(9.4)%	(4.9)%	5.0%	2.0%	3.1%

In 2015, organic local-currency sales grew 1.3 percent, with increases of 2.1 percent in the United States, 1.5 percent in Latin America/Canada, 0.9 percent in Asia Pacific, and 0.8 percent in EMEA. Organic local-currency sales growth was 1.6 percent across developing markets, and 1.2 percent in developed markets. Worldwide organic local-currency sales grew 3.7 percent in Health Care, 3.4 percent in Consumer, 2.4 percent in Safety and Graphics, and 0.4 percent in Industrial, while sales declined 1.5 percent in Electronics and Energy. Acquisitions added 0.8 percent to worldwide growth, while divestitures reduced worldwide growth by 0.2 percent. Foreign currency translation reduced worldwide sales growth by 6.8 percent.

Worldwide selling prices rose 1.1 percent in 2015. Selling prices continue to be supported by technology innovation, which is a key fundamental strength of the Company, helping to drive unique customer solutions and an increasing flow of new products.

In 2014, organic local-currency sales grew 4.9 percent, with increases of 6.3 percent in Asia Pacific, 4.9 percent in the United States, 4.5 percent in Latin America/Canada, and 3.2 percent in EMEA. Organic local-currency sales grew 5.6 percent across developing markets, and 4.5 percent in developed markets. Worldwide organic local-currency sales grew 5.8 percent in Health Care, 5.4 percent in Safety and Graphics, 5.2 percent in Electronics and Energy, 4.9 percent in Industrial, and 3.9 percent in Consumer. Acquisitions added 0.1 percent to worldwide growth and foreign currency translation reduced worldwide sales growth by 1.9 percent.

Refer to the sections entitled “Performance by Business Segment” and “Performance by Geographic Area” later in MD&A for additional discussion of sales change.

Operating Expenses:

				2015 versus	2014 versus
(Percent of net sales)	2015	2014	2013	2014	2013
Cost of sales	50.9%	51.7%	52.1%	(0.8)%	(0.4)%
Selling, general and administrative expenses	20.4	20.3	20.7	0.1	(0.4)
Research, development and related expenses	5.8	5.6	5.6	0.2	—
Operating income	22.9%	22.4%	21.6%	0.5%	0.8%

Pension and postretirement expense increased $165 million in 2015 compared to 2014, compared to a decrease of $162 million in 2014 compared to 2013. Year 2015 includes the impact of a first-quarter 2015 Japan pension curtailment gain of $17 million. Pension and postretirement expense is recorded in cost of sales; selling, general and administrative expenses (SG&A); and research, development and related expenses (R&D). Refer to Note 11 (Pension and Postretirement Plans) for components of net periodic benefit cost and the assumptions used to determine net cost.

The Company is investing in business transformation. Business transformation is defined as changes in processes and internal/external service delivery across 3M to move to more efficient business models to improve operational efficiency and productivity, while allowing 3M to serve customers with greater speed and efficiency. This is enabled by the ongoing multi-year phased implementation of an enterprise resource planning (ERP) system on a worldwide basis.

In the fourth quarter of 2015, as discussed within the Overview section above, 3M incurred restructuring charges impacting operating expenses as follows:

(Millions)	2015
Cost of sales	40
Selling, general and administrative expenses	62
Research, development and related expenses	12
Total	$114

Cost of Sales:

Cost of sales includes manufacturing, engineering and freight costs.

Cost of sales, measured as a percent of net sales, was 50.9 percent in 2015, a decrease of 0.8 percentage points from 2014. Cost of sales as a percent of sales decreased due to the combination of selling price increases and raw material cost decreases, as selling prices increased net sales by 1.1 percent and raw material cost deflation was favorable by approximately 3.5 percent year-on-year. In addition, higher pension and postretirement costs (of which a portion impacts cost of sales) and fourth quarter 2015 restructuring charges, increased cost of sales as a percent of sales.

Cost of sales, measured as a percent of net sales, was 51.7 percent in 2014, a decrease of 0.4 percentage points from 2013. Cost of sales as a percent of sales decreased due to the combination of selling price increases and raw material cost decreases, as selling prices increased net sales by 1.0 percent and raw material cost deflation was favorable by approximately 1.5 percent year-on-year. In addition, lower pension and postretirement costs (of which a portion impacts cost of sales), along with organic volume leverage, decreased cost of sales as a percent of sales.

Selling, General and Administrative Expenses:

Selling, general and administrative expenses (SG&A) decreased $287 million, or 4.4 percent, in 2015 when compared to 2014. The translation of foreign currencies into U.S. dollars reduced SG&A expense, as evidenced by our foreign currency translation impact which reduced worldwide sales by 6.8 percent. This foreign currency translation benefit was partially offset by higher pension and postretirement expense and fourth quarter 2015 restructuring charges. SG&A, measured as a percent of sales, increased 0.1 percentage points to 20.4 percent in 2015, compared to 20.3 percent of sales in 2014.

Selling, general and administrative expenses (SG&A) increased $85 million, or 1.3 percent, in 2014 when compared to 2013. Year 2014 included strategic investments in business transformation, while lower pension and postretirement expense benefitted SG&A. SG&A, measured as a percent of sales, decreased 0.4 percentage points to 20.3 percent in 2014, compared to 20.7 percent of sales in 2013.

Research, Development and Related Expenses:

Research, development and related expenses (R&D) decreased $7 million, or 0.4 percent, in 2015 compared to 2014. R&D increased 3.2 percent in 2014 compared to 2013. 3M continued to support its key growth initiatives, including more R&D aimed at disruptive innovation, which refers to innovation which has the potential to create new markets and disrupt existing markets. In 2015, like SG&A, R&D spending in U.S. dollars was reduced due to the translation of foreign currencies into U.S. dollars. These 2015 translation benefits were partially offset by higher pension and postretirement expense in 2015 when compared to 2014. In 2014, increases in R&D, when compared to 2013, were partially offset by lower pension and postretirement expense. R&D, measured as a percent of sales, was 5.8 percent in 2015, compared to 5.6 percent in both 2014 and 2013.

Operating Income:

3M uses operating income as one of its primary business segment performance measurement tools. Refer to the table below for a reconciliation of operating income margins for 2015 versus 2014, and 2014 versus 2013.

Operating income margin:

	Year ended
	December 31,
(Percent of net sales)	2015	2014
Same period last year	22.4%	21.6%
Increase/(decrease) in operating income margin, due to:
Selling price and raw material impacts	1.6	1.0
Organic volume growth	—	0.3
Pension and postretirement benefit costs	(0.5)	0.5
Acquisitions and divestitures	(0.2)	(0.1)
Strategic investments	(0.3)	(0.6)
Foreign exchange impacts	—	(0.3)
Restructuring charges	(0.4)	—
Productivity and other	0.3	—
Current period	22.9%	22.4%

Operating income margins were 22.9 percent in 2015 compared to 22.4 percent in 2014, an increase of 0.5 percentage points. These results included a significant benefit from the combination of higher selling prices and lower raw material costs, and a benefit from productivity and other items. These benefits were partially offset by higher pension and postretirement benefit costs, 2015 restructuring charges, higher strategic investments, and acquisition and divestiture impacts. Strategic investments include incremental programs around disruptive R&D and business transformation. Acquisition and divestiture impacts primarily relate to the Capital Safety and Polypore Separations Media acquisitions, and the divestitures of substantially all of the library systems business, along with the license plate converting business in France.

Operating income margins were 22.4 percent in 2014 compared to 21.6 percent in 2013, an increase of 0.8 percentage points. These results included a significant benefit from the combination of higher selling prices and lower raw material costs. In addition, lower year-on-year pension and postretirement benefit costs and profit leverage on organic volume growth provided benefits. Items that reduced operating income margins included strategic investments, which included investments in disruptive R&D, business transformation, the supply chain center of expertise in Europe, and portfolio management actions. The Company invested $90 million in 2014 in portfolio management actions to position 3M for greater success. Foreign currency effects and acquisition impacts (Treo) reduced operating income margins.

Interest Expense and Income:

(Millions)	2015	2014	2013
Interest expense	$149	$142	$145
Interest income	(26)	(33)	(41)
Total	$123	$109	$104

Interest Expense: Interest expense increased slightly in 2015 compared to 2014, despite significantly higher debt levels, helped by lower average interest rates. Interest expense decreased in 2014 compared to 2013, again despite higher debt levels, primarily due to lower U.S. borrowing costs as debt maturities were replaced with lower cost financing from commercial paper and lower interest rates on new debt issuances.

Capitalized interest related to property, plant and equipment construction in progress is recorded as a reduction to interest expense. The amounts shown in the table above for interest expense are net of capitalized interest amounts of $13 million, $15 million, and $21 million, in 2015, 2014 and 2013, respectively.

Interest Income: Interest income in 2015 was lower when compared to 2014 due to lower average cash/marketable securities balances. Interest income in 2014 was lower when compared to 2013 due to lower cash balances.

Provision for Income Taxes:

(Percent of pre-tax income)	2015	2014	2013
Effective tax rate	29.1%	28.9%	28.1%

The effective tax rate for 2015 was 29.1 percent, compared to 28.9 percent in 2014, an increase of 0.2 percentage points.  The effective tax rate for 2014 was 28.9 percent, compared to 28.1 percent in 2013, an increase of 0.8 percentage points.  The changes in the rates between years are impacted by many factors, as described further in Note 8.

The Company currently expects that its effective tax rate for 2016 will be approximately 29.5 to 30.5 percent. The rate can vary from quarter to quarter due to discrete items, such as the settlement of income tax audits and changes in tax laws, as well as recurring factors, such as the geographic mix of income before taxes.

Refer to Note 8 for further discussion of income taxes.

Net Income Attributable to Noncontrolling Interest:

(Millions)	2015	2014	2013
Net income attributable to noncontrolling interest	$8	$42	$62

Net income attributable to noncontrolling interest represents the elimination of the income or loss attributable to non-3M ownership interests in 3M consolidated entities. The changes in noncontrolling interest amounts have largely related to Sumitomo 3M Limited (Japan), which was 3M’s most significant consolidated entity with non-3M ownership interests. As discussed in Note 6, on September 1, 2014, 3M purchased the remaining 25 percent ownership in Sumitomo 3M Limited, bringing 3M’s ownership to 100 percent. Thus, effective September 1, 2014, net income attributable to noncontrolling interest was significantly reduced. The primary remaining noncontrolling interest relates to 3M India Limited, of which 3M’s effective ownership is 75 percent.

Currency Effects:

3M estimates that year-on-year currency effects, including hedging impacts, decreased pre-tax income by approximately $390 million ($280 million after-tax) and $150 million ($100 million after-tax) in 2015 and 2014, respectively. These estimates include the effect of translating profits from local currencies into U.S. dollars; the impact of currency fluctuations on the transfer of goods between 3M operations in the United States and abroad; and transaction gains and losses, including derivative instruments designed to reduce foreign currency exchange rate risks and the negative impact of swapping Venezuelan bolivars into U.S. dollars. 3M estimates that year-on-year derivative and other transaction gains and losses increased pre-tax income by approximately $180 million and $10 million in 2015 and 2014, respectively. Refer to Note 12 in the Consolidated Financial Statements for additional information concerning 3M’s hedging activities.

PERFORMANCE BY BUSINESS SEGMENT

Disclosures relating to 3M’s business segments are provided in Item 1, Business Segments. Financial information and other disclosures are provided in the Notes to the Consolidated Financial Statements. As described in Note 16 to the Consolidated Financial Statements, effective in the third quarter of 2015, within the Health Care business segment, the Company formed the Oral Care Solutions Division, which combined the former 3M ESPE and 3M Unitek divisions. As also described in Note 16, effective in the first quarter of 2016, the Company changed its business segment reporting in its continuing effort to improve the alignment of its businesses around markets and customers. Business segment information presented herein reflects the impact of these changes for all periods presented. 3M manages its operations in five business segments. The reportable segments are Industrial; Safety and Graphics; Electronics and Energy; Health Care; and Consumer.

Corporate and Unallocated:

In addition to these five business segments, 3M assigns certain costs to “Corporate and Unallocated,” which is presented separately in the preceding business segments table and in Note 16. Corporate and Unallocated includes a variety of miscellaneous items, such as corporate investment gains and losses, certain derivative gains and losses, certain insurance-related gains and losses, certain litigation and environmental expenses, corporate restructuring charges and certain under- or over-absorbed costs (e.g. pension, stock-based compensation) that the Company determines not to allocate directly to its business segments. Because this category includes a variety of miscellaneous items, it is subject to fluctuation on a quarterly and annual basis.

Corporate and Unallocated operating expenses increased by $105 million in 2015 when compared to 2014. This increase was driven by higher pension and postretirement benefit expenses, which increased in total by $165 million. Of this increase, $153 million was allocated to Corporate and Unallocated. Increases were also driven by fourth quarter 2015 restructuring charges of $37 million, as indicated in the below table. Items which partially offset these increases within Corporate and Unallocated included higher administrative and R&D cost absorption by the five business segments, resulting in less under-absorbed expense being allocated to Corporate.

Corporate and Unallocated operating expenses decreased by $72 million in 2014 when compared to 2013. This decrease was driven by lower pension and postretirement benefit expenses, which declined year-on-year by $162 million. Of this reduction, $116 million was allocated to Corporate and Unallocated. This was partially offset by higher Corporate and Unallocated expenses related to year-on-year increases in annual incentive plan expenses and legal accruals.

Restructuring Pre-Tax Charge by Business Segment:

(Millions)	2015
Industrial	42
Safety and Graphics	11
Health Care	9
Electronics and Energy	12
Consumer	3
Corporate and Unallocated	37
Total	$114

Operating Business Segments:

Each of 3M’s business segments incurred restructuring charges in the fourth quarter of 2015, as indicated in the preceding table. In 2014, each business segment absorbed additional cost related to incremental investments related to business transformation, enabled by 3M’s global ERP implementation, which impacted each of the five business segments 2014 annual operating income margins by approximately 0.2 percentage points when compared to 2013.

Information related to 3M’s business segments is presented in the tables that follow. Organic local-currency sales include both organic volume impacts plus selling price impacts. Acquisition impacts, if any, are measured separately for the first twelve months of the acquisition. The divestiture impacts, if any, foreign currency translation impacts and total sales change are also provided for each business segment. Any references to EMEA relate to Europe, Middle East and Africa on a combined basis.

The following discusses total year results for 2015 compared to 2014, and also discusses 2014 compared to 2013, for each business segment.

Industrial Business (34.0% of consolidated sales):

	2015	2014	2013
Sales (millions)	$10,295	$10,985	$10,653
Sales change analysis:
Organic local currency	0.4%	4.9%	4.5%
Acquisitions	0.6	—	3.6
Translation	(7.3)	(1.8)	(1.7)
Total sales change	(6.3)%	3.1%	6.4%

Operating income (millions)	$2,256	$2,381	$2,301
Percent change	(5.3)%	3.5%	2.5%
Percent of sales	21.9%	21.7%	21.6%

The Industrial segment serves a broad range of markets, such as automotive original equipment manufacturer (OEM) and automotive aftermarket (auto body shops and retail), electronics, appliance, paper and printing, packaging, food and beverage, and construction. Industrial products include tapes, a wide variety of coated, non-woven and bonded abrasives, adhesives, advanced ceramics, sealants, specialty materials, 3M purification (filtration products), closure systems for personal hygiene products, acoustic systems products, and components and products that are used in the manufacture, repair and maintenance of automotive, marine, aircraft and specialty vehicles. 3M is also a leading global supplier of precision grinding technology serving customers in the area of hard-to-grind precision applications in industrial, automotive, aircraft and cutting tools. 3M develops and produces advanced technical ceramics for demanding applications in the automotive, oil and gas, solar, industrial, electronics and defense industries.

Year 2015 results:

Sales in Industrial totaled $10.3 billion, down 6.3 percent in U.S. dollars. Organic local-currency sales increased 0.4 percent, acquisitions added 0.6 percent, and foreign currency translation reduced sales by 7.3 percent.

On an organic local-currency sales basis:

•	Sales growth was led by 3M purification, automotive OEM, and aerospace and commercial transportation, while automotive aftermarket increased slightly. Industrial adhesives and tapes sales were flat.
•	Sales in advanced materials declined, primarily due to weakness in the oil and gas market. Sales in abrasive systems also declined.
•	Geographically, sales increased 4 percent in Latin America/Canada, 1 percent in Asia Pacific, and were flat in both EMEA and the United States.

Acquisitions:

•	Acquisition sales growth related to the late August 2015 acquisition of Polypore’s Separations Media business.
•

This business is a provider of microporous membranes and modules for filtration in the life sciences, industrial, and specialty segments. This acquisition enhances 3M’s core filtration platform and will help generate new growth opportunities across the company.

Operating income:

•	Operating income margins increased by 0.2 percentage points to 21.9 percent, helped by the combination of lower raw material costs and selective selling price increases.
•

Operating income margins were negatively impacted by 0.4 percentage points due to the $42 million restructuring charge, plus an additional 0.3 percentage points penalty due to the Polypore Separations Media acquisition.

Year 2014 results:

Sales in Industrial totaled $11.0 billion, up 3.1 percent in U.S. dollars. Organic local-currency sales increased 4.9 percent, and foreign currency translation reduced sales by 1.8 percent.

On an organic local-currency sales basis:

•	Sales growth was positive across all businesses, led by aerospace and commercial transportation, automotive OEM, 3M purification, advanced materials, and abrasive systems.
•	Geographically, organic local-currency sales increased 6 percent in the United States, 5 percent in Asia Pacific, and 3 percent in both EMEA and Latin America/Canada.

Operating income:

•	Operating income was $2.4 billion in 2014, an increase of 3.5 percent.
•	Operating income margins increased by 0.1 percentage points to 21.7 percent.
•

Operating income margins improved due to sales volume leverage, plus the combination of selling price increases and raw material cost decreases, partially offset by incremental investments related to business transformation, enabled by 3M’s global ERP implementation.

Safety and Graphics Business (18.2% of consolidated sales):

	2015	2014	2013
Sales (millions)	$5,515	$5,732	$5,584
Sales change analysis:
Organic local currency	2.4%	5.4%	4.1%
Acquisitions	2.6	—	1.3
Divestitures	(0.4)	—	—
Translation	(8.4)	(2.7)	(2.1)
Total sales change	(3.8)%	2.7%	3.3%

Operating income (millions)	$1,305	$1,296	$1,227
Percent change	0.7%	5.6%	1.4%
Percent of sales	23.7%	22.6%	22.0%

The Safety and Graphics segment serves a broad range of markets that increase the safety, security and productivity of people, facilities and systems. Major product offerings include personal protection products; traffic safety and security products, including border and civil security solutions; commercial solutions, including commercial graphics sheeting and systems, architectural design solutions for surfaces, and cleaning and protection products for commercial establishments; roofing granules for asphalt shingles; plus fall protection equipment.

Year 2015 results:

Sales in Safety and Graphics totaled $5.5 billion, down 3.8 percent in U.S. dollars. Organic local-currency sales increased 2.4 percent, and foreign currency translation reduced sales by 8.4 percent. Acquisitions added 2.6 percent, while divestitures reduced sales by 0.4 percent.

On an organic local-currency sales basis:

•	Sales growth was led by roofing granules, commercial solutions, and personal safety, while sales were flat in traffic safety and security.
•	Sales increased 6 percent in Asia Pacific, 3 percent in the United States, and 2 percent in EMEA, while sales declined 1 percent in Latin America/Canada.

Acquisitions and divestitures:

•	Acquisition sales growth reflects the acquisition of Capital Safety in early August 2015. Capital Safety is a leading global provider of fall protection equipment.

•	In the fourth quarter of 2015, 3M divested its license plate converting business in France and substantially all of its library systems business as discussed in Note 2.

Operating income:

•	Operating income in 2015 totaled $1.3 billion, up 0.7 percent.
•	Operating income margins were 23.7 percent of sales, compared to 22.6 percent in 2014.
•	Operating income margin improvements were driven by higher selling prices and lower raw material costs, along with productivity.
•	Operating income margins penalty from acquisitions was partially offset by a benefit from divestitures, which resulted in a net margin penalty of 0.2 percentage points.

Year 2014 results:

Sales in Safety and Graphics totaled $5.7 billion, up 2.7 percent in U.S. dollars. Organic local-currency sales increased 5.4 percent, and foreign currency translation reduced sales by 2.7 percent.

On an organic local-currency sales basis:

•	Sales growth was led by personal safety. 3M also saw positive organic local-currency sales growth in commercial solutions, and traffic safety and security.
•	Sales in the roofing granules business declined year-on-year.
•	Organic local-currency sales increased 6 percent in EMEA, and increased 5 percent in the United States, Asia Pacific, and Latin America/Canada.

Operating income:

•	Operating income in 2014 totaled $1.3 billion, up 5.6 percent.
•	Operating income margins were 22.6 percent of sales, compared to 22.0 percent in 2013.
•

Operating income margins benefited from organic volume leverage plus selling price increases, partially offset by incremental investments related to business transformation, enabled by 3M’s global ERP implementation, plus certain portfolio management actions.

Health Care Business (17.9% of consolidated sales):

	2015	2014	2013
Sales (millions)	$5,420	$5,572	$5,334
Sales change analysis:
Organic local currency	3.7%	5.8%	5.0%
Acquisitions	0.8	0.4	0.1
Translation	(7.2)	(1.7)	(1.3)
Total sales change	(2.7)%	4.5%	3.8%

Operating income (millions)	$1,724	$1,724	$1,672
Percent change	—%	3.1%	1.9%
Percent of sales	31.8%	30.9%	31.3%

The Health Care segment serves markets that include medical clinics and hospitals, pharmaceuticals, dental and orthodontic practitioners, health information systems, and food manufacturing and testing. Products and services provided to these and other markets include medical and surgical supplies, skin health and infection prevention products, inhalation and transdermal drug delivery systems, oral care solutions (dental and orthodontic products), health information systems, and food safety products. Effective in the third quarter of 2015, within the Health Care business segment, the Company formed the Oral Care Solutions Division, which combined the former 3M ESPE and 3M Unitek divisions.

Year 2015 results:

Health Care sales totaled $5.4 billion, a decrease of 2.7 percent in U.S. dollars. Organic local-currency sales increased 3.7 percent, acquisitions added 0.8 percent, and foreign currency translation reduced sales by 7.2 percent.

On an organic local-currency sales basis:

•	Sales growth was broad-based across much of the Health Care portfolio, including food safety, health information systems, critical and chronic care, oral care solutions, and infection prevention.
•	Sales declined in drug delivery systems.
•	On a geographic basis, sales increased 8 percent in Asia Pacific, 6 percent in Latin America/Canada, 4 percent in the United States, and 1 percent in EMEA.
•	In developing markets, Health Care organic local-currency sales grew 8 percent.

Acquisitions:

•

Acquisition sales growth related to the March 2015 purchase of Ivera Medical Corp. Ivera is a manufacturer of health care products that disinfect and protect devices used for access into a patient’s bloodstream. In addition, Treo Solutions LLC, acquired in April 2014, provided a year-on-year benefit (discussed further in Year 2014 results below).

Operating income:

•	Operating income was flat in dollars at $1.7 billion.
•	Operating income margins were 31.8 percent in 2015, compared to 30.9 percent in 2014, helped by portfolio management actions that are contributing to higher productivity and margins.
•	Acquisition impacts reduced operating income margins by 0.2 percentage points.

In September 2015, 3M announced that it would explore strategic alternatives for its Health Information Systems Division (HIS), which included spinning-off, selling, or retaining the business. In February 2016, following an in-depth exploration of strategic alternatives, the Company announced that it made the decision to retain and further invest in HIS.

Year 2014 results:

Health Care sales totaled $5.6 billion, an increase of 4.5 percent in U.S. dollars. Organic local-currency sales increased 5.8 percent, acquisitions added 0.4 percent, and foreign currency translation reduced sales by 1.7 percent.

On an organic local-currency sales basis:

•	Sales grew in all businesses, with the strongest growth in health information systems, drug delivery systems, food safety, critical and chronic care, and infection prevention.
•	On a geographic basis, organic local-currency sales increased 9 percent in Latin America/Canada, 8 percent in Asia Pacific, 6 percent in the United States, and 3 percent in EMEA.
•	In developing markets, Health Care organic local-currency sales grew 12 percent.

Acquisitions:

•	Acquisition sales growth related to the April 2014 purchase of Treo Solutions LLC. Treo is a provider of data analytics and business intelligence to healthcare payers and providers.

Operating income:

•	Operating income increased 3.1 percent to $1.7 billion.
•	Operating income margins were 30.9 percent in 2014, compared to 31.3 percent in 2013, with acquisition impacts reducing operating income margins by 0.3 percentage points.
•	The gain from sale of a non-strategic equity method investment benefited total year 2013 operating income margins by 0.3 percentage points.

Electronics and Energy Business (17.4% of consolidated sales):

	2015	2014	2013
Sales (millions)	$5,253	$5,608	$5,397
Sales change analysis:
Organic local currency	(1.5)%	5.2%	0.1%
Divestitures	(0.8)	—	—
Translation	(4.0)	(1.3)	(1.2)
Total sales change	(6.3)%	3.9%	(1.1)%

Operating income (millions)	$1,109	$1,122	$961
Percent change	(1.2)%	16.8%	(6.3)%
Percent of sales	21.1%	20.0%	17.8%

The Electronics and Energy segment serves customers in electronics and energy markets, including solutions that improve the dependability, cost-effectiveness, and performance of electronic devices; electrical products, including infrastructure protection; telecommunications networks, and power generation and distribution. This segment’s electronics solutions include film solutions for the electronic display industry; packaging and interconnection devices; high performance fluids and abrasives; high-temperature and display tapes; flexible circuits, which use electronic packaging and interconnection technology; and touch systems products, which includes touch screens, touch monitors, and touch sensor components. This segment’s energy solutions include pressure sensitive tapes and resins; electrical insulation; infrastructure products that provide both protection and detection solutions; a wide array of fiber-optic and copper-based telecommunications systems; and renewable energy component solutions for the solar and wind power industries.

The display materials and systems business provides films that serve numerous market segments of the electronic display industry. 3M provides distinct products for five market segments, including products for: 1) LCD computer monitors 2) LCD televisions 3) handheld devices such as cellular phones and tablets 4) notebook PCs and 5) automotive displays. The display materials and systems business includes a number of different products that are protected by various patents and groups of patents. These patents provide varying levels of exclusivity to 3M for a number of such products. As some of 3M’s multi-layer optical film patents expired at the end of 2013 and will expire over several years thereafter, 3M will likely see more competition in these products. 3M continues to innovate in the area of optical films and files patents on its new technology and products. 3M’s proprietary manufacturing technology and know-how also provide a competitive advantage to 3M independent of its patents.

Year 2015 results:

Electronics and Energy sales totaled $5.3 billion, down 6.3 percent in U.S. dollars. Organic local-currency sales declined 1.5 percent, divestitures reduced sales by 0.8 percent, and foreign currency translation reduced sales by 4.0 percent.

On an organic local-currency sales basis:

•

Sales were flat in 3M’s electronics-related businesses, with growth in electronics materials solutions offset by a decline in display materials and systems, as 3M experienced softer conditions in the electronics markets.

•	Sales decreased approximately 4 percent in 3M’s energy-related businesses, as telecommunications, electrical markets, and renewable energy all declined.
•	On a geographic basis, sales increased 1 percent in EMEA, were flat in the United States, and declined 2 percent in Asia Pacific and 3 percent in Latin America/Canada.

Divestitures:

•	3M completed the sale of its static control business in January 2015 (discussed in Note 2).

Operating income:

•	Operating income decreased 1.2 percent to $1.1 billion in 2015.

•	Operating income margins were 21.1 percent compared to 20.0 percent in 2014, helped by prior year portfolio management actions that are contributing to higher productivity.
•	Portfolio management actions in 2015 related to renewable energy, plus fourth quarter 2015 restructuring charges, which combined reduced operating income margins by 0.8 percentage points.

Year 2014 results:

Electronics and Energy sales totaled $5.6 billion, up 3.9 percent in U.S. dollars. Organic local-currency sales increased 5.2 percent, and foreign currency translation reduced sales by 1.3 percent.

On an organic local-currency sales basis:

•	Sales increased approximately 8 percent in 3M’s electronics-related businesses, with growth led by display materials and systems.
•

In 3M’s energy-related businesses, organic local-currency sales increased approximately 1 percent, with growth in electrical markets and telecommunications, partially offset by reductions in renewable energy.

•	On a geographic basis, organic local-currency sales increased 8 percent in Latin America/Canada, 7 percent in Asia Pacific, and 1 percent in EMEA, while sales in the United States were flat.

Operating income:

•	Operating income increased 16.8 percent to $1.1 billion in 2014.
•	Operating income margins were 20.0 percent compared to 17.8 percent in 2013, helped by sales volume leverage.
•

In addition, prior portfolio management actions enhanced 3M’s relevance with customers and generated operational efficiencies, which also contributed to the operating income margin improvement in 2014.

Consumer Business (14.6% of consolidated sales):

	2015	2014	2013
Sales (millions)	$4,422	$4,523	$4,435
Sales change analysis:
Organic local currency	3.4%	3.9%	3.0%
Divestitures	—	(0.1)	(0.1)
Translation	(5.6)	(1.8)	(1.8)
Total sales change	(2.2)%	2.0%	1.1%

Operating income (millions)	$1,046	$995	$945
Percent change	5.2%	5.3%	0.2%
Percent of sales	23.7%	22.0%	21.3%

The Consumer segment serves markets that include consumer retail, office retail, office business to business, home improvement, drug and pharmacy retail, and other markets. Products in this segment include office supply products, stationery products, construction and home improvement products (do-it-yourself), home care products, protective material products, certain consumer retail personal safety products, and consumer health care products.

Year 2015 results:

Consumer sales totaled $4.4 billion, down 2.2 percent in U.S. dollars. Organic local-currency sales increased 3.4 percent, and foreign currency translation reduced sales by 5.6 percent.

On an organic local-currency sales basis:

•	Sales growth was led by construction and home improvement, stationery and office supplies, and home care. 3M also posted positive growth in its consumer health care business.
•	On a geographic basis, organic local-currency sales increased 5 percent in the United States and 3 percent in Asia Pacific, while sales in both EMEA and Latin America/Canada were flat.

•	In developing markets, sales growth was 3 percent.

Operating income:

•	Consumer operating income was $1.0 billion, up 5.2 percent from 2014.
•	Operating income margins were 23.7 percent, up from 22.0 percent in 2014.
•	The combination of strong organic growth and productivity continued to drive efficiencies across this business.

Year 2014 results:

Consumer sales totaled $4.5 billion, up 2.0 percent in U.S. dollars. Organic local-currency sales increased 3.9 percent, divestitures reduced sales by 0.1 percent, and foreign currency translation reduced sales by 1.8 percent.

On an organic local-currency sales basis:

•

Sales growth was led by construction and home improvement. 3M also posted positive growth in the consumer health care and home care businesses. Sales in the stationery and office supplies business were flat.

•	On a geographic basis, organic local-currency sales increased 6 percent in Asia Pacific, 4 percent in the United States, 3 percent in Latin America/Canada, and 1 percent in EMEA.
•	In developing markets, sales growth was 6 percent.

Operating income:

•	Consumer operating income was $1.0 billion, up 5.3 percent from 2013.
•	Operating income margins were 22.0 percent, up from 21.3 percent in 2013.
•	The combination of strong organic growth, productivity, and portfolio prioritization continued to drive efficiencies across this business.

PERFORMANCE BY GEOGRAPHIC AREA

While 3M manages its businesses globally and believes its business segment results are the most relevant measure of performance, the Company also utilizes geographic area data as a secondary performance measure. Export sales are generally reported within the geographic area where the final sales to 3M customers are made. A portion of the products or components sold by 3M’s operations to its customers are exported by these customers to different geographic areas. As customers move their operations from one geographic area to another, 3M’s results will follow. Thus, net sales in a particular geographic area are not indicative of end-user consumption in that geographic area. Financial information related to 3M operations in various geographic areas is provided in Note 17.

A summary of key information and discussion related to 3M’s geographic areas follow:

	2015
			Europe,	Latin
	United	Asia	Middle East	America/	Other
	States	Pacific	& Africa	Canada	Unallocated	Worldwide
Net sales (millions)	$12,049	$9,041	$6,228	$2,982	$(26)	$30,274
% of worldwide sales	39.8%	29.9%	20.5%	9.8%	—	100.0%
Components of net sales change:
Volume — organic	1.7%	0.9%	(1.0)%	(3.1)%	—	0.2%
Price	0.4	—	1.8	4.6	—	1.1
Organic local-currency sales	2.1	0.9	0.8	1.5	—	1.3
Acquisitions	1.2	0.4	0.7	0.7	—	0.8
Divestitures	(0.4)	(0.1)	(0.1)	(0.2)	—	(0.2)
Translation	—	(5.2)	(14.9)	(16.9)	—	(6.8)
Total sales change	2.9%	(4.0)%	(13.5)%	(14.9)%	—	(4.9)%

Operating income (millions)	$2,647	$2,580	$1,017	$706	$(4)	$6,946
Percent change	4.2%	3.8%	(17.5)%	(18.5)%	—	(2.6)%

For total year 2015, as shown in the preceding table, sales declined 4.9 percent, with organic volume increases of 0.2 percent and selling price increases of 1.1 percent. Acquisitions added 0.8 percent, while divestitures reduced sales by 0.2 percent. Foreign currency translation reduced sales by 6.8 percent. Organic local-currency sales increased, 2.1 percent in the United States, 1.5 percent in Latin America/Canada, 0.9 percent in Asia Pacific, and 0.8 percent in EMEA. For 2015, international operations represented 60.2 percent of 3M’s sales.

	2014
			Europe,	Latin
	United	Asia	Middle East	America/	Other
	States	Pacific	& Africa	Canada	Unallocated	Worldwide
Net sales (millions)	$11,714	$9,418	$7,198	$3,504	$(13)	$31,821
% of worldwide sales	36.8%	29.6%	22.6%	11.0%	—	100.0%
Components of net sales change:
Volume — organic	4.4%	6.2%	2.1%	0.2%	—	3.9%
Price	0.5	0.1	1.1	4.3	—	1.0
Organic local-currency sales	4.9	6.3	3.2	4.5	—	4.9
Acquisitions	0.2	—	—	—	—	0.1
Divestitures	(0.1)	—	—	—	—	—
Translation	—	(2.2)	(1.6)	(7.5)	—	(1.9)
Total sales change	5.0%	4.1%	1.6%	(3.0)%	—	3.1%

Operating income (millions)	$2,540	$2,487	$1,234	$867	$7	$7,135
Percent change	14.9%	4.2%	5.7%	(4.5)%	—	7.0%

For total year 2014, as shown in the preceding table, sales rose 3.1 percent, with organic volume increases of 3.9 percent and selling price increases of 1.0 percent. Acquisitions added 0.1 percent, while foreign currency translation reduced sales by 1.9 percent. Organic local-currency sales increased 6.3 percent in Asia Pacific, 4.9 percent in the United States, 4.5 percent in Latin America/Canada, and 3.2 percent in EMEA. For 2014, international operations represented 63.2 percent of 3M’s sales.

Geographic Area Supplemental Information

							Property, Plant and
							Equipment - net
	Employees as of December 31,			Capital Spending			as of December 31,
(Millions, except Employees)	2015	2014	2013	2015	2014	2013	2015	2014

United States	35,973	35,581	34,719	$936	$909	$941	$4,838	$4,619
Asia Pacific	17,642	17,854	18,417	172	184	284	1,647	1,798
Europe, Middle East and Africa	20,563	20,506	20,504	249	288	290	1,531	1,502
Latin America and Canada	15,268	15,859	15,027	104	112	150	499	570
Total Company	89,446	89,800	88,667	$1,461	$1,493	$1,665	$8,515	$8,489

Employment:

Employment decreased by 354 positions in 2015 and increased by 1,133 positions in 2014. The primary factor that decreased employment in 2015 related to fourth-quarter 2015 restructuring actions that impacted approximately 1,700 positions worldwide. The 2015 acquisitions of Ivera Medical Corp., Polypore International Inc.’s Separations Media business and Capital Safety Group S.A.R.L. increased 2015 headcount by approximately 2,000 positions. The primary factors that increased employment in 2014 was additions in developing economies to support growth, plus additions related to the Treo Solutions LLC acquisition in 2014.

Capital Spending/Net Property, Plant and Equipment:

Investments in property, plant and equipment enable growth across many diverse markets, helping to meet product demand and increasing manufacturing efficiency. 3M’s capital spending by geography has been led by the United States (64% of spending in 2015), followed by Europe, Middle East and Africa, Asia Pacific, and Latin America/Canada. 3M is continuing to increase its manufacturing and sourcing capability, particularly in developing economies, in order to more closely align its product capability with its sales in major geographic areas. 3M will continue to make investments in critical developing markets, such as Brazil, China, Mexico, Panama, Poland, Southeast Asia, and Turkey. Capital spending is discussed in more detail later in MD&A in the section entitled “Cash Flows from Investing Activities.”

CRITICAL ACCOUNTING ESTIMATES

Information regarding significant accounting policies is included in Note 1. As stated in Note 1, the preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

The Company believes its most critical accounting estimates relate to legal proceedings, the Company’s pension and postretirement obligations, asset impairments and income taxes. Senior management has discussed the development, selection and disclosure of its critical accounting estimates with the Audit Committee of 3M’s Board of Directors.

Legal Proceedings:

The categories of claims for which the Company has a probable and estimable liability, the amount of its liability accruals, and the estimates of its related insurance receivables are critical accounting estimates related to legal proceedings. Please refer to the section entitled “Process for Disclosure and Recording of Liabilities and Insurance Receivables Related to Legal Proceedings” (contained in “Legal Proceedings” in Note 14) for additional information about such estimates.

Pension and Postretirement Obligations:

3M has various company-sponsored retirement plans covering substantially all U.S. employees and many employees outside the United States. The primary U.S. defined-benefit pension plan was closed to new participants effective January 1, 2009. The Company accounts for its defined benefit pension and postretirement health care and life insurance benefit plans in accordance with Accounting Standard Codification (ASC) 715, Compensation — Retirement Benefits, in measuring plan assets and benefit obligations and in determining the amount of net periodic benefit cost. ASC 715 requires employers to recognize the underfunded or overfunded status of a defined benefit pension or postretirement plan as an asset or liability in its statement of financial position and recognize changes in the funded status in the year in which the changes occur through accumulated other comprehensive income, which is a component of stockholders’ equity. While the company believes the valuation methods used to determine the fair value of plan assets are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. See Note 11 for additional discussion of actuarial assumptions used in determining pension and postretirement health care liabilities and expenses.

Pension benefits associated with these plans are generally based primarily on each participant’s years of service, compensation, and age at retirement or termination. The benefit obligation represents the present value of the benefits that employees are entitled to in the future for services already rendered as of the measurement date. The Company measures the present value of these future benefits by projecting benefit payment cash flows for each future period and discounting these cash flows back to the December 31 measurement date, using the yields of a portfolio of high quality, fixed-income debt instruments that would produce cash flows sufficient in timing and amount to settle projected future benefits. Historically, the single aggregated discount rate used for each plan’s benefit obligation was also used for the calculation of all net periodic benefit costs, including the measurement of the service and interest costs. Beginning in 2016, 3M changed the method used to estimate the service and interest cost components of the net periodic pension and other postretirement benefit costs. The new method measures service cost and interest cost separately using the spot yield curve approach applied to each corresponding obligation. Service costs are determined based on duration-specific spot rates applied to the service cost cash flows. The interest cost calculation is determined by applying duration-specific spot rates to the year-by-year projected benefit payments. The spot yield curve approach does not affect the measurement of the total benefit obligations as the change in service and interest costs offset in the actuarial gains and losses recorded in other comprehensive income. The Company changed to the new method to provide a more precise measure of service and interest costs by improving the correlation between the projected benefit cash flows and the discrete spot yield curve rates. The Company accounted for this change as a change in estimate prospectively beginning in the first quarter of 2016. As a result of the change to the spot yield curve approach, 2016 defined benefit pension and postretirement net periodic benefit cost is expected to decrease by $180 million. Including this $180 million, 3M expects global defined benefit pension and postretirement expense in 2016 (before settlements, curtailments, special termination benefits and other) to decrease by approximately $320 million pre-tax when compared to 2015.

Using this methodology, the Company determined discount rates for its plans as follow:

	U.S. Qualified Pension	International Pension (weighted average)	U.S. Postretirement Medical
December 31, 2014 Liability and 2015 Net Periodic Benefit Cost:
Single discount rate	4.10%	3.11%	4.07%
December 31, 2015 Liability:
Benefit obligation	4.47%	3.12%	4.32%
2016 Net Periodic Benefit Cost Components:
Service cost	4.72%	2.84%	4.60%
Interest cost	3.77%	2.72%	3.44%

Another significant element in determining the Company’s pension expense in accordance with ASC 715 is the expected return on plan assets, which is based on historical results for similar allocations among asset classes. For the primary U.S. qualified pension plan, the expected long-term rate of return on an annualized basis for 2016 is 7.50%, 0.25% lower than 2015. Refer to Note 11 for information on how the 2015 rate was determined. Return on assets assumptions for international pension and other post-retirement benefit plans are calculated on a plan-by-plan basis using plan asset allocations and expected long-term rate of return assumptions. The weighted average expected return for the international pension plan is 5.77% for 2016, compared to 5.90% for 2015.

For the year ended December 31, 2015, the Company recognized total consolidated defined benefit pre-tax pension and postretirement expense (after settlements, curtailments, special termination benefits and other) of $556 million, up from $391 million in 2014. Defined benefit pension and postretirement expense (before settlements, curtailments, special termination benefits and other) is anticipated to decrease to approximately $236 million in 2016, a decrease of $320 million compared to 2015.

The table below summarizes the impact on 2016 pension expense for the U.S. and international pension plans of a 0.25 percentage point increase/decrease in the expected long-term rate of return on plan assets and discount rate assumptions used to measure plan liabilities and 2016 net periodic benefit cost. The table assumes all other factors are held constant, including the slope of the discount rate yield curves.

	Increase (Decrease) in Net Periodic Benefit Cost
	Discount Rate		Expected Return on Assets
(Millions)	-0.25%	+0.25%	-0.25%	+0.25%
U.S. pension plans	$30	$(29)	$35	$(35)
International pension plans	22	(20)	14	(14)

Asset Impairments:

As of December 31, 2015, net property, plant and equipment totaled $8.5 billion and net identifiable intangible assets totaled $2.6 billion. Management makes estimates and assumptions in preparing the consolidated financial statements for which actual results will emerge over long periods of time. This includes the recoverability of long-lived assets employed in the business, including assets of acquired businesses. These estimates and assumptions are closely monitored by management and periodically adjusted as circumstances warrant. For instance, expected asset lives may be shortened or an impairment recorded based on a change in the expected use of the asset or performance of the related asset group.

3M goodwill totaled approximately $9.2 billion as of December 31, 2015. 3M’s annual goodwill impairment testing is performed in the fourth quarter of each year. Impairment testing for goodwill is done at a reporting unit level, with all goodwill assigned to a reporting unit. Reporting units are one level below the business segment level, but can be combined when reporting units within the same segment have similar economic characteristics. At 3M, reporting units generally correspond to a division. 3M did not combine any of its reporting units for impairment testing.

An impairment loss generally would be recognized when the carrying amount of the reporting unit’s net assets exceeds the estimated fair value of the reporting unit. The estimated fair value of a reporting unit is determined using earnings for the reporting unit multiplied by a price/earnings ratio for comparable industry groups, or by using a discounted cash flow analysis. 3M typically uses the price/earnings ratio approach for stable and growing businesses that have a long history and track record of generating positive operating income and cash flows. 3M uses the discounted cash flow approach for start-up, loss position and declining businesses, in addition to businesses where the price/earnings ratio valuation method indicates additional review is warranted. 3M also uses discounted cash flow as an additional tool for businesses that may be growing at a slower rate than planned due to economic or other conditions.

As described in Notes 3 and 16, effective in the third quarter of 2015, within the Health Care business segment, the Company formed the Oral Care Solutions Division, which combined the former 3M ESPE and 3M Unitek divisions. As also described in Notes 3 and 16, effective in the first quarter of 2016, the Company changed its business segment reporting in its continuing effort to improve the alignment of its businesses around markets and customers. For any product changes that resulted in reporting unit changes, the Company applied the relative fair value method to determine the impact on goodwill of the associated reporting units. During the third quarter of 2015 and the first quarter of 2016, the Company completed its assessment of any potential goodwill impairment for reporting units impacted by these changes and determined that no impairment existed. The discussion that follows relates to the separate fourth quarter 2015 annual impairment test and is in the context of the reporting unit structure that existed at that time.

As of October 1, 2015, 3M had 26 primary reporting units, with ten reporting units accounting for approximately 87 percent of the goodwill. These ten reporting units were comprised of the following divisions: 3M purification (which includes the Polypore Separations Media acquisition), Advanced Materials, Communication Markets, Display Materials and Systems, Health Information Systems, Industrial Adhesives and Tapes, Infection Prevention, Oral Care Solutions, Personal Safety (which includes the Capital Safety acquisition), and Traffic Safety and Security. The estimated fair values for these reporting units were in excess of carrying value by approximately 50 percent or more, except for one reporting unit with approximately $300 million of goodwill, where the fair value exceeded the carrying value by approximately 30 percent. 3M’s market value at both September 30, 2015, and December 31, 2015, was significantly in excess of its equity of approximately $12 billion at both December 31, 2015 and September 30, 2015.

In 2015, 3M primarily used an industry price-earnings ratio approach, but also used a discounted cash flows approach for certain reporting units, to determine fair values. Where applicable, 3M used a weighted-average discounted cash flow analysis for certain divisions, using projected cash flows that were weighted based on different sales growth and terminal value assumptions, among other factors. The weighting was based on management’s estimates of the likelihood of each scenario occurring.

3M is an integrated materials enterprise, thus many of 3M’s businesses could not easily be sold on a stand-alone basis. 3M’s focus on research and development has resulted in a portion of 3M’s value being comprised of internally developed businesses that have no goodwill associated with them. Based on the annual test in the fourth quarter of 2015, no goodwill impairment was indicated for any of the reporting units.

Factors which could result in future impairment charges include, among others, changes in worldwide economic conditions, changes in competitive conditions and customer preferences, and fluctuations in foreign currency exchange rates. These risk factors are discussed in Item 1A, “Risk Factors,” of this document. In addition, changes in the weighted average cost of capital could also impact impairment testing results. As indicated above, during the third quarter of 2015 and the first quarter of 2016, the Company completed its assessment of any potential goodwill impairment for reporting units impacted by these changes and determined that no impairment existed. Long-lived assets with a definite life are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset (asset group) may not be recoverable. If future non-cash asset impairment charges are taken, 3M would expect that only a portion of the long-lived assets or goodwill would be impaired. 3M will continue to monitor its reporting units and asset groups in 2016 for any triggering events or other indicators of impairment.

Income Taxes:

The extent of 3M’s operations involves dealing with uncertainties and judgments in the application of complex tax regulations in a multitude of jurisdictions. The final taxes paid are dependent upon many factors, including negotiations with taxing authorities in various jurisdictions and resolution of disputes arising from federal, state, and international tax audits. The Company recognizes potential liabilities and records tax liabilities for anticipated tax audit issues in the United States and other tax jurisdictions based on its estimate of whether, and the extent to which, additional taxes will be due. The Company follows guidance provided by ASC 740, Income Taxes, regarding uncertainty in income taxes, to record these liabilities (refer to Note 8 for additional information). The Company adjusts these reserves in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the Company’s current estimate of the tax liabilities. If the Company’s estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities would result in tax benefits being recognized in the period when the Company determines the liabilities are no longer necessary.

NEW ACCOUNTING PRONOUNCEMENTS

Information regarding new accounting pronouncements is included in Note 1 to the Consolidated Financial Statements.

FINANCIAL CONDITION AND LIQUIDITY

3M continues its transition to a better-optimized capital structure and is adding leverage at a measured pace. The strength and stability of 3M's business model and strong free cash flow capability, together with proven capital markets access, enable the Company to implement this strategy. Investing in 3M’s businesses to drive organic growth remains the first priority, thus 3M will continue to deploy capital towards research and development, capital expenditures, and commercialization capability. Investment in organic growth will be supplemented by complementary acquisitions. 3M will also continue to return cash to shareholders through dividends and share repurchases. Sources for cash availability in the United States, such as ongoing cash flow from operations and access to capital markets, have historically been sufficient to fund dividend payments to shareholders and share repurchases, as well as funding U.S. acquisitions and other items as needed. For those international earnings considered to be reinvested indefinitely, the Company currently has no plans or intentions to repatriate these funds for U.S. operations. However, if these international funds are needed for operations in the U.S., 3M would be required to accrue and pay U.S. taxes to repatriate them. See Note 8 for further information on earnings considered to be reinvested indefinitely.

3M’s primary short-term liquidity needs are met through cash on hand and U.S. commercial paper issuances. The Company believes it will have continuous access to the commercial paper market. 3M’s commercial paper program permits the Company to have a maximum of $3 billion outstanding with a maximum maturity of 397 days from date of issuance.

Net Debt:

The Company defines net debt as total debt less the total of cash, cash equivalents and marketable securities. 3M considers net debt and its components to be an important indicator of liquidity and a guiding measure of capital structure strategy. Net debt is not defined under U.S. generally accepted accounting principles and may not be computed the same as similarly titled measures used by other companies. The following table provides net debt as of December 31, 2015 and 2014.

At December 31
(Millions)	2015	2014

Total Debt	$10,797	$6,811
Less: Cash and cash equivalents and marketable securities	1,925	3,351
Net Debt	$8,872	$3,460

In 2015, net debt rose by $5.4 billion to a net debt balance of $8.9 billion (as of December 31, 2015), as 3M progressed on its capital structure strategy. Debt levels were higher in both the U.S. and internationally, while international cash and marketable securities balances were reduced. Specific actions related to cash, cash equivalents, and marketable securities, in addition to debt, are discussed further below.

Cash, Cash Equivalents and Marketable Securities:

At December 31, 2015, 3M had $1.9 billion of cash, cash equivalents and marketable securities, of which approximately $1.7 billion was held by the Company’s foreign subsidiaries and $200 million was held by the United States. Of the $1.7 billion held internationally, U.S. dollar-based cash, cash equivalents and marketable securities totaled $355 million, or 21 percent, which was invested in money market funds, asset-backed securities, agency securities, corporate medium-term note securities and other high quality fixed income securities. At December 31, 2014, cash, cash equivalents and marketable securities held by the Company’s foreign subsidiaries and in the United States totaled approximately $3.3 billion and less than $100 million, respectively.

The Company’s total balance of cash, cash equivalents and marketable securities was $1.4 billion lower at December 31, 2015 when compared to December 31, 2014. 3M was able to manage the business with lower cash levels due to significant ongoing cash flow generation and proven access to capital markets funding throughout business cycles.

Total Debt:

The Company’s total debt was $4.0 billion higher at December 31, 2015 when compared to December 31, 2014. The strength of 3M’s capital structure and significant ongoing cash flows provide 3M proven access to capital markets. Additionally, the Company’s maturity profile is staggered to help ensure refinancing needs in any given year are reasonable in proportion to the total portfolio. As of February 11, 2016, the Company had an AA- credit rating, with a stable outlook, from Standard & Poor’s and an Aa3 credit rating, with a negative outlook, from Moody’s Investors Service. The Company’s ongoing transition to a better-optimized capital structure, financed with additional low-cost debt, could impact 3M’s credit rating in the future.

Effective May 16, 2014, the Company updated its “well-known seasoned issuer” shelf registration statement, which registers an indeterminate amount of debt or equity securities for future sales. This replaced 3M’s previous shelf registration dated August 5, 2011. In June 2014, in connection with the May 16, 2014 shelf registration, 3M re-commenced its medium-term notes program (Series F) under which 3M may issue, from time to time, up to $9 billion aggregate principal amount of notes. Included in this $9 billion are $8.17 billion (utilizing the foreign exchange rate applicable at the time of issuance for the Euro denominated debt) of notes previously issued in 2011, 2012, 2014, and 2015 as part of Series F. Information with respect to long-term debt issuances and maturities for the periods presented is included in Note 10.

In August 2014, 3M amended and extended its existing $1.5 billion five-year multi-currency revolving credit agreement to a $2.25 billion five-year multi-currency revolving credit agreement, with an expiration date of August 2019. This credit agreement includes a provision under which 3M may request an increase of up to $2.25 billion, bringing the total facility up to $4.5 billion (at the lenders’ discretion). This facility was undrawn at December 31, 2015. Under the $2.25 billion credit agreement, the Company is required to maintain its EBITDA to Interest Ratio as of the end of each fiscal quarter at not less than 3.0 to 1. This is calculated (as defined in the agreement) as the ratio of consolidated total EBITDA for the four consecutive quarters then ended to total interest expense on all funded debt for the same period. At December 31, 2015, this ratio was approximately 56 to 1. Debt covenants do not restrict the payment of dividends. Apart from the committed facilities, an additional $241 million in stand-alone letters of credit and $18 million in bank guarantees were also issued and outstanding at December 31, 2015. These lines of credit are utilized in connection with normal business activities.

Balance Sheet:

3M’s strong balance sheet and liquidity provide the Company with significant flexibility to take advantage of numerous opportunities going forward. The Company will continue to invest in its operations to drive growth, including continual review of acquisition opportunities.

Various assets and liabilities, including cash and short-term debt, can fluctuate significantly from month to month depending on short-term liquidity needs. Working capital (defined as current assets minus current liabilities) totaled $3.868 billion at December 31, 2015, compared with $6.339 billion at December 31, 2014, a decrease of $2.471 billion. Current asset balance changes decreased working capital by $1.317 billion, driven by decreases in marketable securities. Current liability balance changes decreased working capital by $1.154 billion, driven by increases in short-term debt.

The Company uses various working capital measures that place emphasis and focus on certain working capital assets and liabilities. These measures are not defined under U.S. generally accepted accounting principles and may not be computed the same as similarly titled measures used by other companies. One of the primary working capital measures 3M uses is a combined index, which includes accounts receivable, inventories and accounts payable. This combined index (defined as quarterly net sales — fourth quarter at year-end — multiplied by four, divided by ending net accounts receivable plus inventories less accounts payable) was 4.9 at December 31, 2015 compared to 5.0 at December 31, 2014. Receivables decreased $84 million, or 2.0 percent, compared with December 31, 2014, as currency translation impacts decreased accounts receivable by $239 million, partially offset by 2015 acquisitions that added $103 million. Inventories decreased $188 million, or 5.1 percent, compared with December 31, 2014. The inventory decrease was attributable to currency translation, which decreased inventories by $272 million, partially offset by 2015 acquisitions that added $102 million.

Accounts payable decreased by $113 million compared with December 31, 2014, as currency translation impacts reduced accounts payable by $76 million.

Return on Invested Capital (non-GAAP measure):

The Company uses non-GAAP measures to focus on shareholder value creation. 3M uses return on invested capital (ROIC), defined as annualized after-tax operating income (including interest income) divided by average operating capital. Operating capital is defined as net assets (total assets less total liabilities) excluding debt. This measure is not recognized under U.S. GAAP and may not be comparable to similarly titled measures used by other companies. ROIC was 22.5 percent for 2015, and 22.0 percent for 2014.

Cash Flows:

Cash flows from operating, investing and financing activities are provided in the tables that follow. Individual amounts in the Consolidated Statement of Cash Flows exclude the effects of acquisitions, divestitures and exchange rate impacts on cash and cash equivalents, which are presented separately in the cash flows. Thus, the amounts presented in the following operating, investing and financing activities tables reflect changes in balances from period to period adjusted for these effects.

Cash Flows from Operating Activities:

Years Ended December 31
(Millions)	2015	2014	2013

Net income including noncontrolling interest	$4,841	$4,998	$4,721
Depreciation and amortization	1,435	1,408	1,371
Company pension contributions	(264)	(210)	(476)
Company postretirement contributions	(3)	(5)	(6)
Company pension expense	442	310	446
Company postretirement expense	114	81	107
Stock-based compensation expense	276	280	240
Income taxes (deferred and accrued income taxes)	(349)	60	39
Excess tax benefits from stock-based compensation	(154)	(167)	(92)
Accounts receivable	(58)	(268)	(337)
Inventories	3	(113)	(86)
Accounts payable	9	75	16
Other — net	128	177	(126)
Net cash provided by operating activities	$6,420	$6,626	$5,817

Cash flows from operating activities can fluctuate significantly from period to period, as pension funding decisions, tax timing differences and other items can significantly impact cash flows.

In 2015, cash flows provided by operating activities decreased $206 million compared to 2014. Operating cash flows decreased due to $363 million in higher cash income taxes when comparing 2015 to 2014, plus lower net income, which was partially offset by lower year-on-year working capital requirements. The combination of accounts receivable, inventories and accounts payable increased working capital by $46 million in 2015, compared to increases of $306 million in 2014, with the year-on-year improvement related to lower organic volume growth. Additional discussion on working capital changes is provided earlier in the “Financial Condition and Liquidity” section.

In 2014, cash flows provided by operating activities increased $809 million compared to 2013. Operating cash flows benefited year-on-year from increases in net income including noncontrolling interest, lower pension and postretirement plans contributions, and lower year-on-year working capital requirements. The combination of accounts receivable, inventories and accounts payable increased working capital by $306 million in 2014, compared to increases of $407 million in 2013, with the year-on-year improvement partially due to higher receivable and inventory turns. Additional discussion on working capital changes is provided earlier in the “Financial Condition and Liquidity” section.

Free Cash Flow (non-GAAP measure):

In addition, to net cash provided by operating activities, 3M believes free cash flow and free cash flow conversion are useful measures of performance and uses these measures as an indication of the strength of the Company and its ability to generate cash. Free cash flow and free cash flow conversion are not defined under U.S. generally accepted accounting principles (GAAP). Therefore, they should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. 3M defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment (which is classified as an investing activity). It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. 3M defines free cash flow conversion as free cash flow divided by net income attributable to 3M. Below find a recap of free cash flow and free cash flow conversion for 2015, 2014 and 2013.

Years ended December 31
(Millions)	2015	2014	2013

Net cash provided by operating activities	$6,420	$6,626	$5,817
Purchases of property, plant and equipment (PP&E)	(1,461)	(1,493)	(1,665)
Free Cash Flow	$4,959	$5,133	$4,152
Free Cash Flow Conversion	103%	104%	89%

Cash Flows from Investing Activities:

Years ended December 31
(Millions)	2015	2014	2013

Purchases of property, plant and equipment (PP&E)	$(1,461)	$(1,493)	$(1,665)
Proceeds from sale of PP&E and other assets	33	135	128
Acquisitions, net of cash acquired	(2,914)	(94)	—
Purchases and proceeds from maturities and sale of marketable securities and investments, net	1,300	754	627
Proceeds from sale of businesses	123	—	8
Other investing activities	102	102	46
Net cash used in investing activities	$(2,817)	$(596)	$(856)

Investments in property, plant and equipment enable growth across many diverse markets, helping to meet product demand and increasing manufacturing efficiency. Capital spending was $1.461 billion in 2015, compared to $1.493 billion in 2014 and $1.665 billion in 2013. The Company expects 2016 capital spending to be approximately $1.3 billion to $1.5 billion as 3M continues to invest in its businesses.

3M invests in renewable and maintenance programs, which pertains to cost reduction, cycle time, maintaining and renewing current capacity, eliminating pollution, and compliance. Costs related to maintenance, ordinary repairs, and certain other items are expensed. 3M also invests in growth, which adds to capacity, driven by new products, both through expansion of current facilities and new facilities, plus research facilities. Finally, 3M also invests in other initiatives, such as information technology (IT) and corporate laboratory facilities.

In 2015, investments included new sites and buildings, investments in IT, continued expansion of current facilities and new facilities, plus the sustainment of existing facilities, in addition to other initiatives. Specific investments in 2015 included a new state-of-the-art, four story, 400,000 square foot research facility at 3M Center in St. Paul, Minnesota. In addition, 3M continued its investments it IT systems and infrastructure, particularly the ongoing multi-year phased implementation of an ERP system.

In 2014, investments in growth across geographies included production equipment, new sites and buildings, capacity investments, converting, and distribution, and other growth initiatives. Other investments include IT systems and infrastructure, including an ongoing multi-year phased implementation of an ERP system on a worldwide basis. In addition, 3M began a multi-year program in the United States to renew and upgrade laboratory facilities and administrative buildings.

In 2013, 3M continued its expansion of manufacturing capacity in key growth markets, including investments in the U.S., China, Germany, and Brazil. This included significant investments across 3M’s many businesses, such as abrasives, industrial adhesives and tapes, advanced materials, electronics-related, infection prevention, and other businesses. 3M continued its investments in IT systems and infrastructure. In addition, 3M sustained existing facilities through general maintenance, cost reduction, and compliance efforts.

Proceeds from sale of PP&E and other assets totaled $33 million in 2015, $135 million in 2014, and $128 million in 2013. Apart from the normal periodic sales of PP&E, 2014 included proceeds of $114 million related to the sales of real estate and non-production equipment, and 2013 included proceeds of $79 million related to non-production equipment.

Refer to Note 2 for information on acquisitions and divestitures. The Company is actively considering additional acquisitions, investments and strategic alliances, and from time to time may also divest certain businesses.

Purchases of marketable securities and investments and proceeds from maturities and sale of marketable securities and investments are primarily attributable to asset-backed securities, agency securities, corporate debt securities and other securities, which are classified as available-for-sale. Refer to Note 9 for more details about 3M’s diversified marketable securities portfolio. Purchases of investments include additional survivor benefit insurance, plus cost method and equity investments.

Cash Flows from Financing Activities:

Years ended December 31
(Millions)	2015	2014	2013

Change in short-term debt — net	$860	$27	$(2)
Repayment of debt (maturities greater than 90 days)	(800)	(1,625)	(859)
Proceeds from debt (maturities greater than 90 days)	3,422	2,608	824
Total cash change in debt	$3,482	$1,010	$(37)
Purchases of treasury stock	(5,238)	(5,652)	(5,212)
Proceeds from issuances of treasury stock pursuant to stock option and benefit plans	635	968	1,609
Dividends paid to stockholders	(2,561)	(2,216)	(1,730)
Excess tax benefits from stock-based compensation	154	167	92
Purchase of noncontrolling interest	—	(861)	—
Other — net	(120)	(19)	32
Net cash used in financing activities	$(3,648)	$(6,603)	$(5,246)

Total debt was $10.8 billion at December 31, 2015, $6.8 billion at December 31, 2014, and $6.0 billion at December 31, 2013. Total debt was 48 percent of total capital (total capital is defined as debt plus equity) at year-end 2015, 34 percent of total capital at year-end 2014, and 25 percent of total capital at year-end 2013.

In both 2015 and 2014, the change in short-term debt primarily related to bank borrowings by international subsidiaries, primarily Japan and Korea in 2015. In 2015, repayment of debt primarily related to debt assumed (and paid off) as part of the Capital Safety acquisition (refer to Note 2). In 2014, repayment of debt primarily includes repayment of a Eurobond in July 2014 totaling 1.025 billion Euros (approximately $1.4 billion carrying value), repayment of the three-year 66 million British Pound committed credit facility agreement entered into in December 2012, and repayment of other international debt. In 2013, repayment of debt related to the August 2013 repayment of $850 million (principal amount) of medium-term notes.

In 2015, proceeds from debt primarily related to the May 2015 issuance of 650 million Euros aggregate principal amount of five-year floating rate medium-term notes due 2020, 600 million Euros aggregate principal amount of eight-year fixed rate medium-term notes due 2023, and 500 million Euros aggregate principal amount of fifteen-year fixed rate medium-

term notes due 2030, which in the aggregate total approximately $1.9 billion at issue date exchange rates. In addition, August 2015 issuances included $450 million aggregate principal amount of three-year fixed rate medium-term notes due 2018, $500 million aggregate principal amount of five-year fixed rate medium-term notes due 2020, and $550 million aggregate principal amount of 10-year fixed rate medium-term notes due 2025, which in aggregate total $1.5 billion. In 2014, proceeds from debt primarily related to the June 2014 issuances of $625 million aggregate principal amount of five-year fixed rate medium-term notes due 2019 and $325 million aggregate principal amount of thirty-year fixed rate medium-term notes due 2044, as well as the November 2014 issuances of 500 million Euros principal amount of four-year floating rate medium-term notes due 2018 and 750 million Euros principal amount of 12-year fixed rate medium-term notes due 2026. In addition, proceeds from debt for 2014 also include bank borrowings by international subsidiaries. Proceeds from debt in 2013 related to the November 2013 issuance of an eight-year Eurobond for an amount of 600 million Euros. Refer to Note 10 for additional discussion of debt.

Repurchases of common stock are made to support the Company’s stock-based employee compensation plans and for other corporate purposes. In February 2016, 3M’s Board of Directors authorized the repurchase of up to $10 billion of 3M’s outstanding common stock, which replaced the Company’s February 2014 repurchase program. This authorization has no pre-established end date. In 2015, 2014, and 2013, the Company purchased more than $5 billion of its own stock each year. The Company expects full-year 2016 gross share repurchases will be in the range of $4 billion to $6 billion. For more information, refer to the table titled “Issuer Purchases of Equity Securities” in Part II, Item 5. The Company does not utilize derivative instruments linked to the Company’s stock.

Cash dividends paid to shareholders totaled $2.561 billion ($4.10 per share) in 2015, $2.216 billion ($3.42 per share) in 2014, and $1.730 billion ($2.54 per share) in 2013. 3M has paid dividends since 1916. In February 2016, 3M’s Board of Directors declared a first-quarter 2016 dividend of $1.11 per share, an increase of 8 percent. This is equivalent to an annual dividend of $4.44 per share and marked the 58th consecutive year of dividend increases.

On September 1, 2014, 3M purchased (via Sumitomo 3M Limited) Sumitomo Electric Industries, Ltd.’s 25 percent interest in 3M’s consolidated Sumitomo 3M Limited subsidiary for 90 billion Japanese Yen. Upon completion of this transaction, 3M owned 100 percent of Sumitomo 3M Limited. This was reflected as a “Purchase of noncontrolling interest” in the financing section of the consolidated statement of cash flows. In addition, in April 2014, 3M purchased the remaining noncontrolling interest in a consolidated 3M subsidiary for an immaterial amount, which was also classified as a “Purchase of noncontrolling interest” in the financing section of the consolidated statement of cash flows.

In March 2013, 3M sold shares in 3M India Limited, a subsidiary of the Company, in return for $8 million. The noncontrolling interest shares of this subsidiary trade on a public exchange in India. This sale of shares complied with an amendment to Indian securities regulations that required 3M India Limited, as a listed company, to achieve a minimum public shareholding of at least 25 percent. As a result of this transaction, 3M’s ownership in 3M India Limited was reduced from 76 percent to 75 percent. The $8 million received in the first quarter of 2013 was classified as other financing activity in the consolidated statement of cash flows.

In addition to the March 2013 sale of noncontrolling interest described above, other cash flows from financing activities may include various other items, such as changes in cash overdraft balances, and principal payments for capital leases.

Off-Balance Sheet Arrangements and Contractual Obligations:

As of December 31, 2015, the Company has not utilized special purpose entities to facilitate off-balance sheet financing arrangements. Refer to the section entitled “Warranties/Guarantees” in Note 14 for discussion of accrued product warranty liabilities and guarantees.

In addition to guarantees, 3M, in the normal course of business, periodically enters into agreements that require the Company to indemnify either major customers or suppliers for specific risks, such as claims for injury or property damage arising out of the use of 3M products or the negligence of 3M personnel, or claims alleging that 3M products infringe third-party patents or other intellectual property. While 3M’s maximum exposure under these indemnification provisions cannot be estimated, these indemnifications are not expected to have a material impact on the Company’s consolidated results of operations or financial condition.

A summary of the Company’s significant contractual obligations as of December 31, 2015, follows:

Contractual Obligations

		Payments due by year
							After
(Millions)	Total	2016	2017	2018	2019	2020	2020
Long-term debt, including current portion (Note 10)	$9,878	$1,125	$744	$993	$622	$1,203	$5,191
Interest on long-term debt	2,244	174	157	153	149	146	1,465
Operating leases (Note 14)	943	234	191	134	86	72	226
Capital leases (Note 14)	59	11	6	4	3	3	32
Unconditional purchase obligations and other	1,631	1,228	160	102	54	56	31
Total contractual cash obligations	$14,755	$2,772	$1,258	$1,386	$914	$1,480	$6,945

Long-term debt payments due in 2016 and 2017 include floating rate notes totaling $126 million (classified as current portion of long-term debt), and $96 million (included as a separate floating rate note in the long-term debt table), respectively, as a result of put provisions associated with these debt instruments. Interest projections on both floating and fixed rate long-term debt, including the effects of interest rate swaps, are based on effective interest rates as of December 31, 2015.

Unconditional purchase obligations are defined as an agreement to purchase goods or services that is enforceable and legally binding on the Company. Included in the unconditional purchase obligations category above are certain obligations related to take or pay contracts, capital commitments, service agreements and utilities. These estimates include both unconditional purchase obligations with terms in excess of one year and normal ongoing purchase obligations with terms of less than one year. Many of these commitments relate to take or pay contracts, in which 3M guarantees payment to ensure availability of products or services that are sold to customers. The Company expects to receive consideration (products or services) for these unconditional purchase obligations. Contractual capital commitments are included in the preceding table, but these commitments represent a small part of the Company’s expected capital spending in 2016 and beyond. The purchase obligation amounts do not represent the entire anticipated purchases in the future, but represent only those items for which the Company is contractually obligated. The majority of 3M’s products and services are purchased as needed, with no unconditional commitment. For this reason, these amounts will not provide a reliable indicator of the Company’s expected future cash outflows on a stand-alone basis.

Other obligations, included in the preceding table within the caption entitled “Unconditional purchase obligations and other,” include the current portion of the liability for uncertain tax positions under ASC 740, which is expected to be paid out in cash in the next 12 months. The Company is not able to reasonably estimate the timing of the long-term payments or the amount by which the liability will increase or decrease over time; therefore, the long-term portion of the net tax liability of $208 million is excluded from the preceding table. Refer to Note 8 for further details.

As discussed in Note 11, the Company does not have a required minimum cash pension contribution obligation for its U.S. plans in 2016 and Company contributions to its U.S. and international pension plans are expected to be largely discretionary in future years; therefore, amounts related to these plans are not included in the preceding table.

FINANCIAL INSTRUMENTS

The Company enters into foreign exchange forward contracts, options and swaps to hedge against the effect of exchange rate fluctuations on cash flows denominated in foreign currencies and certain intercompany financing transactions. The Company manages interest rate risks using a mix of fixed and floating rate debt. To help manage borrowing costs, the Company may enter into interest rate swaps. Under these arrangements, the Company agrees to exchange, at specified intervals, the difference between fixed and floating interest amounts calculated by reference to an agreed-upon notional principal amount. The Company manages commodity price risks through negotiated supply contracts, price protection agreements and forward contracts.

Refer to Item 7A, “Quantitative and Qualitative Disclosures About Market Risk”, for further discussion of foreign exchange rates risk, interest rates risk, commodity prices risk and value at risk analysis.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk.

In the context of Item 7A, 3M is exposed to market risk due to the risk of loss arising from adverse changes in foreign currency exchange rates, interest rates and commodity prices. Changes in those factors could cause fluctuations in earnings and cash flows. Senior management provides oversight for risk management and derivative activities, determines certain of the Company’s financial risk policies and objectives, and provides guidelines for derivative instrument utilization. Senior management also establishes certain associated procedures relative to control and valuation, risk analysis, counterparty credit approval, and ongoing monitoring and reporting.

The Company is exposed to credit loss in the event of nonperformance by counterparties in interest rate swaps, currency swaps, commodity price swaps, and forward and option contracts. However, the Company’s risk is limited to the fair value of the instruments. The Company actively monitors its exposure to credit risk through the use of credit approvals and credit limits, and by selecting major international banks and financial institutions as counterparties. The Company does not anticipate nonperformance by any of these counterparties.

Foreign Exchange Rates Risk:

Foreign currency exchange rates and fluctuations in those rates may affect the Company’s net investment in foreign subsidiaries and may cause fluctuations in cash flows related to foreign denominated transactions. 3M is also exposed to the translation of foreign currency earnings to the U.S. dollar. The Company enters into foreign exchange forward and option contracts to hedge against the effect of exchange rate fluctuations on cash flows denominated in foreign currencies. These transactions are designated as cash flow hedges. 3M may dedesignate these cash flow hedge relationships in advance of the occurrence of the forecasted transaction. Beginning in the second quarter of 2014, 3M began extending the maximum length of time over which it hedges its exposure to the variability in future cash flows of the forecasted transactions from a previous term of 12 months to a longer term of 24 months, with certain currencies being extended further to 36 months starting in the first quarter of 2015. In addition, 3M enters into foreign currency forward contracts that are not designated in hedging relationships to offset, in part, the impacts of certain intercompany activities (primarily associated with intercompany licensing arrangements and intercompany financing transactions). As circumstances warrant, the Company also uses foreign currency forward contracts and foreign currency denominated debt as hedging instruments to hedge portions of the Company’s net investments in foreign operations. The dollar equivalent gross notional amount of the Company’s foreign exchange forward and option contracts designated as cash flow hedges and those not designated as hedging instruments were $2.8 billion and $5.4 billion, respectively, at December 31, 2015. As of December 31, 2015, the Company had 974 million Euros and 248 billion South Korean Won in notional amount of foreign currency forward contracts designated as net investment hedges along with 3.6 billion Euros in principal amount of foreign currency denominated debt designated as non-derivative hedging instruments in certain net investment hedges as discussed in Note 12 in the “Net Investment Hedges” section.

Interest Rates Risk:

The Company may be impacted by interest rate volatility with respect to existing debt and future debt issuances. 3M manages interest expense using a mix of fixed and floating rate debt. To help manage borrowing costs, the Company may enter into interest rate swaps that are designated and qualify as fair value hedges. Under these arrangements, the Company agrees to exchange, at specified intervals, the difference between fixed and floating interest amounts calculated by reference to an agreed-upon notional principal amount. The dollar equivalent (based on inception date foreign currency exchange rates) gross notional amount of the Company’s interest rate swaps at December 31, 2015 was $1.8 billion. Additional details about 3M’s long-term debt can be found in Note 10, including references to information regarding derivatives and/or hedging instruments associated with the Company’s long-term debt.

Commodity Prices Risk:

The Company manages commodity price risks through negotiated supply contracts, price protection agreements and forward contracts. 3M used commodity price swaps as cash flow hedges of forecasted commodity transactions to manage price volatility, but discontinued this practice in the first quarter of 2015. The related mark-to-market gain or loss on qualifying hedges was included in other comprehensive income to the extent effective, and reclassified into cost of sales in the period during which the hedged transaction affected earnings.

Value At Risk:

The value at risk analysis is performed annually to assess the Company’s sensitivity to changes in currency rates, interest rates, and commodity prices. A Monte Carlo simulation technique was used to test the impact on after-tax earnings related to financial instruments (primarily debt), derivatives and underlying exposures outstanding at December 31, 2015. The model (third-party bank dataset) used a 95 percent confidence level over a 12-month time horizon. The exposure to changes in currency rates model used 18 currencies, interest rates related to three currencies, and commodity prices related to five commodities. This model does not purport to represent what actually will be experienced by the Company. This model does not include certain hedge transactions, because the Company believes their inclusion would not materially impact the results. The risk of loss or benefit associated with exchange rates was higher in 2015 due to a greater mix of floating rate debt and a rising interest rate environment in the U.S. Interest rate volatility increased in 2015, based on a higher mix of floating rate debt and the use of forward rates. The following table summarizes the possible adverse and positive impacts to after-tax earnings related to these exposures.

	Adverse impact on after-tax		Positive impact on after-tax
	earnings		earnings
(Millions)	2015	2014	2015	2014
Foreign exchange rates	$(254)	$(164)	$273	$173
Interest rates	(13)	(4)	9	3
Commodity prices	(1)	(1)	1	1

In addition to the possible adverse and positive impacts discussed in the preceding table related to foreign exchange rates, recent historical information is as follows. 3M estimates that year-on-year currency effects, including hedging impacts, had the following effects on income: 2015 ($390 million pre-tax decrease, $280 million after-tax decrease) and 2014 ($150 million pre-tax decrease, $100 million after-tax decrease). This estimate includes the effect of translating profits from local currencies into U.S. dollars; the impact of currency fluctuations on the transfer of goods between 3M operations in the United States and abroad; and transaction gains and losses, including derivative instruments designed to reduce foreign currency exchange rate risks and the negative impact of swapping Venezuelan bolivars into U.S. dollars. 3M estimates that year-on-year derivative and other transaction gains and losses had the following effects on pre-tax income: 2015 ($180 million increase) and 2014 ($10 million increase).

An analysis of the global exposures related to purchased components and materials is performed at each year-end. A one percent price change would result in a pre-tax cost or savings of approximately $70 million per year. The global energy exposure is such that a ten percent price change would result in a pre-tax cost or savings of approximately $40 million per year. Global energy exposure includes energy costs used in 3M production and other facilities, primarily electricity and natural gas.

Item 8. Financial Statements and Supplementary Data.

Note: The information contained in this Item has been updated for the business segment product line reporting change effective in the first quarter of 2016 (Note 16). Related to this change, updates have been made to the following Notes to Consolidated Financial Statements:

•

Note 3, Goodwill and Intangible Assets: For any product changes that resulted in reporting unit changes, the Company applied the relative fair value method to determine the impact on goodwill of the associated reporting units. No goodwill impairments resulted from any product changes that resulted in reporting unit changes.

•	Note 16, Business Segments: Net sales, operating income, and assets have been revised to reflect the segment product line reporting change for all periods presented.

For significant developments since the filing of the 2015 Annual Report (e.g. new developments in “Commitments and Contingencies”), refer to subsequent 2016 Quarterly Reports on Form 10-Q.

Management’s Responsibility for Financial Reporting

Management is responsible for the integrity and objectivity of the financial information included in this report. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. Where necessary, the financial statements reflect estimates based on management’s judgment.

Management has established and maintains a system of internal control over financial reporting for the Company and its subsidiaries. This system and its established accounting procedures and related controls are designed to provide reasonable assurance that assets are safeguarded, that the books and records properly reflect all transactions, that policies and procedures are implemented by qualified personnel, and that published financial statements are properly prepared and fairly presented. The Company’s system of internal control over financial reporting is supported by widely communicated written policies, including business conduct policies, which are designed to require all employees to maintain high ethical standards in the conduct of Company affairs. Internal auditors continually review the accounting and control system.

3M Company

Management’s Report on Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining an adequate system of internal control over financial reporting. Management conducted an assessment of the Company’s internal control over financial reporting based on the framework established by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework (2013). Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015 excluded Capital Safety Group S.A.R.L. and Polypore International, Inc.’s Separation Media Business, which were both acquired by the Company in August 2015 in purchase business combinations. These acquired businesses’ total assets and total net sales, in the aggregate, represented less than 2 percent and less than 1 percent, respectively, of the Company’s consolidated financial statement amounts as of and for the year ended December 31, 2015. Companies are allowed to exclude acquisitions from their assessment of internal control over financial reporting during the first year of acquisition while integrating the acquired company under guidelines established by the Securities and Exchange Commission. Based on the assessment, management concluded that, as of December 31, 2015, the Company’s internal control over financial reporting is effective.

The Company’s internal control over financial reporting as of December 31, 2015 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein, which expresses an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015.

3M Company

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of 3M Company

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of 3M Company and its subsidiaries (the “Company”) at December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting.  Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audits.  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for marketable securities and deferred tax assets and liabilities in 2015.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management's Report on Internal Control over Financial Reporting, management has excluded Capital Safety Group S.A.R.L. (“Capital Safety”) and Polypore International, Inc.’s Separations Media Business (“Polypore Separations Media”) from its assessment of internal control over financial reporting as of December 31, 2015 because these businesses were acquired by the Company in purchase business combinations during 2015.  We have also excluded Capital Safety and Polypore Separations Media from our audit of internal control over financial reporting.  Capital Safety is a wholly-owned subsidiary of the Company and the Company acquired the assets and liabilities of Polypore Separations Media whose total assets and total net sales, in the aggregate, represent less than 2 percent and less than 1 percent, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2015.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

February 11, 2016, except with respect to our opinion on the consolidated financial statements insofar as it relates to the business segment reporting changes discussed in Notes 3 and 16 as to which the date is May 17, 2016

Consolidated Statement of Income

3M Company and Subsidiaries

Years ended December 31

(Millions, except per share amounts)	2015	2014	2013
Net sales	$30,274	$31,821	$30,871
Operating expenses
Cost of sales	15,383	16,447	16,106
Selling, general and administrative expenses	6,182	6,469	6,384
Research, development and related expenses	1,763	1,770	1,715
Total operating expenses	23,328	24,686	24,205
Operating income	6,946	7,135	6,666

Interest expense and income
Interest expense	149	142	145
Interest income	(26)	(33)	(41)
Total interest expense — net	123	109	104

Income before income taxes	6,823	7,026	6,562
Provision for income taxes	1,982	2,028	1,841
Net income including noncontrolling interest	$4,841	$4,998	$4,721

Less: Net income attributable to noncontrolling interest	8	42	62

Net income attributable to 3M	$4,833	$4,956	$4,659

Weighted average 3M common shares outstanding — basic	625.6	649.2	681.9
Earnings per share attributable to 3M common shareholders — basic	$7.72	$7.63	$6.83

Weighted average 3M common shares outstanding — diluted	637.2	662.0	693.6
Earnings per share attributable to 3M common shareholders — diluted	$7.58	$7.49	$6.72

Cash dividends paid per 3M common share	$4.10	$3.42	$2.54

The accompanying Notes to Consolidated Financial Statements are an integral part of this statement.

Consolidated Statement of Comprehensive Income

3M Company and Subsidiaries

Years ended December 31

(Millions)	2015	2014	2013
Net income including noncontrolling interest	$4,841	$4,998	$4,721
Other comprehensive income (loss), net of tax:
Cumulative translation adjustment	(586)	(942)	(505)
Defined benefit pension and postretirement plans adjustment	489	(1,562)	1,245
Debt and equity securities, unrealized gain (loss)	—	2	—
Cash flow hedging instruments, unrealized gain (loss)	25	107	15
Total other comprehensive income (loss), net of tax	(72)	(2,395)	755
Comprehensive income (loss) including noncontrolling interest	4,769	2,603	5,476
Comprehensive (income) loss attributable to noncontrolling interest	(6)	(48)	20
Comprehensive income (loss) attributable to 3M	$4,763	$2,555	$5,496

The accompanying Notes to Consolidated Financial Statements are an integral part of this statement.

Consolidated Balance Sheet

3M Company and Subsidiaries

At December 31

(Dollars in millions, except per share amount)	2015	2014
Assets
Current assets
Cash and cash equivalents	$1,798	$1,897
Marketable securities — current	118	1,439
Accounts receivable — net of allowances of $91 and $94	4,154	4,238
Inventories
Finished goods	1,655	1,723
Work in process	1,008	1,081
Raw materials and supplies	855	902
Total inventories	3,518	3,706
Other current assets	1,398	1,023
Total current assets	10,986	12,303
Marketable securities — non-current	9	15
Investments	117	102
Property, plant and equipment	23,098	22,841
Less: Accumulated depreciation	(14,583)	(14,352)
Property, plant and equipment — net	8,515	8,489
Goodwill	9,249	7,050
Intangible assets — net	2,601	1,435
Prepaid pension benefits	188	46
Other assets	1,053	1,769
Total assets	$32,718	$31,209
Liabilities
Current liabilities
Short-term borrowings and current portion of long-term debt	$2,044	$106
Accounts payable	1,694	1,807
Accrued payroll	644	732
Accrued income taxes	332	435
Other current liabilities	2,404	2,884
Total current liabilities	7,118	5,964

Long-term debt	8,753	6,705
Pension and postretirement benefits	3,520	3,843
Other liabilities	1,580	1,555
Total liabilities	$20,971	$18,067
Commitments and contingencies (Note 14)
Equity
3M Company shareholders’ equity:
Common stock, par value $.01 per share	$9	$9
Shares outstanding - 2015: 609,330,124
Shares outstanding - 2014: 635,134,594
Additional paid-in capital	4,791	4,379
Retained earnings	36,575	34,317
Treasury stock	(23,308)	(19,307)
Accumulated other comprehensive income (loss)	(6,359)	(6,289)
Total 3M Company shareholders’ equity	11,708	13,109
Noncontrolling interest	39	33
Total equity	$11,747	$13,142
Total liabilities and equity	$32,718	$31,209

The accompanying Notes to Consolidated Financial Statements are an integral part of this statement.

Consolidated Statement of Changes in Equity

3M Company and Subsidiaries

Years Ended December 31

		3M Company Shareholders
		Common			Accumulated
		Stock and			Other
		Additional			Comprehensive	Non-
		Paid-in	Retained	Treasury	Income	controlling
(Dollars in millions, except per share amounts)	Total	Capital	Earnings	Stock	(Loss)	Interest
Balance at December 31, 2012	$18,040	$4,053	$30,679	$(12,407)	$(4,750)	$465

Net income	4,721		4,659			62
Other comprehensive income (loss), net of tax:
Cumulative translation adjustment	(505)				(418)	(87)
Defined benefit pension and post-retirement plans adjustment	1,245				1,240	5
Debt and equity securities - unrealized gain (loss)	—				—	—
Cash flow hedging instruments - unrealized gain (loss)	15				15	—
Total other comprehensive income (loss), net of tax	755
Dividends declared ($3.395 per share, Note 6)	(2,297)		(2,297)
Sale of subsidiary shares	8	7				1
Stock-based compensation, net of tax impacts	324	324
Reacquired stock	(5,216)			(5,216)
Issuances pursuant to stock option and benefit plans	1,613		(625)	2,238
Balance at December 31, 2013	$17,948	$4,384	$32,416	$(15,385)	$(3,913)	$446

Net income	4,998		4,956			42
Other comprehensive income (loss), net of tax:
Cumulative translation adjustment	(942)				(948)	6
Defined benefit pension and post-retirement plans adjustment	(1,562)				(1,562)	—
Debt and equity securities - unrealized gain (loss)	2				2	—
Cash flow hedging instruments - unrealized gain (loss)	107				107	—
Total other comprehensive income (loss), net of tax	(2,395)
Dividends declared ($3.59 per share, Note 6)	(2,297)		(2,297)
Purchase of subsidiary shares	(870)	(434)			25	(461)
Stock-based compensation, net of tax impacts	438	438
Reacquired stock	(5,643)			(5,643)
Issuances pursuant to stock option and benefit plans	963		(758)	1,721
Balance at December 31, 2014	$13,142	$4,388	$34,317	$(19,307)	$(6,289)	$33

Net income	4,841		4,833			8
Other comprehensive income (loss), net of tax:
Cumulative translation adjustment	(586)				(584)	(2)
Defined benefit pension and post-retirement plans adjustment	489				489	—
Debt and equity securities - unrealized gain (loss)	—				—	—
Cash flow hedging instruments - unrealized gain/(loss)	25				25	—
Total other comprehensive income (loss), net of tax	(72)
Dividends declared ($3.075 per share, Note 6)	(1,913)		(1,913)
Stock-based compensation, net of tax impacts	412	412
Reacquired stock	(5,304)			(5,304)
Issuances pursuant to stock option and benefit plans	641		(662)	1,303
Balance at December 31, 2015	$11,747	$4,800	$36,575	$(23,308)	$(6,359)	$39

Supplemental share information	2015	2014	2013
Treasury stock
Beginning balance	308,898,462	280,736,817	256,941,406
Reacquired stock	34,072,584	40,664,061	45,445,610
Issuances pursuant to stock options and benefit plans	(8,268,114)	(12,502,416)	(21,650,199)
Ending balance	334,702,932	308,898,462	280,736,817

The accompanying Notes to Consolidated Financial Statements are an integral part of this statement.

Consolidated Statement of Cash Flows

3M Company and Subsidiaries

Years ended December 31

(Millions)	2015	2014	2013
Cash Flows from Operating Activities
Net income including noncontrolling interest	$4,841	$4,998	$4,721
Adjustments to reconcile net income including noncontrolling interest to net cash provided by operating activities
Depreciation and amortization	1,435	1,408	1,371
Company pension and postretirement contributions	(267)	(215)	(482)
Company pension and postretirement expense	556	391	553
Stock-based compensation expense	276	280	240
Deferred income taxes	395	(146)	(167)
Excess tax benefits from stock-based compensation	(154)	(167)	(92)
Changes in assets and liabilities
Accounts receivable	(58)	(268)	(337)
Inventories	3	(113)	(86)
Accounts payable	9	75	16
Accrued income taxes (current and long-term)	(744)	206	206
Other — net	128	177	(126)
Net cash provided by operating activities	6,420	6,626	5,817

Cash Flows from Investing Activities
Purchases of property, plant and equipment (PP&E)	(1,461)	(1,493)	(1,665)
Proceeds from sale of PP&E and other assets	33	135	128
Acquisitions, net of cash acquired	(2,914)	(94)	—
Purchases of marketable securities and investments	(652)	(1,280)	(4,040)
Proceeds from maturities and sale of marketable securities and investments	1,952	2,034	4,667
Proceeds from sale of businesses	123	—	8
Other investing	102	102	46
Net cash used in investing activities	(2,817)	(596)	(856)

Cash Flows from Financing Activities
Change in short-term debt — net	860	27	(2)
Repayment of debt (maturities greater than 90 days)	(800)	(1,625)	(859)
Proceeds from debt (maturities greater than 90 days)	3,422	2,608	824
Purchases of treasury stock	(5,238)	(5,652)	(5,212)
Proceeds from issuance of treasury stock pursuant to stock option and benefit plans	635	968	1,609
Dividends paid to shareholders	(2,561)	(2,216)	(1,730)
Excess tax benefits from stock-based compensation	154	167	92
Purchase of noncontrolling interest	—	(861)	—
Other — net	(120)	(19)	32
Net cash used in financing activities	(3,648)	(6,603)	(5,246)

Effect of exchange rate changes on cash and cash equivalents	(54)	(111)	(17)

Net increase (decrease) in cash and cash equivalents	(99)	(684)	(302)
Cash and cash equivalents at beginning of year	1,897	2,581	2,883
Cash and cash equivalents at end of period	$1,798	$1,897	$2,581

The accompanying Notes to Consolidated Financial Statements are an integral part of this statement.

Notes to Consolidated Financial Statements

NOTE 1.  Significant Accounting Policies

Consolidation: 3M is a diversified global manufacturer, technology innovator and marketer of a wide variety of products. All subsidiaries are consolidated. All intercompany transactions are eliminated. As used herein, the term “3M” or “Company” refers to 3M Company and subsidiaries unless the context indicates otherwise.

Basis of presentation: Certain balances relative to prior periods have been reclassified to conform to December 31, 2015 presentation in connection with the following, each of which is further discussed in the indicated section of Note 1:

•	Change in method of classification of certain marketable securities previously classified as non-current to current as further discussed in the Marketable securities section; and
•

Adoption of Accounting Standards Update (ASU) No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, and ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes, in the fourth quarter of 2015 on a retrospective basis as further discussed in the New Accounting Pronouncements section.

Foreign currency translation: Local currencies generally are considered the functional currencies outside the United States. Assets and liabilities for operations in local-currency environments are translated at month-end exchange rates of the period reported. Income and expense items are translated at month-end exchange rates of each applicable month. Cumulative translation adjustments are recorded as a component of accumulated other comprehensive income (loss) in shareholders’ equity.

Although local currencies are typically considered as the functional currencies outside the United States, under Accounting Standards Codification (ASC) 830, Foreign Currency Matters, the reporting currency of a foreign entity’s parent is assumed to be that entity’s functional currency when the economic environment of a foreign entity is highly inflationary—generally when its cumulative inflation is approximately 100 percent or more for the three years that precede the beginning of a reporting period. 3M has a subsidiary in Venezuela with operating income representing less than 1.0 percent of 3M’s consolidated operating income for 2015. Since January 1, 2010, the financial statements of the Venezuelan subsidiary have been remeasured as if its functional currency were that of its parent.

The Venezuelan government sets official rates of exchange and conditions precedent to purchase foreign currency at these rates with local currency. Such rates and conditions have been and continue to be subject to change. In January 2014, the Venezuelan government announced that the National Center for Foreign Commerce (CENCOEX), had assumed the role with respect to the continuation of the existing official exchange rate, significantly expanded the use of a second currency auction exchange mechanism called the Complementary System for Foreign Currency Acquirement (or SICAD1), and issued exchange regulations indicating the SICAD1 rate of exchange would be used for payments related to international investments. In late March 2014, the Venezuelan government launched a third foreign exchange mechanism, SICAD2, which it later replaced with another foreign currency exchange platform in February 2015 called the Marginal System of Foreign Currency (SIMADI). The SIMADI rate was described as being derived from daily private bidders and buyers exchanging offers through authorized agents. This rate is approved and published by the Venezuelan Central Bank.

The financial statements of 3M’s Venezuelan subsidiary were remeasured utilizing the official CENCOEX (or its predecessor) rate into March 2014, the SICAD1 rate beginning in late March 2014, the SICAD2 rate beginning in June 2014, and the SIMADI rate beginning in February 2015. 3M’s uses of these rates were based upon evaluation of a number of factors including, but not limited to, the exchange rate the Company’s Venezuelan subsidiary may legally use to convert currency, settle transactions or pay dividends; the probability of accessing and obtaining currency by use of a particular rate or mechanism; and the Company’s intent and ability to use a particular exchange mechanism. Other factors notwithstanding, remeasurement impacts of the changes in use of these exchange rates did not have material impacts on 3M’s consolidated results of operations or financial condition.

The Company continues to monitor circumstances relative to its Venezuelan subsidiary. Changes in applicable exchange rates or exchange mechanisms may continue in the future. These changes could impact the rate of exchange applicable to remeasure the Company’s net monetary assets (liabilities) denominated in Venezuelan Bolivars (VEF). As of

December 31, 2015, the Company had a balance of net monetary liabilities denominated in VEF of less than 500 million VEF and the CENCOEX, SICAD (formerly SICAD1), and SIMADI exchange rates were approximately 6 VEF, 13 VEF, and 200 VEF per U.S. dollar, respectively.

A need to deconsolidate the Company’s Venezuelan subsidiary’s operations may result from a lack of exchangeability of VEF-denominated cash coupled with an acute degradation in the ability to make key operational decisions due to government regulations in Venezuela. 3M monitors factors such as its ability to access various exchange mechanisms; the impact of government regulations on the Company’s ability to manage its Venezuelan subsidiary’s capital structure, purchasing, product pricing, and labor relations; and the current political and economic situation within Venezuela. Based upon such factors as of December 31, 2015, the Company continues to consolidate its Venezuelan subsidiary. As of December 31, 2015, the balance of intercompany receivables due from this subsidiary and its equity balance are not significant.

Reclassifications: Certain amounts in the prior years’ consolidated financial statements have been reclassified to conform to the current year presentation.

Use of estimates: The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash and cash equivalents: Cash and cash equivalents consist of cash and temporary investments with maturities of three months or less when acquired.

Marketable securities: Effective December 31, 2015, the Company changed the method of classification of certain securities previously classified as non-current to current. This new method classifies these securities as current or non-current based on the nature of the securities and availability for use in current operations while the prior classification was based on management’s intended holding period, the security’s maturity date and liquidity considerations based on market conditions. The Company believes this method is preferable because it is consistent with how the Company manages its capital structure and liquidity. The prior period balance has been reclassified to conform to the current year presentation:

	December 31, 2014
(Millions)	Previously Reported	Impact	As Adjusted
Marketable securities - current	$626	$813	$1,439
Marketable securities - non-current	828	(813)	15
Total marketable securities	$1,454	$—	$1,454

3M reviews impairments associated with its marketable securities in accordance with the measurement guidance provided by ASC 320, Investments-Debt and Equity Securities, when determining the classification of the impairment as “temporary” or “other-than-temporary”. A temporary impairment charge results in an unrealized loss being recorded in the other comprehensive income component of shareholders’ equity. Such an unrealized loss does not reduce net income for the applicable accounting period because the loss is not viewed as other-than-temporary. The factors evaluated to differentiate between temporary and other-than-temporary include the projected future cash flows, credit ratings actions, and assessment of the credit quality of the underlying collateral, as well as other factors.

Investments: Investments primarily include equity method, cost method, and available-for-sale equity investments. Available-for-sale investments are recorded at fair value. Unrealized gains and losses relating to investments classified as available-for-sale are recorded as a component of accumulated other comprehensive income (loss) in shareholders’ equity.

Other assets: Other assets include deferred income taxes, product and other insurance receivables, the cash surrender value of life insurance policies, and other long-term assets. Investments in life insurance are reported at the amount that could be realized under contract at the balance sheet date, with any changes in cash surrender value or contract value during the period accounted for as an adjustment of premiums paid. Cash outflows and inflows associated with life insurance activity are included in “Purchases of marketable securities and investments” and “Proceeds from maturities and sale of marketable securities and investments,” respectively.

Inventories: Inventories are stated at the lower of cost or market, with cost generally determined on a first-in, first-out basis.

Property, plant and equipment: Property, plant and equipment, including capitalized interest and internal engineering costs, are recorded at cost. Depreciation of property, plant and equipment generally is computed using the straight-line method based on the estimated useful lives of the assets. The estimated useful lives of buildings and improvements primarily range from ten to forty years, with the majority in the range of twenty to forty years. The estimated useful lives of machinery and equipment primarily range from three to fifteen years, with the majority in the range of five to ten years. Fully depreciated assets are retained in property and accumulated depreciation accounts until disposal. Upon disposal, assets and related accumulated depreciation are removed from the accounts and the net amount, less proceeds from disposal, is charged or credited to operations. Property, plant and equipment amounts are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset (asset group) may not be recoverable. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition. The amount of the impairment loss recorded is calculated by the excess of the asset’s carrying value over its fair value. Fair value is generally determined using a discounted cash flow analysis.

Conditional asset retirement obligations: A liability is initially recorded at fair value for an asset retirement obligation associated with the retirement of tangible long-lived assets in the period in which it is incurred if a reasonable estimate of fair value can be made. Conditional asset retirement obligations exist for certain long-term assets of the Company. The obligation is initially measured at fair value using expected present value techniques. Over time the liabilities are accreted for the change in their present value and the initial capitalized costs are depreciated over the remaining useful lives of the related assets. The asset retirement obligation liability was $102 million and $96 million at December 31, 2015 and 2014, respectively.

Goodwill: Goodwill is the excess of cost of an acquired entity over the amounts assigned to assets acquired and liabilities assumed in a business combination. Goodwill is not amortized. Goodwill is tested for impairment annually in the fourth quarter of each year, and is tested for impairment between annual tests if an event occurs or circumstances change that would indicate the carrying amount may be impaired. Impairment testing for goodwill is done at a reporting unit level, with all goodwill assigned to a reporting unit. Reporting units are one level below the business segment level, but can be combined when reporting units within the same segment have similar economic characteristics. 3M did not combine any of its reporting units for impairment testing. An impairment loss generally would be recognized when the carrying amount of the reporting unit’s net assets exceeds the estimated fair value of the reporting unit. The estimated fair value of a reporting unit is determined using earnings for the reporting unit multiplied by a price/earnings ratio for comparable industry groups, or by using a discounted cash flow analysis. Companies have the option to first assess qualitative factors to determine whether the fair value of a reporting unit is not “more likely than not” less than its carrying amount, which is commonly referred to as “Step 0”. 3M has chosen not to apply Step 0 for 2015 or prior period annual goodwill assessments.

Intangible assets: Intangible asset types include customer related, patents, other technology-based, tradenames and other intangible assets acquired from an independent party. Intangible assets with a definite life are amortized over a period ranging from one to twenty years on a systematic and rational basis (generally straight line) that is representative of the asset’s use. The estimated useful lives vary by category, with customer related largely between seven to seventeen years, patents largely between five to thirteen years, other technology-based largely between two to fifteen years, definite lived tradenames largely between three and twenty years, and other intangibles largely between two to ten years. Costs related to internally developed intangible assets, such as patents, are expensed as incurred, primarily in “Research, development and related expenses.”

Intangible assets with a definite life are tested for impairment whenever events or circumstances indicate that the carrying amount of an asset (asset group) may not be recoverable. An impairment loss is recognized when the carrying amount of an asset exceeds the estimated undiscounted cash flows used in determining the fair value of the asset. The amount of the impairment loss recorded is calculated by the excess of the asset’s carrying value over its fair value. Fair value is generally determined using a discounted cash flow analysis.

Intangible assets with an indefinite life, namely certain tradenames, are not amortized. Indefinite-lived intangible assets are tested for impairment annually, and are tested for impairment between annual tests if an event occurs or circumstances change that would indicate that the carrying amount may be impaired. An impairment loss generally would be recognized when the fair value is less than the carrying value of the indefinite-lived intangible asset.

Restructuring actions: Restructuring actions generally include significant actions involving employee-related severance charges, contract termination costs, and impairment or accelerated depreciation/amortization of assets associated with such actions. Employee-related severance charges are largely based upon distributed employment policies and substantive severance plans. These charges are reflected in the quarter when the actions are probable and the amounts are estimable, which typically is when management approves the associated actions. Severance amounts for which affected employees were required to render service in order to receive benefits at their termination dates were measured at the date such benefits were communicated to the applicable employees and recognized as expense over the employees’ remaining service periods. Contract termination and other charges primarily reflect costs to terminate a contract before the end of its term (measured at fair value at the time the Company provided notice to the counterparty) or costs that will continue to be incurred under the contract for its remaining term without economic benefit to the Company. Asset impairment charges related to intangible assets and property, plant and equipment reflect the excess of the assets’ carrying values over their fair values.

Revenue (sales) recognition: The Company sells a wide range of products to a diversified base of customers around the world and has no material concentration of credit risk. Revenue is recognized when the risks and rewards of ownership have substantively transferred to customers. This condition normally is met when the product has been delivered or upon performance of services. The Company records estimated reductions to revenue or records expense for customer and distributor incentives, primarily comprised of rebates and free goods, at the time of the initial sale. These sales incentives are accounted for in accordance with ASC 605, Revenue Recognition. The estimated reductions of revenue for rebates are based on the sales terms, historical experience, trend analysis and projected market conditions in the various markets served. Since the Company serves numerous markets, the rebate programs offered vary across businesses, but the most common incentive relates to amounts paid or credited to customers for achieving defined volume levels or growth objectives. Free goods are accounted for as an expense and recorded in cost of sales. Sales, use, value-added and other excise taxes are not recognized in revenue.

The vast majority of 3M’s sales agreements are for standard products and services with customer acceptance occurring upon delivery of the product or performance of the service. However, to a limited extent 3M also enters into agreements that involve multiple elements (such as equipment, installation and service), software, or non-standard terms and conditions.

For non-software multiple-element arrangements, the Company recognizes revenue for delivered elements when they have stand-alone value to the customer, they have been accepted by the customer, and for which there are only customary refund or return rights. Arrangement consideration is allocated to the deliverables by use of the relative selling price method. The selling price used for each deliverable is based on vendor-specific objective evidence (VSOE) if available, third-party evidence (TPE) if VSOE is not available, or estimated selling price if neither VSOE nor TPE is available. Estimated selling price is determined in a manner consistent with that used to establish the price to sell the deliverable on a standalone basis. In addition to the preceding conditions, equipment revenue is not recorded until the installation has been completed if equipment acceptance is dependent upon installation or if installation is essential to the functionality of the equipment. Installation revenues are not recorded until installation has been completed.

For arrangements (or portions of arrangements) falling within software revenue recognition standards and that do not involve significant production, modification, or customization, revenue for each software or software-related element is recognized when the Company has VSOE of the fair value of all of the undelivered elements and applicable criteria have been met for the delivered elements. When the arrangements involve significant production, modification or customization, long-term construction-type accounting involving proportional performance is generally employed.

For prepaid service contracts, sales revenue is recognized on a straight-line basis over the term of the contract, unless historical evidence indicates the costs are incurred on other than a straight-line basis. License fee revenue is recognized as earned, and no revenue is recognized until the inception of the license term.

On occasion, agreements will contain milestones, or 3M will recognize revenue based on proportional performance. For these agreements, and depending on the specifics, 3M may recognize revenue upon completion of a substantive milestone, or in proportion to costs incurred to date compared with the estimate of total costs to be incurred.

Accounts receivable and allowances: Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The Company maintains allowances for bad debts, cash discounts, product returns and various other items. The allowance for doubtful accounts and product returns is based on the best estimate of the amount of probable credit losses in existing accounts receivable and anticipated sales returns. The Company determines the allowances based on historical write-off experience by industry and regional economic data and historical sales returns. The Company reviews the allowance for doubtful accounts monthly. The Company does not have any significant off-balance-sheet credit exposure related to its customers.

Advertising and merchandising: These costs are charged to operations in the period incurred, and totaled $368 million in 2015, $407 million in 2014 and $423 million in 2013.

Research, development and related expenses: These costs are charged to operations in the period incurred and are shown on a separate line of the Consolidated Statement of Income. Research, development and related expenses totaled $1.763 billion in 2015, $1.770 billion in 2014 and $1.715 billion in 2013. Research and development expenses, covering basic scientific research and the application of scientific advances in the development of new and improved products and their uses, totaled $1.223 billion in 2015, $1.193 billion in 2014 and $1.150 billion in 2013. Related expenses primarily include technical support; internally developed patent costs, which include costs and fees incurred to prepare, file, secure and maintain patents; amortization of externally acquired patents and externally acquired in-process research and development; and gains/losses associated with certain corporate approved investments in R&D-related ventures, such as equity method effects and impairments.

Internal-use software: The Company capitalizes direct costs of services used in the development of internal-use software. Amounts capitalized are amortized over a period of three to seven years, generally on a straight-line basis, unless another systematic and rational basis is more representative of the software’s use. Amounts are reported as a component of either machinery and equipment or capital leases within property, plant and equipment.

Environmental: Environmental expenditures relating to existing conditions caused by past operations that do not contribute to current or future revenues are expensed. Reserves for liabilities related to anticipated remediation costs are recorded on an undiscounted basis when they are probable and reasonably estimable, generally no later than the completion of feasibility studies, the Company’s commitment to a plan of action, or approval by regulatory agencies. Environmental expenditures for capital projects that contribute to current or future operations generally are capitalized and depreciated over their estimated useful lives.

Income taxes: The provision for income taxes is determined using the asset and liability approach. Under this approach, deferred income taxes represent the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities. The Company records a valuation allowance to reduce its deferred tax assets when uncertainty regarding their realizability exists. As of December 31, 2015 and 2014, the Company had valuation allowances of $31 million and $22 million on its deferred tax assets, respectively. The increase in valuation allowance at December 31, 2015 relates to current acquisitions in certain international jurisdictions. The Company recognizes and measures its uncertain tax positions based on the rules under ASC 740, Income Taxes.

Earnings per share: The difference in the weighted average 3M shares outstanding for calculating basic and diluted earnings per share attributable to 3M common shareholders is the result of the dilution associated with the Company’s stock-based compensation plans. Certain options outstanding under these stock-based compensation plans during the years 2015, 2014 and 2013 were not included in the computation of diluted earnings per share attributable to 3M common shareholders because they would not have had a dilutive effect (5.0 million average options for 2015, 1.4 million average options for 2014, and 2.0 million average options for 2013). The computations for basic and diluted earnings per share for the years ended December 31 follow:

Earnings Per Share Computations

(Amounts in millions, except per share amounts)	2015	2014	2013
Numerator:
Net income attributable to 3M	$4,833	$4,956	$4,659

Denominator:
Denominator for weighted average 3M common shares outstanding — basic	625.6	649.2	681.9

Dilution associated with the Company’s stock-based compensation plans	11.6	12.8	11.7

Denominator for weighted average 3M common shares outstanding — diluted	637.2	662.0	693.6

Earnings per share attributable to 3M common shareholders — basic	$7.72	$7.63	$6.83
Earnings per share attributable to 3M common shareholders — diluted	$7.58	$7.49	$6.72

Stock-based compensation: The Company recognizes compensation expense for its stock-based compensation programs, which include stock options, restricted stock, restricted stock units, performance shares, and the General Employees’ Stock Purchase Plan (GESPP). Under applicable accounting standards, the fair value of share-based compensation is determined at the grant date and the recognition of the related expense is recorded over the period in which the share-based compensation vests. Refer to Note 15 for additional information.

Comprehensive income: Total comprehensive income and the components of accumulated other comprehensive income (loss) are presented in the Consolidated Statement of Comprehensive Income and the Consolidated Statement of Changes in Equity. Accumulated other comprehensive income (loss) is composed of foreign currency translation effects (including hedges of net investments in international companies), defined benefit pension and postretirement plan adjustments, unrealized gains and losses on available-for-sale debt and equity securities, and unrealized gains and losses on cash flow hedging instruments.

Derivatives and hedging activities: All derivative instruments within the scope of ASC 815, Derivatives and Hedging, are recorded on the balance sheet at fair value. The Company uses interest rate swaps, currency and commodity price swaps, and foreign currency forward and option contracts to manage risks generally associated with foreign exchange rate, interest rate and commodity market volatility. All hedging instruments that qualify for hedge accounting are designated and effective as hedges, in accordance with U.S. generally accepted accounting principles. If the underlying hedged transaction ceases to exist, all changes in fair value of the related derivatives that have not been settled are recognized in current earnings. Instruments that do not qualify for hedge accounting are marked to market with changes recognized in current earnings. Cash flows from derivative instruments are classified in the statement of cash flows in the same category as the cash flows from the items subject to designated hedge or undesignated (economic) hedge relationships. The Company does not hold or issue derivative financial instruments for trading purposes and is not a party to leveraged derivatives.

Credit risk: The Company is exposed to credit loss in the event of nonperformance by counterparties in interest rate swaps, currency swaps, commodity price swaps, and forward and option contracts. However, the Company’s risk is limited to the fair value of the instruments. The Company actively monitors its exposure to credit risk through the use of credit approvals and credit limits, and by selecting major international banks and financial institutions as counterparties. 3M enters into master netting arrangements with counterparties when possible to mitigate credit risk in derivative transactions. A master netting arrangement may allow each counterparty to net settle amounts owed between a 3M entity and the counterparty as a result of multiple, separate derivative transactions. The Company does not anticipate nonperformance by any of these counterparties. 3M has elected to present the fair value of derivative assets and liabilities within the Company’s consolidated balance sheet on a gross basis even when derivative transactions are subject to master netting arrangements and may otherwise qualify for net presentation.

Fair value measurements: 3M follows ASC 820, Fair Value Measurements and Disclosures, with respect to assets and liabilities that are measured at fair value on a recurring basis and nonrecurring basis. Under the standard, fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The standard also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability developed based upon the best information available in the circumstances. The hierarchy is broken down into three levels. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability. Categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Acquisitions: The Company accounts for business acquisitions in accordance with ASC 805, Business Combinations.  This standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard prescribe, among other things, the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration) and the exclusion of transaction and acquisition-related restructuring costs from acquisition accounting.

New Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board (FASB) issued ASU No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, which changed the criteria for determining which disposals can be presented as discontinued operations and modified related disclosure requirements. This standard has the impact of reducing the frequency of disposals reported as discontinued operations, by requiring such a disposal to represent a strategic shift that has or will have a major effect on an entity’s operations and financial results. However, existing provisions that prohibited an entity from reporting a discontinued operation if it had certain continuing cash flows or involvement with the component after disposal were eliminated by this standard. The ASU also expands the disclosures for discontinued operations and requires new disclosures related to individually significant disposals that do not qualify as discontinued operations. For 3M, this ASU was effective prospectively beginning January 1, 2015. This ASU was applied to the 2015 divestiture information discussed in Note 2 and had no material impact on consolidated results of operations and financial condition.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, and in August 2015 issued ASU No. 2015-14, which amended ASU No. 2014-09 as to effective date. The ASU, as amended, provides a single comprehensive model to be used in the accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The standard’s stated core principle is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve this core principle the ASU includes provisions within a five step model that includes identifying the contract with a customer, identifying the performance obligations in the contract, determining the transaction price, allocating the transaction price to the performance obligations, and recognizing revenue when (or as) an entity satisfies a performance obligation. The standard also specifies the accounting for some costs to obtain or fulfill a contract with a customer and requires expanded disclosures about revenue recognition. The standard provides for either full retrospective adoption or a modified retrospective adoption by which it is applied only to the most current period presented. For 3M, the ASU, as amended, is effective January 1, 2018. The Company is currently assessing this standard’s impact on 3M’s consolidated results of operations and financial condition.

In February 2015, the FASB issued ASU No. 2015-02, Amendments to the Consolidation Analysis, which changes guidance related to both the variable interest entity (VIE) and voting interest entity (VOE) consolidation models. With respect to the VIE model, the standard changes, among other things, the identification of variable interests associated with fees paid to a decision maker or service provider, the VIE characteristics for a limited partner or similar entity, and the primary beneficiary determination. With respect to the VOE model, the ASU eliminates the presumption that a general partner controls a limited partnership or similar entity unless the presumption can otherwise be overcome. Under the new guidance, a general partner would largely not consolidate a partnership or similar entity under the VOE model. For 3M, this ASU is effective January 1, 2016, with early adoption permitted. 3M does not have significant involvement with entities subject to consolidation considerations impacted by the VIE model changes or with limited partnerships potentially impacted by the VOE model changes. As a result, 3M does not expect this ASU to have a material impact on the Company’s consolidated results of operations and financial condition.

In April 2015, the FASB issued ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, and in August 2015 issued ASU No. 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements. Under ASU 2015-03, debt issuance costs reported on the consolidated balance sheet would be reflected as a direct deduction from the related debt liability rather than as an asset. While ASU 2015-03 addresses costs related to term debt, ASU No. 2015-15 provides clarification regarding costs to secure revolving lines of credit, which are, at the outset, not associated with an outstanding borrowing. ASU No. 2015-15 provides commentary that the SEC staff would not object to an entity deferring and presenting costs associated with line-of-credit arrangements as an asset and subsequently amortizing them ratably over the term of the revolving debt arrangement. For 3M, ASU No. 2015-03 is effective January 1, 2016, with early adoption permitted. The Company adopted this ASU in the fourth quarter of 2015 with retrospective application to prior periods. As a result, debt issue costs aggregating $26 million previously included within Other Assets have been reflected as reductions in the balances of Long-Term Debt as of December 31, 2014.

In April 2015, the FASB issued ASU No. 2015-05, Customer’s Accounting for Fees Paid in a Cloud Arrangement, which requires a customer to determine whether a cloud computing arrangement contains a software license. If the arrangement contains a software license, the customer would account for fees related to the software license element in a manner consistent with accounting for the acquisition of other acquired software licenses. If the arrangement does not contain a software license, the customer would account for the arrangement as a service contract. An arrangement would contain a software license element if both (1) the customer has the contractual right to take possession of the software at any time during the hosting period without significant penalty and (2) it is feasible for the customer to either run the software on its own hardware or contract with another party unrelated to the vendor to host the software. For 3M, this ASU is effective January 1, 2016, with early adoption permitted. The standard provides for adoption either fully retrospectively or prospectively to arrangements entered into, or materially modified, after the effective date. The Company does not expect this ASU to have a material impact on 3M’s consolidated results of operations and financial condition.

In May 2015, the FASB issued ASU No. 2015-07, Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). This standard modifies existing disclosure requirements such that investments for which the practical expedient is used to measure their fair value at net asset value (NAV) would be removed from the fair value hierarchy disclosures. Instead, an entity would be required to include those investments as a reconciling item such that the total fair value amount of investments in the fair value hierarchy disclosure is consistent with the amount on the balance sheet. Changes were also made to the requirements in a sponsor’s employee benefit plan asset disclosures. For 3M, this standard is effective January 1, 2016, with early adoption permitted. The Company adopted this ASU in the fourth quarter of 2015 with retrospective application to prior periods. As a result, Note 11, Pension and Postretirement Benefit Plans, reflects the modified disclosures with respect to applicable plan assets. As this ASU only relates to certain disclosures, it did not impact the Company’s consolidated results of operations and financial condition.

In July 2015, the FASB issued ASU No. 2015-11, Simplifying the Measurement of Inventory, which modifies existing requirements regarding measuring inventory at the lower of cost or market. Under existing standards, the market amount requires consideration of replacement cost, net realizable value (NRV), and NRV less an approximately normal profit margin. The new ASU replaces market with NRV, defined as estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. This eliminates the need to determine and consider replacement cost or NRV less an approximately normal profit margin when measuring inventory. For 3M, this standard is effective prospectively beginning January 1, 2017, with early adoption permitted. The Company is currently assessing this ASU’s impacts on 3M’s consolidated results of operations and financial condition.

In September 2015, the FASB issued ASU No. 2015-16, Simplifying the Accounting for Measurement-Period Adjustments, that eliminates the requirement for an acquirer in a business combination to account for measurement-period adjustments retrospectively. Under existing standards, an acquirer in a business combination reports provisional amounts with respect to acquired assets and liabilities when their measurements are incomplete as of the end of the reporting period. Prior to the impact of this ASU, an acquirer is required to adjust provisional amounts (and the related impact on earnings) by restating prior period financial statements during the measurement period which cannot exceed one year from the date of acquisition. The new guidance requires that the cumulative impact of a measurement-period adjustment (including the impact on prior periods) be recognized in the reporting period in which the adjustment is identified—eliminating the requirement to restate prior period financial statements. The new standard requires disclosure of the nature and amount of measurement-period adjustments as well as information with respect to the portion of the adjustments recorded in current-period earnings that would have been recorded in previous reporting periods if the adjustments to provisional amounts had been recognized as of the acquisition date. The ASU is applied prospectively to measurement-period adjustments that occur after the effective date. For 3M, this standard is required prospectively beginning January 1, 2016, with early adoption permitted. The Company adopted this standard with respect to measurement-period adjustments beginning in the fourth quarter of 2015. Additional disclosure, as applicable, is included in Note 2, Acquisitions and Divestitures.

In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes, which requires entities to present deferred tax assets (DTAs) and deferred tax liabilities (DTLs), along with any related valuation allowance, as noncurrent in a balance sheet. This ASU eliminates current guidance requiring deferred taxes for each jurisdiction to be presented as a net current asset or liability and a net noncurrent asset or liability. As a result, each jurisdiction would have one net noncurrent DTA or DTL balance. The ASU does not change the existing requirement that only permits offsetting DTAs and DTLs within a particular jurisdiction. For 3M, this standard is effective January 1, 2017, with early adoption permitted. In light of the process simplification provided by this ASU, the Company adopted this standard in the fourth quarter of 2015 with retrospective application to prior periods. As a result, the December 31, 2014 balances of DTAs and DTLs previously reported were impacted as follows:

	December 31, 2014
(Millions)	Previously Reported	Impact	As Adopted
Prepaid expenses and other (within other current assets)	$595	$169	$764
Other current tax assets (within other current assets)	444	(444)	—
Deferred tax assets (within other assets)	889	241	1,130
Deferred tax liabilities (within other current liabilities)	34	(34)	—

In conjunction with the adoption of this ASU, 3M reclassified $169 million of remaining other current tax assets to prepaid expenses and other to conform to the 2015 presentation.

In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which revises the accounting related to (1) the classification and measurement of investments in equity securities and (2) the presentation of certain fair value changes for financial liabilities measured at fair value. The ASU also amends certain disclosure requirements associated with the fair value of financial instruments. The new guidance requires the fair value measurement of investments in equity securities and other ownership interests in an entity, including investments in partnerships, unincorporated joint ventures and limited liability companies (collectively, equity securities) that do not result in consolidation and are not accounted for under the equity method. Entities will need to measure these investments and recognize changes in fair value in net income. Entities will no longer be able to recognize unrealized holding gains and losses on equity securities they classify under current guidance as available for sale in other comprehensive income (OCI). They also will no longer be able to use the cost method of accounting for equity securities that do not have readily determinable fair values. Instead, for these types of equity investments that do not otherwise qualify for the net asset value practical expedient, entities will be permitted to elect a practicability exception and measure the investment at cost less impairment plus or minus observable price changes (in orderly transactions). The ASU also establishes an incremental recognition and disclosure requirement related to the presentation of fair value changes of financial liabilities for which the fair value option (FVO) has been elected. Under this guidance, an entity would be required to separately present in OCI the portion of the total fair value change attributable to instrument-specific credit risk as opposed to reflecting the entire amount in earnings. For derivative liabilities for which the FVO has been elected, however, any changes in fair value attributable to instrument-specific credit risk would continue to be presented in net income, which is consistent with current guidance. For 3M, this standard is effective beginning January 1, 2018 via a cumulative-effect adjustment to beginning retained earnings, except for guidance relative to equity securities without readily determinable fair values which is applied prospectively. The Company is currently assessing this ASU’s impacts on 3M’s consolidated results of operations and financial condition.

NOTE 2.  Acquisitions and Divestitures

Acquisitions:

3M makes acquisitions of certain businesses from time to time that are aligned with its strategic intent with respect to, among other factors, growth markets and adjacent product lines or technologies.

The impact on the consolidated balance sheet of the purchase price allocations related to 2015 acquisitions and assigned weighted-average intangible asset lives, including adjustments relative to other acquisitions within the measurement period, follows. The allocation of purchase consideration related to the August 2015 Capital Safety and Polypore Separations Media acquisitions is considered preliminary, primarily with respect to certain tax-related assets and liabilities. 3M expects to finalize the allocation of purchase price within the one year measurement-period following these acquisitions. Adjustments to preliminary allocations primarily related to the identification and valuation of certain indefinite-lived intangible assets (further discussed below). The change to provisional amounts resulted in an immaterial impact to results of operations in the fourth quarter of 2015, a portion of which relates to earlier quarters in the measurement period.

	2015 Acquisition Activity
					Finite-Lived
					Intangible-Asset
(Millions)	Capital	Polypore			Weighted-Average
Asset (Liability)	Safety	Separations Media	Other	Total	Lives (Years)
Accounts receivable	$66	$30	$7	$103
Inventory	63	35	4	102
Other current assets	10	1	1	12
Property, plant, and equipment	36	128	7	171
Purchased finite-lived intangible assets:
Customer related intangible assets	445	270	40	755	16
Patents	44	11	7	62	7
Other technology-based intangible assets	85	42	1	128	7
Definite-lived tradenames	26	6	1	33	16
Other amortizable intangible assets	—	—	2	2	4
Purchased indefinite-lived intangible assets	520	—	—	520
Purchased goodwill	1,764	636	95	2,495
Accounts payable and other liabilities, net of other assets	(105)	(122)	(5)	(232)
Interest bearing debt	(766)	—	—	(766)
Deferred tax asset/(liability)	(464)	—	(7)	(471)

Net assets acquired	$1,724	$1,037	$153	$2,914

Supplemental information:
Cash paid	$1,758	$1,037	$154	$2,949
Less: Cash acquired	34	—	1	35
Cash paid, net of cash acquired	$1,724	$1,037	$153	$2,914

3M completed one acquisition (Treo Solutions, LLC) during 2014, the impact of which on the consolidated balance sheet was not considered material. Separately, as discussed in Note 6, during 2014, 3M (via Sumitomo 3M Limited) purchased Sumitomo Electric Industries, Ltd.’s 25 percent interest in 3M’s consolidated Sumitomo 3M Limited subsidiary for 90 billion Japanese Yen. Because 3M already had a controlling interest in this consolidated subsidiary, this transaction was separately recorded as a financing activity in the statement of cash flows.

There were no acquisitions that closed during 2013.

Goodwill resulting from business combinations is largely attributable to the existing workforce of the acquired businesses and synergies expected to arise after 3M’s acquisition of these businesses. Pro forma information related to acquisitions was not included because the impact on the Company’s consolidated results of operations was not considered to be material.

In addition to business combinations, 3M periodically acquires certain tangible and/or intangible assets and purchases interests in certain enterprises that do not otherwise qualify for accounting as business combinations. These transactions are largely reflected as additional asset purchase and investment activity.

2015 acquisitions:

In March 2015, 3M (Health Care Business) purchased all of the outstanding shares of Ivera Medical Corp., headquartered in San Diego, California. Ivera Medical Corp. is a manufacturer of health care products that disinfect and protect devices used for access into a patient’s bloodstream. In addition, in the first quarter of 2015, 3M (Industrial Business) purchased the remaining interest in a former equity method investment for an immaterial amount.

In August 2015, 3M (Safety and Graphics Business) acquired all of the outstanding shares of Capital Safety Group S.A.R.L., with operating headquarters in Bloomington, Minnesota, from KKR & Co. L.P. for $1.7 billion, net of cash acquired. The net assets acquired included the assumption of $0.8 billion of debt. Capital Safety is a leading global provider of fall protection equipment.

In August 2015, 3M (Industrial Business) acquired the assets and liabilities associated with Polypore International, Inc.’s Separations Media business, headquartered in Wuppertal, Germany, for $1.0 billion. Polypore’s Separations Media business is a leading provider of microporous membranes and modules for filtration in the life sciences, industrial and specialty segments.

Purchased identifiable finite-lived intangible assets related to acquisition activity in 2015 totaled $1.0 billion. The associated finite-lived intangible assets acquired in 2015 will be amortized on a systematic and rational basis (generally straight line) over a weighted-average life of 14 years (lives ranging from two to 20 years). Indefinite-lived intangible assets of $520 million relate to certain tradenames associated with the Capital Safety acquisition which have been in existence for over 55 years, have a history of leading market-share positions, have been and are intended to be continuously renewed, and the associated products of which are expected to generate cash flows for 3M for an indefinite period of time. Acquired in-process research and development and identifiable intangible assets for which significant assumed renewals or extensions of underlying arrangements impacted the determination of their useful lives were not material.

2014 acquisitions:

During 2014, 3M completed one business combination. The purchase price paid for this business combination (net of cash acquired) and the impact of other matters (net) during 2014 aggregated to $94 million.

In April 2014, 3M (Health Care Business) purchased all of the outstanding equity interests of Treo Solutions LLC, headquartered in Troy, New York. Treo Solutions LLC is a provider of data analytics and business intelligence to healthcare payers and providers.

Purchased identifiable finite-lived intangible assets related to acquisition activity in 2014 totaled $34 million. The associated finite-lived intangible assets acquired in 2014 will be amortized on a systematic and rational basis (generally straight line) over a weighted-average life of six years (lives ranging from three to 10 years). Acquired in-process research and development and identifiable intangible assets for which significant assumed renewals or extensions of underlying arrangements impacted the determination of their useful lives were not material.

Divestitures:

3M may divest certain businesses from time to time based upon review of the Company’s portfolio considering, among other items, factors relative to the extent of strategic and technological alignment and optimization of capital deployment, in addition to considering if selling the businesses results in the greatest value creation for the Company and for shareholders.

In January 2015, 3M (Electronics and Energy Business) completed the sale of its global Static Control business to Desco Industries Inc., based in Chino, California. 2014 sales of this business were $46 million. This transaction was not considered material.

In the fourth quarter of 2015, 3M (Safety and Graphics Business) entered into agreements with One Equity Partners Capital Advisors L.P. (OEP) to sell the assets of 3M’s library systems business. The sales of the North American business and the majority of the business outside of North America closed in October and November 2015, respectively. The sale of the remainder of the library systems business is expected to close in the first quarter of 2016. In December 2015, 3M (Safety and Graphics Business) also completed the sale of Faab Fabricauto, a wholly-owned subsidiary of 3M, to Hills Numberplates Limited. The library systems business, part of the Traffic Safety and Security Division, delivers circulation management solutions to library customers with on-premise hardware and software, maintenance and service, and an emerging cloud-based digital lending platform. Faab Fabricauto, also part of the Traffic Safety and Security Division, is a leading French manufacturer of license plates and signage solutions. The aggregate cash proceeds relative to the 2015 global library systems and Faab Fabricauto divestiture transactions was $104 million. The Company recorded a net pre-tax gain of $40 million (approximately $10 million after tax) in 2015 as a result of the sale and any adjustment of carrying value.

In January 2016, 3M (Industrial Business Group) entered into an agreement to sell to Innovative Chemical Products Group, a portfolio company of Audax Private Equity, the assets of 3M’s pressurized polyurethane foam adhesives business (formerly known as Polyfoam). This business is a provider of pressurized polyurethane foam adhesive formulations and systems into the residential roofing, commercial roofing and insulation and industrial foam segments in the United States with annual sales of approximately $20 million. The transaction is expected to close in the first quarter of 2016, subject to customary close conditions.

In June 2013, 3M (Consumer Business) completed the sale of its Scientific Anglers and Ross Reels businesses to The Orvis Company, Inc. based in Manchester, Vermont. This transaction was not considered material.

The aggregate operating income of these businesses included in the Company’s operating results for the periods presented and the amounts of major assets and liabilities of any associated disposal groups classified as held-for-sale as of December 31, 2015 were not material.

NOTE 3.  Goodwill and Intangible Assets

Purchased goodwill from acquisitions totaled $2.5 billion in 2015, $636 million of which is deductible for tax purposes. Purchased goodwill from acquisitions totaled $65 million in 2014, none of which is deductible for tax purposes. The amounts in the “Translation and other” column in the following table primarily relate to changes in foreign currency exchange rates. The goodwill balance by business segment follows:

Goodwill

	Dec. 31,	2014	2014	Dec. 31,	2015	2015	Dec. 31,
	2013	acquisition	translation	2014	acquisition	translation	2015
(Millions)	Balance	activity	and other	Balance	activity	and other	Balance
Industrial	$2,171	$—	$(129)	$2,042	$637	$(106)	$2,573
Safety and Graphics	1,740	—	(90)	1,650	1,764	(72)	3,342
Health Care	1,596	65	(72)	1,589	94	(59)	1,624
Electronics and Energy	1,607	—	(53)	1,554	—	(44)	1,510
Consumer	231	—	(16)	215	—	(15)	200
Total Company	$7,345	$65	$(360)	$7,050	$2,495	$(296)	$9,249

As described in Note 16, effective in the third quarter of 2015, within the Health Care business segment, the Company formed the Oral Care Solutions Division, which combined the former 3M ESPE and 3M Unitek divisions. As also described in Note 16, effective in the first quarter of 2016, the Company changed its business segment reporting in its continuing effort to improve the alignment of its businesses around markets and customers. For any product changes that resulted in reporting unit changes, the Company applied the relative fair value method to determine the impact on goodwill of the associated reporting units. During the third quarter of 2015 and the first quarter of 2016, the Company completed its assessment of any potential goodwill impairment for reporting units impacted by these changes and determined that no impairment existed. The Company also completed its annual goodwill impairment test in the fourth quarter of 2015 for all reporting units and determined that no impairment existed. In addition, the Company had no impairments of goodwill in prior years.

Acquired Intangible Assets

For 2015, the intangible assets (excluding goodwill) acquired through business combinations increased the gross carrying amount. Balances are also impacted by changes in foreign currency exchange rates. The gross carrying amount and accumulated amortization of acquired intangible assets as of December 31, follow:

(Millions)	2015	2014
Customer related intangible assets	$1,973	$1,348
Patents	616	581
Other technology-based intangible assets	525	407
Definite-lived tradenames	421	401
Other amortizable intangible assets	216	221
Total gross carrying amount	$3,751	$2,958

Accumulated amortization — customer related	(668)	(597)
Accumulated amortization — patents	(481)	(472)
Accumulated amortization — other technology based	(252)	(215)
Accumulated amortization — definite-lived tradenames	(215)	(195)
Accumulated amortization — other	(169)	(167)
Total accumulated amortization	$(1,785)	$(1,646)

Total finite-lived intangible assets — net	$1,966	$1,312

Non-amortizable intangible assets (primarily tradenames)	635	123
Total intangible assets — net	$2,601	$1,435

Certain tradenames acquired by 3M are not amortized because they have been in existence for over 55 years, have a history of leading-market share positions, have been and are intended to be continuously renewed, and the associated products of which are expected to generate cash flows for 3M for an indefinite period of time.

Amortization expense for the years ended December 31 follows:

(Millions)	2015	2014	2013
Amortization expense	$229	$228	$236

Expected amortization expense for acquired amortizable intangible assets recorded as of December 31, 2015 follows:

						After
(Millions)	2016	2017	2018	2019	2020	2020
Amortization expense	$252	$226	$205	$192	$183	$908

The preceding expected amortization expense is an estimate. Actual amounts of amortization expense may differ from estimated amounts due to additional intangible asset acquisitions, changes in foreign currency exchange rates, impairment of intangible assets, accelerated amortization of intangible assets and other events. 3M expenses the costs incurred to renew or extend the term of intangible assets.

NOTE 4.  Restructuring Actions

2015 Restructuring Actions:

During the fourth quarter of 2015, management approved and committed to undertake certain restructuring actions primarily focused on structural overhead, largely in the U.S. and slower-growing markets, with particular emphasis on Europe, Middle East, and Africa (EMEA) and Latin America. This impacted approximately 1,700 positions worldwide and resulted in a fourth-quarter 2015 pre-tax charge of $114 million.

Components of these restructuring charges are summarized by business segment as follows:

	Year ended December 31, 2015
(Millions)	Employee-Related	Asset-Related	Total
Industrial	$30	$12	$42
Safety and Graphics	11	—	11
Health Care	9	—	9
Electronics and Energy	8	4	12
Consumer	3	—	3
Corporate and Unallocated	37	—	37
Total Expense	$98	$16	$114

The preceding restructuring charges were recorded in the income statement as follows:

(Millions)	2015
Cost of sales	40
Selling, general and administrative expenses	62
Research, development and related expenses	12
Total	$114

Components of these restructuring actions, including cash and non-cash impacts, follow:

	Year ended December 31, 2015
(Millions)	Employee-Related	Asset-Related	Total
Expense incurred	$98	$16	$114
Non-cash changes	(8)	(16)	(24)
Cash payments	(27)	—	(27)
Accrued 2015 restructuring action balances as of December 31, 2015	$63	$—	$63

Non-cash changes include certain pension settlements and special termination benefits recorded in accrued pension and postretirement benefits and accelerated deprecation resulting from the cessation of use of certain long-lived assets. Remaining activities related to the restructuring are expected to be completed in 2016.

NOTE 5.  Supplemental Balance Sheet Information

Accounts payable (included as a separate line item in the Consolidated Balance Sheet) includes drafts payable on demand of $79 million at December 31, 2015, and $1 million at December 31, 2014. Accumulated depreciation for capital leases totaled $98 million and $87 million as of December 31, 2015, and 2014, respectively. Additional supplemental balance sheet information is provided in the table that follows.

(Millions)	2015	2014
Other current assets
Prepaid expenses and other	$1,081	$764
Derivative assets-current	211	182
Insurance related receivables, prepaid expenses and other	106	77
Total other current assets	$1,398	$1,023

Investments
Equity method	$56	$58
Cost method	59	41
Other investments	2	3
Total investments	$117	$102

Property, plant and equipment - at cost
Land	$354	$368
Buildings and leasehold improvements	7,120	6,943
Machinery and equipment	14,743	14,684
Construction in progress	723	679
Capital leases	158	167
Gross property, plant and equipment	23,098	22,841
Accumulated depreciation	(14,583)	(14,352)
Property, plant and equipment - net	$8,515	$8,489

Other assets
Deferred income taxes	$510	$1,130
Insurance related receivables and other	49	89
Cash surrender value of life insurance policies	241	245
Other	253	305
Total other assets	$1,053	$1,769

Other current liabilities
Accrued trade payables	$566	$533
Deferred income	518	541
Derivative liabilities	65	39
Dividends payable	—	648
Employee benefits and withholdings	148	172
Contingent liability claims and other	147	157
Property and other taxes	89	90
Pension and postretirement benefits	60	60
Other	811	644
Total other current liabilities	$2,404	$2,884

Other liabilities
Long term income taxes payable	$154	$519
Employee benefits	254	262
Contingent liability claims and other	295	300
Capital lease obligations	46	59
Deferred income	19	21
Deferred income taxes	551	141
Other	261	253
Total other liabilities	$1,580	$1,555

NOTE 6.  Supplemental Equity and Comprehensive Income Information

Common stock ($.01 par value per share) of 3.0 billion shares is authorized, with 944,033,056 shares issued. Treasury stock is reported at cost, with 334,702,932 shares at December 31, 2015, 308,898,462 shares at December 31, 2014, and 280,736,817 shares at December 31, 2013. Preferred stock, without par value, of 10 million shares is authorized but unissued.

In 2015, 3M’s Board of Directors declared a second, third, and fourth quarter dividend of $1.025 per share, which resulted in total year 2015 declared dividends of $3.075 per share. In December 2014, 3M’s Board of Directors declared a first-quarter 2015 dividend of $1.025 per share (paid in March 2015), which when added to second, third and fourth quarter 2014 declared dividends of $0.855 per share, resulted in total year 2014 declared dividends of $3.59 per share. In December 2013, 3M’s Board of Directors declared a first-quarter 2014 dividend of $0.855 per share (paid in March 2014). This resulted in total year 2013 declared dividends of $3.395 per share.

Changes in Accumulated Other Comprehensive Income (Loss) Attributable to 3M by Component

		Defined Benefit	Debt and	Cash Flow	Accumulated
		Pension and	Equity	Hedging	Other
	Cumulative	Postretirement	Securities,	Instruments,	Comprehensive
	Translation	Plans	Unrealized	Unrealized	Income
(Millions)	Adjustment	Adjustment	Gain (Loss)	Gain (Loss)	(Loss)
Balance at December 31, 2012, net of tax:	$230	$(4,955)	$(2)	$(23)	$(4,750)
Other comprehensive income (loss), before tax:
Amounts before reclassifications	(462)	1,361	—	(98)	801
Amounts reclassified out	—	569	—	122	691
Total other comprehensive income (loss), before tax	(462)	1,930	—	24	1,492
Tax effect	44	(690)	—	(9)	(655)
Total other comprehensive income (loss), net of tax	(418)	1,240	—	15	837
Balance at December 31, 2013, net of tax:	$(188)	$(3,715)	$(2)	$(8)	$(3,913)
Other comprehensive income (loss), before tax:
Amounts before reclassifications	(856)	(2,638)	2	171	(3,321)
Amounts reclassified out	—	360	1	(4)	357
Total other comprehensive income (loss), before tax	(856)	(2,278)	3	167	(2,964)
Tax effect	(92)	716	(1)	(60)	563
Total other comprehensive income (loss), net of tax	(948)	(1,562)	2	107	(2,401)
Impact from purchase of subsidiary shares	41	(16)	—	—	25
Balance at December 31, 2014, net of tax	$(1,095)	$(5,293)	$—	$99	$(6,289)
Other comprehensive income (loss), before tax:
Amounts before reclassifications	(447)	367	—	212	132
Amounts reclassified out	—	537	—	(174)	363
Total other comprehensive income (loss), before tax	(447)	904	—	38	495
Tax effect	(137)	(415)	—	(13)	(565)
Total other comprehensive income (loss), net of tax	(584)	489	—	25	(70)
Balance at December 31, 2015, net of tax:	$(1,679)	$(4,804)	$—	$124	$(6,359)

Income taxes are not provided for foreign translation relating to permanent investments in international subsidiaries, but tax effects within cumulative translation does include impacts from items such as net investment hedge transactions. Reclassification adjustments are made to avoid double counting in comprehensive income items that are also recorded as part of net income.

Reclassifications out of Accumulated Other Comprehensive Income Attributable to 3M

	Amounts Reclassified from
	Accumulated Other Comprehensive Income
(Millions)	Year ended	Year ended	Year ended
Details about Accumulated Other	December 31,	December 31,	December 31,	Location on Income
Comprehensive Income Components	2015	2014	2013	Statement
Gains (losses) associated with, defined benefit pension and postretirement plans amortization
Transition asset	$1	$1	$1	See Note 11
Prior service benefit	79	59	77	See Note 11
Net actuarial loss	(626)	(420)	(647)	See Note 11
Curtailments/Settlements	9	—	—	See Note 11
Total before tax	(537)	(360)	(569)
Tax effect	176	122	197	Provision for income taxes
Net of tax	$(361)	$(238)	$(372)

Debt and equity security gains (losses)
Sales or impairments of securities	$—	$(1)	$—	Selling, general and administrative expenses
Total before tax	—	(1)	—
Tax effect	—	—	—	Provision for income taxes
Net of tax	$—	$(1)	$—

Cash flow hedging instruments gains (losses)
Foreign currency forward/option contracts	$178	$3	$(11)	Cost of sales
Foreign currency forward contracts	—	—	(108)	Interest expense
Commodity price swap contracts	(2)	2	(2)	Cost of sales
Interest rate swap contracts	(2)	(1)	(1)	Interest expense
Total before tax	174	4	(122)
Tax effect	(63)	(1)	45	Provision for income taxes
Net of tax	$111	$3	$(77)
Total reclassifications for the period, net of tax	$(250)	$(236)	$(449)

Purchase and Sale of Subsidiary Shares

On September 1, 2014, 3M (via Sumitomo 3M Limited) purchased Sumitomo Electric Industries, Ltd.’s 25 percent interest in 3M’s consolidated Sumitomo 3M Limited subsidiary for 90 billion Japanese Yen. Upon completion of the transaction, 3M owned 100 percent of Sumitomo 3M Limited. This transaction was recorded as a financing activity (Purchase of noncontrolling interest) in the statement of cash flows.

In April 2014, 3M purchased the remaining noncontrolling interest in a consolidated 3M subsidiary for an immaterial amount, which was classified as a financing activity (Purchase of noncontrolling interest) in the consolidated statement of cash flows.

The following table summarizes the effects of these 2014 transactions on equity attributable to 3M Company shareholders:

Year ended
(Millions)	December 31, 2014
Net income attributable to 3M	$4,956
Impact of purchase of subsidiary shares	(409)
Change in 3M Company shareholders’ equity from net income
attributable to 3M and impact of purchase of subsidiary shares	$4,547

In March 2013, 3M sold shares in 3M India Limited, a subsidiary of the Company, in return for $8 million. The noncontrolling interest shares of this subsidiary trade on a public exchange in India. This sale of shares complied with an amendment to Indian securities regulations that required 3M India Limited, as a listed company, to achieve a minimum public shareholding of at least 25 percent. As a result of this transaction, 3M’s ownership in 3M India Limited was reduced from 76 percent to 75 percent. The $8 million received in the first quarter of 2013 was classified as other financing activity in the consolidated statement of cash flows. Because the Company retained its controlling interest, the sale resulted in an increase in 3M Company shareholder’s equity of $7 million and an increase in noncontrolling interest of $1 million.

NOTE 7.  Supplemental Cash Flow Information

(Millions)	2015	2014	2013
Cash income tax payments, net of refunds	$2,331	$1,968	$1,803
Cash interest payments	134	178	169
Capitalized interest	13	15	21

Cash interest payments include interest paid on debt and capital lease balances, including net interest payments/receipts related to accreted debt discounts/premiums, payment of debt issue costs, as well as net interest payments/receipts associated with interest rate swap contracts.

Individual amounts in the Consolidated Statement of Cash Flows exclude the impacts of acquisitions, divestitures and exchange rate impacts, which are presented separately.

Transactions related to investing and financing activities with significant non-cash components are as follows:

•

During the fourth quarter of 2014, 3M sold and leased-back, under a capital lease, certain recently constructed machinery and equipment in return for a municipal bond with the City of Nevada, Missouri valued at approximately $15 million as of the transaction date.

•

During the third quarter of 2013, 3M sold its equity interest in a non-strategic investment in exchange for a note receivable of approximately $24 million, which is considered non-cash investing activity. As a result of this transaction, in the third quarter of 2013, 3M recorded a pre-tax gain of $18 million in its Health Care business segment. In October 2013, cash was received for the note receivable and is reflected in other investing activity in the consolidated statement of cash flows for the year ended December 31, 2013.

•

During the second quarter of 2013, the Company’s Sumitomo 3M Limited subsidiary moved its administrative headquarters to a new leased location and sold the former site under an installment sale arrangement. As a result, at the time of the closing of the sale transaction, the Company received certain cash proceeds (included in proceeds from sale of property, plant and equipment in the consolidated statement of cash flows) and recorded a note receivable (due in quarterly installments through the first quarter of 2016) of $78 million and deferred profit of $49 million (both based on the foreign currency exchange rate at the time of closing). Remaining quarterly installments are due through the first quarter of 2016 and will be included in other investing activities in the consolidated statement of cash flows. Deferred profit is reduced and recognized into income in connection with such quarterly installments.

In addition, as discussed in Note 6, in the fourth quarter of 2014, 3M’s Board of Directors declared a first-quarter 2015 dividend of $1.025 per share (paid in March 2015), which reduced 3M’s stockholders equity and increased other current liabilities as of December 2014 by $648 million. In the fourth quarter of 2013, 3M’s Board of Directors declared a first-quarter 2014 dividend of $0.855 per share (paid in March 2014). This reduced 3M’s stockholders equity and increased other current liabilities as of December 31, 2013 by $567 million.

NOTE 8.  Income Taxes

Income Before Income Taxes

(Millions)	2015	2014	2013
United States	$4,399	$3,815	$3,194
International	2,424	3,211	3,368
Total	$6,823	$7,026	$6,562

Provision for Income Taxes

(Millions)	2015	2014	2013
Currently payable
Federal	$1,338	$1,103	$948
State	101	108	91
International	566	1,008	901
Deferred
Federal	(55)	(171)	(123)
State	6	(9)	(2)
International	26	(11)	26
Total	$1,982	$2,028	$1,841

Components of Deferred Tax Assets and Liabilities

(Millions)	2015	2014
Deferred tax assets:
Accruals not currently deductible
Employee benefit costs	$175	$148
Product and other claims	146	152
Miscellaneous accruals	114	137
Pension costs	1,120	1,312
Stock-based compensation	305	290
Net operating/capital loss carryforwards	109	175
Foreign tax credits	25	360
Inventory	46	52
Other	—	30
Gross deferred tax assets	2,040	2,656
Valuation allowance	(31)	(22)
Total deferred tax assets	$2,009	$2,634

Deferred tax liabilities:
Product and other insurance receivables	$(28)	$(31)
Accelerated depreciation	(736)	(804)
Intangible amortization	(1,017)	(719)
Currency translation	(199)	(91)
Other	(70)	—
Total deferred tax liabilities	$(2,050)	$(1,645)

Net deferred tax assets (liabilities)	$(41)	$989

The net deferred tax assets are included as components of Other Assets and Other Liabilities within the Consolidated Balance Sheet. See Note 5 “Supplemental Balance Sheet Information” for further details.

As of December 31, 2015, the Company had tax effected operating losses, capital losses, and tax credit carryovers for federal (approximately $31 million), state (approximately $2 million), and international (approximately $76 million), with all amounts before valuation allowances. The federal tax attribute carryovers will expire after 15 to 20 years, the state after five to 10 years, and the majority of international after four years with the remaining international expiring in one year or with an indefinite carryover period. The tax attributes being carried over arise as certain jurisdictions may have tax losses or may have inabilities to utilize certain losses without the same type of taxable income. As of December 31, 2015, the Company has provided $31 million of valuation allowance against certain of these deferred tax assets based on management’s determination that it is more-likely-than-not that the tax benefits related to these assets will not be realized.

Reconciliation of Effective Income Tax Rate

	2015	2014	2013
Statutory U.S. tax rate	35.0%	35.0%	35.0%
State income taxes - net of federal benefit	1.1	0.9	0.9
International income taxes - net	(3.8)	(5.8)	(6.3)
U.S. research and development credit	(0.5)	(0.4)	(0.7)
Reserves for tax contingencies	(1.0)	0.6	1.2
Domestic Manufacturer’s deduction	(1.8)	(1.3)	(1.6)
All other - net	0.1	(0.1)	(0.4)
Effective worldwide tax rate	29.1%	28.9%	28.1%

The effective tax rate for 2015 was 29.1 percent, compared to 28.9 percent in 2014, an increase of 0.2 percentage points, impacted by several factors. Factors which increased the Company’s effective tax rate included international taxes, which were impacted by changes in foreign currency rates and changes to the geographic mix of income before taxes, and other items. Combined, these factors increased the Company’s effective tax rate by 2.4 percentage points. This increase was partially offset by a 2.2 percentage point decrease, which related to the remeasurements of 3M’s uncertain tax positions, including the restoration of tax basis on certain assets for which depreciation deductions were previously limited, and increases in the domestic manufacturer’s deduction and U.S. research and development credit benefits.

The effective tax rate for 2014 was 28.9 percent, compared to 28.1 percent in 2013, an increase of 0.8 percentage points, impacted by many factors. Factors which increased the Company’s effective tax rate included a one-time international tax impact related to the establishment of the supply chain center of expertise in Europe, decreased U.S. research and development credit in 2014 compared to 2013 due to two years inclusion as a result of the reinstatement in 2013, decreased domestic manufacturer’s deduction, and other items. Combined, these factors increased the Company’s effective tax rate by 1.6 percentage points. This increase was partially offset by a 0.8 percentage point decrease, which related to both lower 3M income tax reserves for 2014 when compared to 2013 and international taxes as a result of changes to the geographic mix of income before taxes.

The Company files income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2005.

The IRS has completed its field examination of the Company’s U.S. federal income tax returns for the years 2005 through 2013. The Company protested certain IRS positions within these tax years and entered into the administrative appeals process with the IRS. In December 2012, the Company received a statutory notice of deficiency for the 2006 year. The Company filed a petition in Tax Court in the first quarter of 2013 relating to the 2006 tax year. Currently, the Company is under examination by the IRS for its U.S. federal income tax returns for the years 2014 and 2015. It is anticipated that the IRS will complete its examination of the Company for 2014 by the end of the first quarter of 2016 and for 2015 by the end of the first quarter of 2017. As of December 31, 2015, the IRS has not proposed any significant adjustments to the Company’s tax positions for which the Company is not adequately reserved.

Payments relating to other proposed assessments arising from the 2005 through 2015 examinations may not be made until a final agreement is reached between the Company and the IRS on such assessments or upon a final resolution resulting from the administrative appeals process or judicial action. In addition to the U.S. federal examination, there is also audit activity in several U.S. state and foreign jurisdictions.

3M anticipates changes to the Company’s uncertain tax positions due to the closing and resolution of audit issues for various audit years mentioned above and closure of statutes. The Company is not currently able to reasonably estimate the amount by which the liability for unrecognized tax benefits will increase or decrease during the next 12 months as a result of the ongoing income tax authority examinations.

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits (UTB) is as follows:

Federal, State and Foreign Tax

(Millions)	2015	2014	2013
Gross UTB Balance at January 1	$583	$659	$528

Additions based on tax positions related to the current year	77	201	97
Additions for tax positions of prior years	140	30	158
Reductions for tax positions of prior years	(399)	(74)	(29)
Settlements	(4)	(154)	(17)
Reductions due to lapse of applicable statute of limitations	(16)	(79)	(78)

Gross UTB Balance at December 31	$381	$583	$659

Net UTB impacting the effective tax rate at December 31	$369	$265	$262

The total amount of UTB, if recognized, would affect the effective tax rate by $369 million as of December 31, 2015, $265 million as of December 31, 2014, and $262 million as of December 31, 2013. The ending net UTB results from adjusting the gross balance for items such as Federal, State, and non-U.S. deferred items, interest and penalties, and deductible taxes. The net UTB is included as components of Other Assets, Accrued Income Taxes, and Other Liabilities within the Consolidated Balance Sheet.

The Company recognizes interest and penalties accrued related to unrecognized tax benefits in tax expense. The Company recognized in the consolidated statement of income on a gross basis approximately $2 million of expense, $14 million of benefit, and $22 million of expense in 2015, 2014, and 2013, respectively. The amount of interest and penalties recognized may be an expense or benefit due to new or remeasured unrecognized tax benefit accruals. At December 31, 2015, and December 31, 2014, accrued interest and penalties in the consolidated balance sheet on a gross basis were $45 million and $44 million, respectively. Included in these interest and penalty amounts are interest and penalties related to tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.

As a result of certain employment commitments and capital investments made by 3M, income from certain manufacturing activities in the following countries is subject to reduced tax rates or, in some cases, is exempt from tax for years through the following: Taiwan (2015), China (2016), Korea (2018), Brazil (2023), Switzerland (2024), and Singapore (2025). The income tax benefits attributable to the tax status of these subsidiaries are estimated to be $114 million (18 cents per diluted share) in 2015, $99 million (15 cents per diluted share) in 2014, and $87 million (13 cents per diluted share) in 2013.

The Company has not provided deferred taxes on unremitted earnings attributable to international companies that have been considered to be reinvested indefinitely, with the exception of an acquired entity. These earnings relate to ongoing operations and were approximately $12 billion as of December 31, 2015. Because of the availability of U.S. foreign tax credits, the multiple avenues in which to repatriate the earnings to minimize tax cost, and because a large portion of these earnings are not liquid, it is not practical to determine the income tax liability that would be payable if such earnings were not reinvested indefinitely.

NOTE 9.  Marketable Securities

The Company invests in agency securities, corporate securities, asset-backed securities and other securities. The following is a summary of amounts recorded on the Consolidated Balance Sheet for marketable securities (current and non-current).

	December 31,	December 31,
(Millions)	2015	2014

U.S. government agency securities	$—	$108
Foreign government agency securities	10	95
Corporate debt securities	10	619
Commercial paper	12	—
Certificates of deposit/time deposits	26	41
U.S. treasury securities	—	38
U.S. municipal securities	3	—
Asset-backed securities:
Automobile loan related	26	282
Credit card related	10	162
Equipment lease related	2	48
Other	19	46
Asset-backed securities total	57	538

Current marketable securities	$118	$1,439

U.S. municipal securities	$9	$15

Non-current marketable securities	$9	$15

Total marketable securities	$127	$1,454

Classification of marketable securities as current or non-current is based on the nature of the securities and availability for use in current operations. At December 31, 2015 and 2014, gross unrealized gains and/or losses (pre-tax) were not material. Refer to Note 6 for a table that provides the net realized gains (losses) related to sales or impairments of debt and equity securities, which includes marketable securities. The gross amounts of the realized gains or losses were not material. Cost of securities sold use the first in, first out (FIFO) method. Since these marketable securities are classified as available-for-sale securities, changes in fair value will flow through other comprehensive income, with amounts reclassified out of other comprehensive income into earnings upon sale or “other-than-temporary” impairment.

3M reviews impairments associated with its marketable securities in accordance with the measurement guidance provided by ASC 320, Investments-Debt and Equity Securities, when determining the classification of the impairment as “temporary” or “other-than-temporary”. A temporary impairment charge results in an unrealized loss being recorded in the other comprehensive income component of shareholders’ equity. Such an unrealized loss does not reduce net income attributable to 3M for the applicable accounting period because the loss is not viewed as other-than-temporary. The factors evaluated to differentiate between temporary and other-than-temporary include the projected future cash flows, credit ratings actions, and assessment of the credit quality of the underlying collateral, as well as other factors.

The balance at December 31, 2015, for marketable securities by contractual maturity are shown below. Actual maturities may differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

(Millions)	December 31, 2015

Due in one year or less	$52
Due after one year through five years	74
Due after five years through ten years	1
Due after ten years	—
Total marketable securities	$127

3M has a diversified marketable securities portfolio of $127 million as of December 31, 2015. Within this portfolio, current asset-backed securities (estimated fair value of $57 million) primarily include interests in automobile loans, credit cards and equipment leases. 3M’s investment policy allows investments in asset-backed securities with minimum credit ratings of Aa2 by Moody’s Investors Service or AA by Standard & Poor’s or Fitch Ratings or DBRS. Asset-backed securities must be rated by at least two of the aforementioned rating agencies, one of which must be Moody’s Investors Service or Standard & Poor’s. At December 31, 2015, all asset-backed security investments were in compliance with this policy. Approximately 75.8 percent of all asset-backed security investments were rated AAA or A-1+ by Standard & Poor’s and/or Aaa or P-1 by Moody’s Investors Service and/or AAA or F1+ by Fitch Ratings. Interest rate risk and credit risk related to the underlying collateral may impact the value of investments in asset-backed securities, while factors such as general conditions in the overall credit market and the nature of the underlying collateral may affect the liquidity of investments in asset-backed securities. 3M does not currently expect risk related to its holding in asset-backed securities to materially impact its financial condition or liquidity.

NOTE 10.  Long-Term Debt and Short-Term Borrowings

The following debt tables reflect effective interest rates, which include the impact of interest rate swaps, as of December 31, 2015. If the debt was issued on a combined basis, the debt has been separated to show the impact of the fixed versus floating effective interest rates. Carrying value includes the impact of debt issuance costs and fair value hedging activity. Long-term debt and short-term borrowings as of December 31 consisted of the following:

Long-Term Debt

	Currency/	Effective	Final
(Millions)	Fixed vs.	Interest	Maturity	Carrying Value
Description / 2015 Principal Amount	Floating	Rate	Date	2015	2014
Medium-term note ($1 billion)	USD Fixed	1.62%	2016	$999	$996
Medium-term note ($650 million)	USD Fixed	1.10%	2017	648	647
Medium-term note (500 million Euros)	Euro Floating	0.16%	2018	545	606
Medium-term note ($450 million)	USD Floating	0.44%	2018	448	—
Medium-term note ($600 million)	USD Floating	0.55%	2019	597	592
Medium-term note ($25 million)	USD Fixed	1.74%	2019	25	25
Medium-term note (650 million Euros)	Euro Floating	0.15%	2020	708	—
Medium-term note ($300 million)	USD Floating	0.61%	2020	297	—
Medium-term note ($200 million)	USD Fixed	2.12%	2020	198	—
Eurobond (300 million Euros)	Euro Floating	0.21%	2021	348	389
Eurobond (300 million Euros)	Euro Fixed	1.97%	2021	326	361
Medium-term note ($600 million)	USD Fixed	2.17%	2022	592	591
Medium-term note (600 million Euros)	Euro Fixed	1.14%	2023	644	—
Medium-term note ($550 million)	USD Fixed	3.04%	2025	545	—
Medium-term note (750 million Euros)	Euro Fixed	1.71%	2026	801	892
30-year debenture ($330 million)	USD Fixed	6.01%	2028	343	344
Medium-term note (500 million Euros)	Euro Fixed	1.90%	2030	533	—
30-year bond ($750 million)	USD Fixed	5.73%	2037	743	742
Floating rate note ($96 million)	USD Floating	0.22%	2041	96	96
Medium-term note ($325 million)	USD Fixed	4.05%	2044	313	312
Floating rate note ($55 million)	USD Floating	0.16%	2044	55	55
Other borrowings	Various	0.22%	2016-2040	74	112
Total long-term debt				$9,878	$6,760
Less: current portion of long-term debt				1,125	55
Long-term debt (excluding current portion)				$8,753	$6,705

Post-Swap Borrowing (Long-Term Debt, Including Current Portion)

	2015		2014
	Carrying	Effective	Carrying	Effective
(Millions)	Value	Interest Rate	Value	Interest Rate
Fixed-rate debt	$6,712	2.54%	$4,911	2.74%
Floating-rate debt	3,166	0.32%	1,849	0.53%
Total long-term debt, including current portion	$9,878		$6,760

Short-Term Borrowings and Current Portion of Long-Term Debt

	Effective	Carrying Value
(Millions)	Interest Rate	2015	2014
Current portion of long-term debt	1.45%	$1,125	$55
U.S. dollar commercial paper	—%	—	—
Other borrowings	1.01%	919	51
Total short-term borrowings and current portion of long-term debt		$2,044	$106

In 2015, other short-term borrowings primarily consisted of bank borrowings by international subsidiaries, primarily Japan and Korea.

Maturities of Long-term Debt

Maturities of long-term debt for the five years subsequent of December 31, 2015 are as follows (in millions):

					After
2016	2017	2018	2019	2020	2020	Total
$1,125	$744	$993	$622	$1,203	$5,191	$9,878

Long-term debt payments due in 2016 and 2017 include floating rate notes totaling $126 million (classified as current portion of long-term debt), and $96 million (included as a separate floating rate note in the long-term debt table), respectively, as a result of put provisions associated with these debt instruments.

Credit Facilities

In August 2014, 3M amended and extended its existing $1.5 billion five-year revolving credit facility to a $2.25 billion five-year agreement expiring in August 2019. This credit agreement includes a provision under which 3M may request an increase of up to $2.25 billion, bringing the total facility up to $4.5 billion (at the lender’s discretion). This facility was undrawn at December 31, 2015. Under the $2.25 billion credit agreement, the Company is required to maintain its EBITDA to Interest Ratio as of the end of each fiscal quarter at not less than 3.0 to 1. This is calculated (as defined in the agreement) as the ratio of consolidated total EBITDA for the four consecutive quarters then ended to total interest expense on all funded debt for the same period. At December 31, 2015, this ratio was approximately 56 to 1. Debt covenants do not restrict the payment of dividends.

Other Credit Facilities

Apart from the committed revolving facility, an additional $241 million in stand-alone letters of credit and $18 million in bank guarantees were also issued and outstanding at December 31, 2015. These lines of credit are utilized in connection with normal business activities.

Long-Term Debt Issuances

The principal amounts, interest rates and maturity dates of individual long-term debt issuances can be found in the long-term debt table found at the beginning of this note.

In May 2015, 3M issued 1.750 billion Euros aggregate principal amount of medium term notes. In August 2015, 3M issued $1.500 billion aggregate principal amount of medium-term notes. Upon debt issuance, the Company entered into two interest rate swaps as fair value hedges of a portion of the fixed interest rate medium-term note obligation. The first converted a $450 million three-year fixed rate note, and the second converted $300 million of a five-year fixed rate note included in this issuance to an interest rate based on a floating three-month LIBOR index.

In June 2014, 3M issued $950 million aggregate principal amount of medium-term notes. Upon debt issuance, the Company entered into an interest rate swap to convert $600 million of a $625 million note included in this issuance to an interest rate based on a floating three-month LIBOR index as a fair value hedge of a portion of the fixed interest rate medium-term note obligation. In November 2014, the Company issued 1.250 billion Euros aggregate principal amount of medium-term notes.

In November 2013, 3M issued a Eurobond for an amount of 600 million Euros. Upon debt issuance, 3M completed a fixed-to-floating interest rate swap on a notional amount of 300 million Euros.

Long-Term Debt Maturities

In July 2014, 3M retired at maturity 1.025 billion Euros of seven-year 5.0% fixed rate Eurobonds. In December 2012, 3M entered into a three-year 66 million British Pound (approximately $106 million based on agreement date exchange rates) committed credit facility agreement with JP Morgan Chase Bank, which was fully drawn as of December 31, 2012. 3M repaid the balance in 2014.

In August 2013, 3M repaid $850 million (principal amount) of medium-term notes.

Floating Rate Notes

At various times, 3M has issued floating rate notes containing put provisions. 3M would be required to repurchase these securities at various prices ranging from 99 percent to 100 percent of par value according to the reduction schedules for each security. In December 2004, 3M issued a forty-year $60 million floating rate note, with a rate based on a floating LIBOR index. Under the terms of this floating rate note due in 2044, holders have an annual put feature at 100 percent of par value from 2014 and every anniversary thereafter until final maturity. Under the terms of the floating rate notes due in 2027, 2040 and 2041, holders have put options that commence ten years from the date of issuance and each third anniversary thereafter until final maturity at prices ranging from 99 percent to 100 percent of par value. In 2008 through 2015, 3M was required to repurchase an immaterial amount of principal on the aforementioned floating rate notes.

NOTE 11.  Pension and Postretirement Benefit Plans

3M has company-sponsored retirement plans covering substantially all U.S. employees and many employees outside the United States. In total, 3M has over 80 defined benefit plans in 28 countries. Pension benefits associated with these plans generally are based on each participant’s years of service, compensation, and age at retirement or termination. The primary U.S. defined-benefit pension plan was closed to new participants effective January 1, 2009. The Company also provides certain postretirement health care and life insurance benefits for substantially all of its U.S. employees who reach retirement age while employed by the Company. Most international employees and retirees are covered by government health care programs. The cost of company-provided postretirement health care plans for international employees is not material and is combined with U.S. amounts in the tables that follow.

The Company also sponsors employee savings plans under Section 401(k) of the Internal Revenue Code. These plans are offered to substantially all regular U.S. employees. For eligible employees hired prior to January 1, 2009, employee 401(k) contributions of up to 6% of eligible compensation were matched in cash at rates of 60% or 75%, depending on the plan in which the employee participates. Employees hired on or after January 1, 2009, received a cash match of 100% for employee 401(k) contributions of up to 6% of eligible compensation and also received an employer retirement income account cash contribution of 3% of the participant’s total eligible compensation. Beginning on January 1, 2016, for U.S. employees, the Company reduced its match on employee 401(k) contributions. For eligible employees hired prior to January 1, 2009, employee 401(k) contributions of up to 5% of eligible compensation will be matched in cash at rates of 45% or 60%, depending on the plan in which the employee participates. Employees hired on or after January 1, 2009, will receive a cash match of 100% for employee 401(k) contributions of up to 5% of eligible compensation and will also continue to receive an employer retirement income account cash contribution of 3% of the participant’s total eligible compensation. All contributions are invested in a number of investment funds pursuant to the employees’ elections. Employer contributions to the U.S. defined contribution plans were $165 million, $153 million and $136 million for 2015, 2014 and 2013, respectively. 3M subsidiaries in various international countries also participate in defined contribution plans. Employer contributions to the international defined contribution plans were $77 million, $75 million and $71 million for 2015, 2014 and 2013, respectively.

The Company has made deposits for its defined benefit plans with independent trustees. Trust funds and deposits with insurance companies are maintained to provide pension benefits to plan participants and their beneficiaries. There are no plan assets in the non-qualified plan due to its nature. For its U.S. postretirement health care and life insurance benefit plans, the Company has set aside amounts at least equal to annual benefit payments with an independent trustee.

3M’s primary U.S. qualified defined benefit plan does not have a mandatory cash contribution because the Company has a significant credit balance from previous discretionary contributions that can be applied to any Pension Protection Act funding requirements.

As a result of changes made to its U.S. postretirement health care benefit plans in 2010, the Company has transitioned all current and future retirees to a savings account benefits-based plan. These changes became effective beginning January 1, 2013, for all Medicare eligible retirees and their Medicare eligible dependents and became effective beginning January 1, 2016, for all non-Medicare eligible retirees and their eligible dependents. In August 2015, 3M modified the 3M Retiree Welfare Benefit Plan postretirement medical benefit reducing the future benefit for participants not retired as of January 1, 2016. For participants retiring after January 1, 2016, the Retiree Medical Savings Account (RMSA) is no longer credited with interest and the indexation on both the RMSA and the Medicare Health Reimbursement Arrangement is reduced from 3 percent to 1.5 percent per year (for those employees who are eligible for these accounts). Also effective January 1, 2016, 3M no longer offers 3M Retiree Health Care Accounts to new hires. Due to these changes the plan was re-measured in the third quarter of 2015, resulting in a decrease to the projected benefit obligation liability of approximately $233 million, and a related increase to shareholders’ equity, specifically accumulated other comprehensive income.

In the third quarter of 2014, former U.S. employees who have a pension benefit for which they have not begun receiving payment (term vested) were offered a lump sum payout of their pension benefit. As a result of this action, the projected benefit obligation (PBO) liability was reduced in the fourth quarter of 2014 by approximately $270 million, with the actual cash payout of approximately the same amount paid from the plan’s assets in the fourth quarter of 2014. The PBO liability reduction was 34% of the term vested eligible PBO and a 2% reduction in the overall U.S. pension PBO liability based on the December 31, 2013, valuation. There was no pension expense impact as a result of this action on 3M’s consolidated statement of income in 2014.

In the fourth quarter of 2014, 3M’s Board of Directors approved an amendment of the U.S. defined benefit pension plan to include a lump sum payment option for employees that have vested retirement benefits who commence their pension January 1, 2015, or later. This option is also available to vested employees who leave 3M before becoming eligible to retire at the time of termination. This change reduced 3M’s year-end 2014 U.S. pension PBO liability by approximately $266 million.

As of December 31, 2014, the Company converted to the “RP 2014 Mortality Tables” and updated the mortality improvement scale it used for calculating the year-end 2014 U.S. defined benefit pension annuitant and postretirement obligations and 2015 expense. The impact of this change increased the year-end 2014 U.S. pension PBO by approximately $820 million and the U.S. accumulated postretirement benefit obligation by approximately $100 million.

In March 2015, 3M Japan modified the Japan Limited Defined Benefit Corporate Pension Plan (DBCPP). Beginning July 1, 2015, eligible employees receive a company provided contribution match of 6.12% of their eligible salary to their defined contribution plan. Employees no longer earn additional service towards their defined benefit pension plans after July 1, 2015, except for eligible salaries above the statutory defined contribution limits. As a result of this plan modification, the Company re-measured the DBCPP, which resulted in a $17 million pre-tax curtailment gain for the year ending December 31, 2015. In March 2015, 3M also received a favorable Internal Revenue Service tax determination letter to terminate a frozen defined benefit pension plan of one of 3M’s acquired subsidiaries. By the end of 2015, this plan made final distributions of $16 million to participants. The Company also had other settlements, curtailments, special termination benefits and other items in 2015 aggregating to the amounts indicated in these components in the applicable tables that follow.

3M was informed during the first quarter of 2009, that the general partners of WG Trading Company, in which 3M’s benefit plans hold limited partnership interests, are the subject of a criminal investigation as well as civil proceedings by the SEC and CFTC (Commodity Futures Trading Commission). In March 2011, over the objections of 3M and six other limited partners of WG Trading Company, the district court judge ruled in favor of the court appointed receiver’s proposed distribution plan (and in April 2013, the United States Court of Appeals for the Second Circuit affirmed the district court’s ruling). The benefit plan trustee holdings of WG Trading Company interests were adjusted to reflect the decreased estimated fair market value, inclusive of estimated insurance proceeds, as of the annual measurement dates.

The Company has insurance that it believes, based on what is currently known, will result in the probable recovery of a portion of the decrease in original asset value. In the first quarter of 2014, 3M and certain 3M benefit plans filed a lawsuit in the U.S. District Court for the District of Minnesota against five insurers seeking insurance coverage for the WG Trading Company claim. In September 2015, the court ruled in favor of the defendant insurance companies on a motion for summary judgment and dismissed the lawsuit. In October 2015, 3M and the 3M benefit plans filed a notice of appeal to the United States Court of Appeals for the Eighth Circuit. As of the 2015 measurement date, these holdings represented less than one half of one percent of 3M’s fair value of total plan assets. 3M currently believes that the resolution of these events will not have a material adverse effect on the consolidated financial position of the Company.

The following tables include a reconciliation of the beginning and ending balances of the benefit obligation and the fair value of plan assets as well as a summary of the related amounts recognized in the Company’s consolidated balance sheet as of December 31 of the respective years. 3M also has certain non-qualified unfunded pension and postretirement benefit plans, inclusive of plans related to supplement/excess benefits for employees impacted by particular relocations and other matters, that individually and in the aggregate are not significant and which are not included in the tables that follow. The obligations for these plans are included within other liabilities in the Company’s consolidated balance sheet and aggregated less than $35 million as of December 31, 2015 and 2014.

	Qualified and Non-qualified
	Pension Benefits				Postretirement
	United States		International		Benefits
(Millions)	2015	2014	2015	2014	2015	2014
Change in benefit obligation
Benefit obligation at beginning of year	$16,452	$13,967	$6,979	$6,346	$2,462	$2,017
Acquisitions/Transfers in	—	—	94	—	—	—
Service cost	293	241	154	141	75	65
Interest cost	655	676	206	252	98	97
Participant contributions	—	—	9	10	14	18
Foreign exchange rate changes	—	—	(589)	(663)	(22)	(11)
Plan amendments	—	(266)	(6)	3	(211)	—
Actuarial (gain) loss	(657)	2,874	(274)	1,128	(80)	415
Medicare Part D Reimbursement	—	—	—	—	1	1
Benefit payments	(874)	(1,039)	(232)	(235)	(122)	(140)
Settlements, curtailments, special termination benefits and other	(13)	(1)	(19)	(3)	1	—
Benefit obligation at end of year	$15,856	$16,452	$6,322	$6,979	$2,216	$2,462
Change in plan assets
Fair value of plan assets at beginning of year	$14,643	$13,889	$5,957	$5,758	$1,436	$1,405
Acquisitions/Transfers in	—	—	8	—	—	—
Actual return on plan assets	100	1,749	287	813	36	148
Company contributions	113	45	151	165	3	5
Participant contributions	—	—	9	10	14	18
Foreign exchange rate changes	—	—	(498)	(554)	—	—
Benefit payments	(874)	(1,039)	(232)	(235)	(122)	(140)
Settlements, curtailments, special termination benefits and other	(16)	(1)	(13)	—	—	—
Fair value of plan assets at end of year	$13,966	$14,643	$5,669	$5,957	$1,367	$1,436
Funded status at end of year	$(1,890)	$(1,809)	$(653)	$(1,022)	$(849)	$(1,026)

	Qualified and Non-qualified
	Pension Benefits				Postretirement
	United States		International		Benefits
(Millions)	2015	2014	2015	2014	2015	2014
Amounts recognized in the Consolidated Balance Sheet as of Dec. 31,
Non-current assets	$3	$3	$185	$43	$—	$—
Accrued benefit cost
Current liabilities	(47)	(46)	(10)	(10)	(3)	(4)
Non-current liabilities	(1,846)	(1,766)	(828)	(1,055)	(846)	(1,022)
Ending balance	$(1,890)	$(1,809)	$(653)	$(1,022)	$(849)	$(1,026)

	Qualified and Non-qualified
	Pension Benefits				Postretirement
	United States		International		Benefits
(Millions)	2015	2014	2015	2014	2015	2014
Amounts recognized in accumulated other comprehensive income as of Dec. 31,
Net transition obligation (asset)	$—	$—	$(2)	$(3)	$—	$—
Net actuarial loss (gain)	5,366	5,462	1,610	2,200	815	914
Prior service cost (credit)	(227)	(251)	(68)	(93)	(270)	(102)
Ending balance	$5,139	$5,211	$1,540	$2,104	$545	$812

The balance of amounts recognized for international plans in accumulated other comprehensive income as of December 31 in the preceding table are presented based on the foreign currency exchange rate on that date.

The pension accumulated benefit obligation represents the actuarial present value of benefits based on employee service and compensation as of the measurement date and does not include an assumption about future compensation levels. The accumulated benefit obligation of the U.S. pension plans was $14.834 billion and $15.335 billion at December 31, 2015 and 2014, respectively. The accumulated benefit obligation of the international pension plans was $5.773 billion and $6.401 billion at December 31, 2015 and 2014, respectively.

The following amounts relate to pension plans with accumulated benefit obligations in excess of plan assets as of December 31:

	Qualified and Non-qualified Pension Plans
	United States		International
(Millions)	2015	2014	2015	2014
Projected benefit obligation	$15,856	$16,435	$2,382	$2,588
Accumulated benefit obligation	14,834	15,319	2,149	2,335
Fair value of plan assets	13,966	14,623	1,566	1,636

Components of net periodic cost and other amounts recognized in other comprehensive income

Net periodic benefit cost is recorded in cost of sales, selling, general and administrative expenses, and research, development and related expenses. Components of net periodic benefit cost and other changes in plan assets and benefit obligations recognized in other comprehensive income for the years ended December 31 follow:

	Qualified and Non-qualified
	Pension Benefits						Postretirement
	United States			International			Benefits
(Millions)	2015	2014	2013	2015	2014	2013	2015	2014	2013
Net periodic benefit cost (benefit)
Service cost	$293	$241	$258	$154	$141	$147	$75	$65	$80
Interest cost	655	676	598	206	252	238	98	97	88
Expected return on plan assets	(1,069)	(1,043)	(1,046)	(308)	(312)	(291)	(91)	(90)	(90)
Amortization of transition (asset) obligation	—	—	—	(1)	(1)	(1)	—	—	—
Amortization of prior service cost (benefit)	(24)	4	5	(13)	(16)	(16)	(42)	(47)	(66)
Amortization of net actuarial (gain) loss	409	243	399	144	121	153	73	56	95
Net periodic benefit cost (benefit)	$264	$121	$214	$182	$185	$230	$113	$81	$107
Settlements, curtailments, special termination benefits and other	2	—	—	(6)	4	2	1	—	—
Net periodic benefit cost (benefit) after settlements, curtailments, special termination benefits and other	$266	$121	$214	$176	$189	$232	$114	$81	$107
Other changes in plan assets and benefit obligations recognized in other comprehensive (income) loss
Amortization of transition (asset) obligation	—	—	—	1	1	1	—	—	—
Prior service cost (benefit)	—	(266)	—	10	3	3	(212)	—	(20)
Amortization of prior service cost (benefit)	24	(4)	(5)	13	16	16	42	47	66
Net actuarial (gain) loss	312	2,167	(743)	(270)	592	(294)	(23)	358	(313)
Amortization of net actuarial (gain) loss	(409)	(243)	(399)	(144)	(121)	(153)	(73)	(56)	(95)
Foreign currency	—	—	—	(174)	(215)	(47)	(1)	(1)	(2)
Total recognized in other comprehensive (income) loss	$(73)	$1,654	$(1,147)	$(564)	$276	$(474)	$(267)	$348	$(364)
Total recognized in net periodic benefit cost (benefit) and other comprehensive (income) loss	$193	$1,775	$(933)	$(388)	$465	$(242)	$(153)	$429	$(257)

Amounts expected to be amortized from accumulated other comprehensive income into net periodic benefit costs over the next fiscal year

	Qualified and Non-qualified
	Pension Benefits		Postretirement
(Millions)	United States	International	Benefits
Amortization of transition (asset) obligation	$—	$(1)	$—
Amortization of prior service cost (benefit)	(24)	(13)	(55)
Amortization of net actuarial (gain) loss	354	90	62
Total amortization expected over the next fiscal year	$330	$76	$7

The Company primarily amortizes amounts recognized as prior service cost (benefit) over the average future service period of active employees at the date of the amendment.

Weighted-average assumptions used to determine benefit obligations as of December 31

	Qualified and Non-qualified Pension Benefits						Postretirement
	United States			International			Benefits
	2015	2014	2013	2015	2014	2013	2015	2014	2013

Discount rate	4.47%	4.10%	4.98%	3.12%	3.11%	4.02%	4.48%	4.07%	4.83%
Compensation rate increase	4.10%	4.10%	4.00%	2.90%	3.33%	3.35%	N/A	N/A	N/A

Weighted-average assumptions used to determine net cost for years ended December 31

	Qualified and Non-qualified Pension Benefits						Postretirement
	United States			International			Benefits
	2015	2014	2013	2015	2014	2013	2015	2014	2013

Discount rate	4.10%	4.98%	4.14%	3.11%	4.02%	3.78%	4.07%	4.83%	4.00%
Expected return on assets	7.75%	7.75%	8.00%	5.90%	5.83%	5.87%	6.91%	7.11%	7.19%
Compensation rate increase	4.10%	4.00%	4.00%	3.33%	3.35%	3.31%	N/A	N/A	N/A

The Company is in the process of transitioning all current and future retirees in the U.S. postretirement health care benefit plans to a savings account benefits-based plan. The contributions provided by the Company to the health savings accounts increase 3 percent per year for employees who retired prior to January 1, 2016 and increase 1.5 percent for employees who retire on or after January 1, 2016. Therefore, the Company no longer has material exposure to health care cost inflation.

The Company determines the discount rate used to measure plan liabilities as of the December 31 measurement date for the pension and postretirement benefit plans, which is also the date used for the related annual measurement assumptions. The discount rate reflects the current rate at which the associated liabilities could be effectively settled at the end of the year. The Company sets its rate to reflect the yield of a portfolio of high quality, fixed-income debt instruments that would produce cash flows sufficient in timing and amount to settle projected future benefits. Using this methodology, the Company determined a discount rate of 4.47% for pension and 4.48% for postretirement benefits to be appropriate for its U.S. plans as of December 31, 2015, which is an increase of 0.37 percentage points and 0.41 percentage points, respectively, from the rates used as of December 31, 2014. For the international pension and postretirement plans the discount rates also reflect the current rate at which the associated liabilities could be effectively settled at the end of the year. If the country has a deep market in corporate bonds the Company matches the expected cash flows from the plan either to a portfolio of bonds that generate sufficient cash flow or a notional yield curve generated from available bond information. In countries that do not have a deep market in corporate bonds, government bonds are considered with a risk premium to approximate corporate bond yields. Beginning in 2016, 3M changed the method used to estimate the service and interest cost components of the net periodic pension and other postretirement benefit costs. The new method measures service and interest costs separately using the spot yield curve approach applied to each corresponding obligation. Service costs are determined based on duration-specific spot rates applied to the service cost cash flows. The interest cost calculation is determined by applying duration-specific spot rates to the year-by-year projected benefit payments. The spot yield curve approach does not affect the measurement of the total benefit obligations as the change in service and interest costs offset in the actuarial gains and losses recorded in other comprehensive income. The Company changed to the new method to provide a more precise measure of service and interest costs by improving the correlation between the projected benefit cash flows and the discrete spot yield curve rates. The Company accounted for this change as a change in estimate prospectively beginning in the first quarter of 2016.

For the primary U.S. qualified pension plan, the Company’s assumption for the expected return on plan assets was 7.75% in 2015. Projected returns are based primarily on broad, publicly traded equity and fixed-income indices and forward-looking estimates of active portfolio and investment management. As of December 31, 2015, the Company’s 2016 expected long-term rate of return on U.S. plan assets is 7.50%, a decrease of 0.25 percentage points from 2015. The expected return assumption is based on the strategic asset allocation of the plan, long term capital market return expectations and expected performance from active investment management. The 2015 expected long-term rate of return is based on an asset allocation assumption of 25% global equities, 18% private equities, 41% fixed-income securities, and 16% absolute return investments independent of traditional performance benchmarks, along with positive returns from active investment management. The actual net rate of return on plan assets in 2015 was 0.7%. In 2014 the plan earned a rate of return of 13.0% and in 2013 earned a return of 6.0%. The average annual actual return on the plan assets over the past 10 and 25 years has been 7.8% and 10.0%, respectively. Return on assets assumptions for international pension and other post-retirement benefit plans are calculated on a plan-by-plan basis using plan asset allocations and expected long-term rate of return assumptions.

During 2015, the Company contributed $264 million to its U.S. and international pension plans and $3 million to its postretirement plans. During 2014, the Company contributed $210 million to its U.S. and international pension plans and $5 million to its postretirement plans. In 2016, the Company expects to contribute an amount in the range of $100 million to $200 million of cash to its U.S. and international retirement plans. The Company does not have a required minimum cash pension contribution obligation for its U.S. plans in 2016. Future contributions will depend on market conditions, interest rates and other factors.

Future Pension and Postretirement Benefit Payments

The following table provides the estimated pension and postretirement benefit payments that are payable from the plans to participants.

	Qualified and Non-qualified
	Pension Benefits		Postretirement
(Millions)	United States	International	Benefits
2016 Benefit Payments	$987	$205	$141
2017 Benefit Payments	997	215	156
2018 Benefit Payments	1,008	228	172
2019 Benefit Payments	1,017	241	153
2020 Benefit Payments	1,029	250	155
Next five years	5,187	1,480	797

Plan Asset Management

3M’s investment strategy for its pension and postretirement plans is to manage the funds on a going-concern basis. The primary goal of the trust funds is to meet the obligations as required. The secondary goal is to earn the highest rate of return possible, without jeopardizing its primary goal, and without subjecting the Company to an undue amount of contribution risk. Fund returns are used to help finance present and future obligations to the extent possible within actuarially determined funding limits and tax-determined asset limits, thus reducing the potential need for additional contributions from 3M. The investment strategy has used long duration cash bonds and derivative instruments to offset a significant portion of the interest rate sensitivity of U.S. pension liabilities.

Normally, 3M does not buy or sell any of its own securities as a direct investment for its pension and other postretirement benefit funds. However, due to external investment management of the funds, the plans may indirectly buy, sell or hold 3M securities. The aggregate amount of 3M securities are not considered to be material relative to the aggregate fund percentages.

The discussion that follows references the fair value measurements of certain assets in terms of levels 1, 2 and 3. See Note 13 for descriptions of these levels. While the company believes the valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

U.S. Pension Plans and Postretirement Benefit Plan Assets

In order to achieve the investment objectives in the U.S. pension plans and U.S. postretirement benefit plans, the investment policies include a target strategic asset allocation. The investment policies allow some tolerance around the target in recognition that market fluctuations and illiquidity of some investments may cause the allocation to a specific asset class to vary from the target allocation, potentially for long periods of time. Acceptable ranges have been designed to allow for deviation from strategic targets and to allow for the opportunity for tactical over- and under-weights. The portfolios will normally be rebalanced when the quarter-end asset allocation deviates from acceptable ranges. The allocation is reviewed regularly by the named fiduciary of the plans.  Approximately 39% of the postretirement benefit plan assets are in a 401(h) account. The 401(h) account assets are in the same trust as the primary U.S. pension plan and invested with the same investment objectives as the primary U.S. pension plan.

The fair values of the assets held by the U.S. pension plans by asset class are as follows:

	Fair Value Measurements Using Inputs Considered as						Fair Value at
(Millions)	Level 1		Level 2		Level 3		Dec. 31,
Asset Class	2015	2014	2015	2014	2015	2014	2015	2014
Equities
U.S. equities	$1,897	$1,766	$—	$—	$—	$—	$1,897	$1,766
Non-U.S. equities	1,149	1,214	—	—	—	—	1,149	1,214
Index and long/short equity funds*							578	607
Total Equities	$3,046	$2,980	$—	$—	$—	$—	$3,624	$3,587
Fixed Income
U.S. government securities	$1,095	$1,032	$456	$590	$—	$—	$1,551	$1,622
Non-U.S. government securities	—	7	126	381	—	—	126	388
Preferred and convertible securities	4	6	8	9	—	—	12	15
U.S. corporate bonds	9	8	2,820	2,889	—	—	2,829	2,897
Non-U.S. corporate bonds	—	—	616	566	—	—	616	566
Derivative instruments	(1)	6	40	126	—	—	39	132
Other*							11	32
Total Fixed Income	$1,107	$1,059	$4,066	$4,561	$—	$—	$5,184	$5,652
Private Equity
Derivative instruments	$—	$—	$—	$—	$(106)	$(74)	$(106)	$(74)
Growth equity	24	15	—	—	—	—	24	15
Partnership investments*							2,450	2,561
Total Private Equity	$24	$15	$—	$—	$(106)	$(74)	$2,368	$2,502
Absolute Return
Derivative instruments	$—	$—	$(5)	$—	$—	$—	$(5)	$—
Fixed income and other	253	26	46	52	—	—	299	78
Hedge fund/fund of funds*							1,409	1,807
Partnership investments*							355	288
Total Absolute Return	$253	$26	$41	$52	$—	$—	$2,058	$2,173
Cash and Cash Equivalents
Cash and cash equivalents	$102	$287	$6	$86	$—	$—	$108	$373
Cash and cash equivalents, valued at net asset value*							783	531
Total Cash and Cash Equivalents	$102	$287	$6	$86	$—	$—	$891	$904
Total	$4,532	$4,367	$4,113	$4,699	$(106)	$(74)	$14,125	$14,818
Other items to reconcile to fair value of plan assets							$(159)	$(175)
Fair value of plan assets							$13,966	$14,643

* In accordance with ASC 820-10, certain investments that are measured at fair value using the net asset value (NAV) per share (or its equivalent) as a practical expedient have not been classified in the fair value hierarchy. The NAV is based on the fair value of the underlying assets owned by the fund, minus its liabilities then divided by the number of units outstanding and is determined by the investment manager or custodian of the fund. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the fair value of plan assets.

The fair values of the assets held by the postretirement benefit plans by asset class are as follows:

	Fair Value Measurements Using Inputs Considered as						Fair Value at
(Millions)	Level 1		Level 2		Level 3		Dec. 31,
Asset Class	2015	2014	2015	2014	2015	2014	2015	2014
Equities
U.S. equities	$508	$565	$—	$—	$—	$—	$508	$565
Non-U.S. equities	59	56	—	—	—	—	59	56
Index and long/short equity funds*							49	55
Total Equities	$567	$621	$—	$—	$—	$—	$616	$676
Fixed Income
U.S. government securities	$71	$68	$192	$186	$—	$—	$263	$254
Non-U.S. government securities	—	—	8	17	—	—	8	17
U.S. corporate bonds	—	—	153	146	—	—	153	146
Non-U.S. corporate bonds	—	—	35	34	—	—	35	34
Derivative instruments	—	—	2	5	—	—	2	5
Other*							—	1
Total Fixed Income	$71	$68	$390	$388	$—	$—	$461	$457
Private Equity
Derivative instruments	$—	$—	$—	$—	$(4)	$(3)	$(4)	$(3)
Growth equity	1	1	—	—	—	—	1	1
Partnership investments*							136	162
Total Private Equity	$1	$1	$—	$—	$(4)	$(3)	$133	$160
Absolute Return
Fixed income and other	$10	$1	$2	$2	$—	$—	$12	$3
Hedge fund/fund of funds*							54	66
Partnership investments*							14	10
Total Absolute Return	$10	$1	$2	$2	$—	$—	$80	$79
Cash and Cash Equivalents
Cash and cash equivalents	$38	$33	$—	$3	$—	$—	$38	$36
Cash and cash equivalents, valued at net asset value*							30	20
Total Cash and Cash Equivalents	$38	$33	$—	$3	$—	$—	$68	$56
Total	$687	$724	$392	$393	$(4)	$(3)	$1,358	$1,428
Other items to reconcile to fair value of plan assets							$9	$8
Fair value of plan assets							$1,367	$1,436

*In accordance with ASC 820-10, certain investments that are measured at fair value using the net asset value per share (or its equivalent) as a practical expedient have not been classified in the fair value hierarchy. The NAV is based on the fair value of the underlying assets owned by the fund, minus its liabilities then divided by the number of units outstanding and is determined by the investment manager or custodian of the fund. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the fair value of plan assets.

Publicly traded equities are valued at the closing price reported in the active market in which the individual securities are traded.

Fixed income includes derivative instruments such as credit default swaps, interest rate swaps and futures contracts. Corporate debt includes bonds and notes, asset backed securities, collateralized mortgage obligations and private placements. Swaps and derivative instruments are valued by the custodian using closing market swap curves and market derived inputs. U.S. government and government agency bonds and notes are valued at the closing price reported in the active market in which the individual security is traded. Corporate bonds and notes, asset backed securities and collateralized mortgage obligations are valued at either the yields currently available on comparable securities of issuers with similar credit ratings or valued under a discounted cash flow approach that utilizes observable inputs, such as current yields of similar instruments, but includes adjustments for certain risks that may not be observable such as credit and liquidity risks. Private placements are valued by the custodian using recognized pricing services and sources.

The private equity portfolio is a diversified mix of derivative instruments, growth equity and partnership interests. Derivative investments are written options that are valued by independent parties using market inputs and valuation models. Growth equity investments are valued at the closing price reported in the active market in which the individual securities are traded.

Absolute return consists primarily of partnership interests in hedge funds, hedge fund of funds or other private fund vehicles. Corporate debt instruments are valued at either the yields currently available on comparable securities of issuers with similar credit ratings or valued under a discounted cash flow approach that utilizes observable inputs, such as current yields of similar instruments, but includes adjustments for certain risks that may not be observable such as credit and liquidity risk ratings.

Other items to reconcile to fair value of plan assets include the net of insurance receivables for WG Trading Company, interest receivables, amounts due for securities sold, amounts payable for securities purchased and interest payable.

The balances of and changes in the fair values of the U.S. pension plans’ and postretirement plans’ level 3 assets for the periods ended December 31, 2015 and 2014 were not material.

International Pension Plans Assets

Outside the U.S., pension plan assets are typically managed by decentralized fiduciary committees. The disclosure below of asset categories is presented in aggregate for over 70 defined benefit plans in 27 countries; however, there is significant variation in asset allocation policy from country to country. Local regulations, local funding rules, and local financial and tax considerations are part of the funding and investment allocation process in each country. The Company provides standard funding and investment guidance to all international plans with more focused guidance to the larger plans.

Each plan has its own strategic asset allocation. The asset allocations are reviewed periodically and rebalanced when necessary.

The fair values of the assets held by the international pension plans by asset class are as follows:

	Fair Value Measurements Using Inputs Considered as						Fair Value at
(Millions)	Level 1		Level 2		Level 3		Dec. 31,
Asset Class	2015	2014	2015	2014	2015	2014	2015	2014
Equities
Growth equities	$718	$672	$195	$176	$—	$—	$913	$848
Value equities	494	595	27	23	—	—	521	618
Core equities	31	19	671	624	4	4	706	647
Equities, valued at net asset value*							17	18
Total Equities	$1,243	$1,286	$893	$823	$4	$4	$2,157	$2,131
Fixed Income
Domestic government	$283	$87	$346	$533	$4	$3	$633	$623
Foreign government	—	45	206	670	—	—	206	715
Corporate debt securities	30	1	661	701	10	12	701	714
Fixed income securities, valued at net asset value*							770	863
Total Fixed Income	$313	$133	$1,213	$1,904	$14	$15	$2,310	$2,915
Private Equity
Real estate	$1	$3	$5	$5	$4	$4	$10	$12
Real estate, valued at net asset value*							126	119
Partnership investments*							24	23
Total Private Equity	$1	$3	$5	$5	$4	$4	$160	$154
Absolute Return
Derivatives	$(2)	$—	$15	$(4)	$—	$—	$13	$(4)
Insurance	—	—	—	—	456	476	456	476
Other	—	—	4	10	3	3	7	13
Other, valued at net asset value*							1	3
Hedge funds*							119	117
Total Absolute Return	$(2)	$—	$19	$6	$459	$479	$596	$605
Cash and Cash Equivalents
Cash and cash equivalents	$126	$161	$347	$29	$—	$—	$473	$190
Cash and cash equivalents, valued at net asset value*							1	3
Total Cash and Cash Equivalents	$126	$161	$347	$29	$—	$—	$474	$193
Total	$1,681	$1,583	$2,477	$2,767	$481	$502	$5,697	$5,998
Other items to reconcile to fair value of plan assets							$(28)	$(41)
Fair value of plan assets							$5,669	$5,957

*In accordance with ASC 820-10, certain investments that are measured at fair value using the net asset value per share (or its equivalent) as a practical expedient have not been classified in the fair value hierarchy. The NAV is based on the fair value of the underlying assets owned by the fund, minus its liabilities then divided by the number of units outstanding and is determined by the investment manager or custodian of the fund. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the fair value of plan assets.

Equities consist primarily of mandates in public equity securities managed to various public equity indices. Publicly traded equities are valued at the closing price reported in the active market in which the individual securities are traded.

Fixed Income investments include domestic and foreign government, and corporate, (including mortgage backed and other debt) securities. Governments, corporate bonds and notes and mortgage backed securities are valued at the closing price reported if traded on an active market or at yields currently available on comparable securities of issuers with similar credit ratings or valued under a discounted cash flow approach that utilizes observable inputs, such as current yields of similar instruments, but includes adjustments for certain risks that may not be observable such as credit and liquidity risks.

Private equity funds consist of partnership interests in a variety of funds. Real estate consists of property funds and REITS (Real Estate Investment Trusts). REITS are valued at the closing price reported in the active market in which it is traded.

Absolute return consists of private partnership interests in hedge funds, insurance contracts, derivative instruments, hedge fund of funds, and other alternative investments. Insurance consists of insurance contracts, which are valued using cash surrender values which is the amount the plan would receive if the contract was cashed out at year end. Derivative instruments consist of interest rate swaps that are used to help manage risks.

Other items to reconcile to fair value of plan assets include the net of interest receivables, amounts due for securities sold, amounts payable for securities purchased and interest payable.

The balances of and changes in the fair values of the international pension plans’ level 3 assets consist primarily of insurance contracts under the absolute return asset class.  The aggregate of net purchases and net unrealized gains increased this balance by $16 million and $46 million in 2015 and 2014, respectively. Foreign currency exchange impacts decreased this balance by $36 million and $62 million in 2015 and 2014, respectively.

NOTE 12.  Derivatives

The Company uses interest rate swaps, currency swaps, commodity price swaps, and forward and option contracts to manage risks generally associated with foreign exchange rate, interest rate and commodity price fluctuations. The information that follows explains the various types of derivatives and financial instruments used by 3M, how and why 3M uses such instruments, how such instruments are accounted for, and how such instruments impact 3M’s financial position and performance.

Additional information with respect to the impacts on other comprehensive income of nonderivative hedging and derivative instruments is included in Note 6. Additional information with respect to the fair value of derivative instruments is included in Note 13. References to information regarding derivatives and/or hedging instruments associated with the Company’s long-term debt are also made in Note 10.

Types of Derivatives/Hedging Instruments and Inclusion in Income/Other Comprehensive Income:

Cash Flow Hedges:

For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income and reclassified into earnings in the same period during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.

Cash Flow Hedging - Foreign Currency Forward and Option Contracts: The Company enters into foreign exchange forward and option contracts to hedge against the effect of exchange rate fluctuations on cash flows denominated in foreign currencies. These transactions are designated as cash flow hedges. The settlement or extension of these derivatives will result in reclassifications (from accumulated other comprehensive income) to earnings in the period during which the hedged transactions affect earnings. 3M may dedesignate these cash flow hedge relationships in advance of the occurrence of the forecasted transaction. The portion of gains or losses on the derivative instrument previously accumulated in other comprehensive income for dedesignated hedges remains in accumulated other comprehensive income until the forecasted transaction occurs. Changes in the value of derivative instruments after dedesignation are recorded in earnings and are included in the Derivatives Not Designated as Hedging Instruments section below. Beginning in the second quarter of 2014, 3M began extending the maximum length of time over which it hedges its exposure to the variability in future cash flows of the forecasted transactions from a previous term of 12 months to a longer term of 24 months, with certain currencies being extended further to 36 months starting in the first quarter of 2015.

Cash Flow Hedging - Commodity Price Management: The Company manages commodity price risks through negotiated supply contracts, price protection agreements and forward contracts. 3M discontinued the use of commodity price swaps as cash flow hedges of forecasted commodity transactions in the first quarter of 2015. The Company used commodity price swaps as cash flow hedges of forecasted commodity transactions to manage price volatility. The related mark-to-market gain or loss on qualifying hedges was included in other comprehensive income to the extent effective, and reclassified into cost of sales in the period during which the hedged transaction affected earnings.

Cash Flow Hedging — Interest Rate Contracts: In the third and fourth quarters of 2014, the Company entered into forward starting interest rate swaps with notional amounts totaling 500 million Euros as a hedge against interest rate volatility associated with the forecasted issuance of fixed rate debt. 3M terminated these interest rate swaps upon issuance of 750 million Euros aggregate principal amount of twelve-year fixed rate notes in connection with 3M’s 1.250 billion Eurobond offering in November 2014. The termination resulted in a $8 million pre-tax ($5 million after-tax) loss within accumulated other comprehensive income that will be amortized over the twelve-year life of the notes.

The amortization of gains and losses on forward starting interest rate swaps is included in the tables below as part of the  gain/(loss) recognized in income on the effective portion of derivatives as a result of reclassification from accumulated other comprehensive income.

As of December 31, 2015, the Company had a balance of $124 million associated with the after tax net unrealized gain associated with cash flow hedging instruments recorded in accumulated other comprehensive income. This includes a remaining balance of $5 million (after tax loss) related to forward starting interest rate swaps, which will be amortized over the respective lives of the notes. Based on exchange rates as of December 31, 2015, 3M expects to reclassify approximately $98 million of the after-tax net unrealized foreign exchange cash flow hedging gains to earnings in 2016, approximately $23 million of the after-tax net unrealized foreign exchange cash flow hedging gains to earnings in 2017, and approximately $3 million of the after-tax net unrealized foreign exchange cash flow hedging gains to earnings after 2017 (with the impact offset by earnings/losses from underlying hedged items).

The location in the consolidated statements of income and comprehensive income and amounts of gains and losses related to derivative instruments designated as cash flow hedges are provided in the following table. Reclassifications of amounts from accumulated other comprehensive income into income include accumulated gains (losses) on dedesignated hedges at the time earnings are impacted by the forecasted transaction.

Year Ended December 31, 2015

		Pretax Gain (Loss) Recognized in
	Pretax Gain (Loss)	Income on Effective Portion of		Ineffective Portion of Gain
	Recognized in Other	Derivative as a Result of		(Loss) on Derivative and
	Comprehensive	Reclassification from		Amount Excluded from
	Income on Effective	Accumulated Other		Effectiveness Testing
(Millions)	Portion of Derivative	Comprehensive Income		Recognized in Income
Derivatives in Cash Flow Hedging Relationships	Amount	Location	Amount	Location	Amount
Foreign currency forward/option contracts	$212	Cost of sales	$178	Cost of sales	$—
Commodity price swap contracts	—	Cost of sales	(2)	Cost of sales	—
Interest rate swap contracts	—	Interest expense	(2)	Interest expense	—
Total	$212		$174		$—

Year Ended December 31, 2014

		Pretax Gain (Loss) Recognized in
	Pretax Gain (Loss)	Income on Effective Portion of		Ineffective Portion of Gain
	Recognized in Other	Derivative as a Result of		(Loss) on Derivative and
	Comprehensive	Reclassification from		Amount Excluded from
	Income on Effective	Accumulated Other		Effectiveness Testing
(Millions)	Portion of Derivative	Comprehensive Income		Recognized in Income
Derivatives in Cash Flow Hedging Relationships	Amount	Location	Amount	Location	Amount
Foreign currency forward/option contracts	$183	Cost of sales	$3	Cost of sales	$—
Commodity price swap contracts	(4)	Cost of sales	2	Cost of sales	—
Interest rate swap contracts	(8)	Interest expense	(1)	Interest expense	—
Total	$171		$4		$—

Year Ended December 31, 2013

		Pretax Gain (Loss) Recognized in
	Pretax Gain (Loss)	Income on Effective Portion of		Ineffective Portion of Gain
	Recognized in Other	Derivative as a Result of		(Loss) on Derivative and
	Comprehensive	Reclassification from		Amount Excluded from
	Income on Effective	Accumulated Other		Effectiveness Testing
(Millions)	Portion of Derivative	Comprehensive Income		Recognized in Income
Derivatives in Cash Flow Hedging Relationships	Amount	Location	Amount	Location	Amount
Foreign currency forward/option contracts	$9	Cost of sales	$(11)	Cost of sales	$—
Foreign currency forward contracts	(108)	Interest expense	(108)	Interest expense	—
Commodity price swap contracts	1	Cost of sales	(2)	Cost of sales	—
Interest rate swap contracts	—	Interest expense	(1)	Interest expense	—
Total	$(98)		$(122)		$—

Fair Value Hedges:

For derivative instruments that are designated and qualify as fair value hedges, the gain or loss on the derivatives as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in current earnings.

Fair Value Hedging - Interest Rate Swaps: The Company manages interest expense using a mix of fixed and floating rate debt. To help manage borrowing costs, the Company may enter into interest rate swaps. Under these arrangements, the Company agrees to exchange, at specified intervals, the difference between fixed and floating interest amounts calculated by reference to an agreed-upon notional principal amount. The mark-to-market of these fair value hedges is recorded as gains or losses in interest expense and is offset by the gain or loss of the underlying debt instrument, which also is recorded in interest expense. These fair value hedges are highly effective and, thus, there is no impact on earnings due to hedge ineffectiveness.

In July 2007, in connection with the issuance of a seven-year Eurobond for an amount of 750 million Euros, the Company completed a fixed-to-floating interest rate swap on a notional amount of 400 million Euros as a fair value hedge of a portion of the fixed interest rate Eurobond obligation. In August 2010, the Company terminated 150 million Euros of the notional amount of this swap. As a result, a gain of 18 million Euros, recorded as part of the balance of the underlying debt, was amortized as an offset to interest expense over this debt’s remaining life. Prior to termination of the applicable portion of the interest rate swap, the mark-to-market of the hedge instrument was recorded as gains or losses in interest expense and was offset by the gain or loss on carrying value of the underlying debt instrument. Consequently, the subsequent amortization of the 18 million Euros recorded as part of the underlying debt balance was not part of gains on hedged items recognized in income in the tables below. The remaining interest rate swap of 250 million Euros (notional amount) matured in July 2014.

In November 2013, 3M issued a Eurobond due in 2021 for a face amount of 600 million Euros. Upon debt issuance, 3M completed a fixed-to-floating interest rate swap on a notional amount of 300 million Euros as a fair value hedge of a portion of the fixed interest rate Eurobond obligation.

In June 2014, 3M issued $950 million aggregate principal amount of medium-term notes. Upon debt issuance, the Company entered into an interest rate swap to convert $600 million of a $625 million note included in this issuance to an interest rate based on a floating three-month LIBOR index as a fair value hedge of a portion of the fixed interest rate medium-term note obligation.

In August 2015, 3M issued $1.500 billion aggregate principal amount of medium-term notes. Upon debt issuance, the Company entered into two interest rate swaps as fair value hedges of a portion of the fixed interest rate medium-term note obligation. The first converted a $450 million three-year fixed rate note, and the second converted $300 million of a five-year fixed rate note included in this issuance to an interest rate based on a floating three-month LIBOR index.

The location in the consolidated statements of income and amounts of gains and losses related to derivative instruments designated as fair value hedges and similar information relative to the hedged items are as follows:

Year ended December 31, 2015	Gain (Loss) on Derivative		Gain (Loss) on Hedged Item
(Millions)	Recognized in Income		Recognized in Income
Derivatives in Fair Value Hedging Relationships	Location	Amount	Location	Amount
Interest rate swap contracts	Interest expense	$(2)	Interest expense	$2
Total		$(2)		$2

Year ended December 31, 2014	Gain (Loss) on Derivative		Gain (Loss) on Hedged Item
(Millions)	Recognized in Income		Recognized in Income
Derivatives in Fair Value Hedging Relationships	Location	Amount	Location	Amount
Interest rate swap contracts	Interest expense	$11	Interest expense	$(11)
Total		$11		$(11)

Year ended December 31, 2013	Gain (Loss) on Derivative		Gain (Loss) on Hedged Item
(Millions)	Recognized in Income		Recognized in Income
Derivatives in Fair Value Hedging Relationships	Location	Amount	Location	Amount
Interest rate swap contracts	Interest expense	$(21)	Interest expense	$21
Total		$(21)		$21

Net Investment Hedges:

The Company may use non-derivative (foreign currency denominated debt) and derivative (foreign exchange forward contracts) instruments to hedge portions of the Company’s investment in foreign subsidiaries and manage foreign exchange risk. For instruments that are designated and qualify as hedges of net investments in foreign operations and that meet the effectiveness requirements, the net gains or losses attributable to changes in spot exchange rates are recorded in cumulative translation within other comprehensive income. The remainder of the change in value of such instruments is recorded in earnings. Recognition in earnings of amounts previously recorded in cumulative translation is limited to circumstances such as complete or substantially complete liquidation of the net investment in the hedged foreign operation. To the extent foreign currency denominated debt is not designated in or is dedesignated from a net investment hedge relationship, changes in value of that portion of foreign currency denominated debt due to exchange rate changes are recorded in earnings through their maturity date.

3M’s use of foreign exchange forward contracts designated in hedges of the Company’s net investment in foreign subsidiaries can vary by time period depending on when foreign currency denominated debt balances designated in such relationships are dedesignated, matured, or are newly issued and designated. Additionally, variation can occur in connection with the extent of the Company’s desired foreign exchange risk coverage.

At December 31, 2015, the total notional amount of foreign exchange forward contracts designated in net investment hedges was approximately 974 million Euros and approximately 248 billion South Korean Won, along with a principal amount of long-term debt instruments designated in net investment hedges totaling 3.6 billion Euros. The maturity dates of these derivative and nonderivative instruments designated in net investment hedges range from 2016 to 2030.

The location in the consolidated statements of income and comprehensive income and amounts of gains and losses related to derivative and nonderivative instruments designated as net investment hedges are as follows. There were no reclassifications of the effective portion of net investment hedges out of accumulated other comprehensive income into income for the periods presented in the table below.

Year ended December 31, 2015

	Pretax Gain (Loss)
	Recognized as
	Cumulative Translation
	within Other	Ineffective Portion of Gain (Loss) on
	Comprehensive Income	Instrument and Amount Excluded
Derivative and Nonderivative Instruments in Net Investment Hedging	on Effective Portion of	from Effectiveness Testing
Relationships	Instrument	Recognized in Income
(Millions)	Amount	Location	Amount
Foreign currency denominated debt	$63	N/A	$—
Foreign currency forward contracts	143	Cost of sales	11
Total	$206		$11

Year ended December 31, 2014

	Pretax Gain (Loss)
	Recognized as
	Cumulative Translation
	within Other	Ineffective Portion of Gain (Loss) on
	Comprehensive Income	Instrument and Amount Excluded
Derivative and Nonderivative Instruments in Net Investment Hedging	on Effective Portion of	from Effectiveness Testing
Relationships	Instrument	Recognized in Income
(Millions)	Amount	Location	Amount
Foreign currency denominated debt	$152	N/A	$—
Foreign currency forward contracts	94	Cost of sales	1
Total	$246		$1

Year ended December 31, 2013

	Pretax Gain (Loss)
	Recognized as
	Cumulative Translation
	within Other	Ineffective Portion of Gain (Loss) on
	Comprehensive Income	Instrument and Amount Excluded
Derivative and Nonderivative Instruments in Net Investment Hedging	on Effective Portion of	from Effectiveness Testing
Relationships	Instrument	Recognized in Income
(Millions)	Amount	Location	Amount
Foreign currency denominated debt	$(82)	N/A	$—
Foreign currency forward contracts	12	Cost of sales	—
Total	$(70)		$—

Derivatives Not Designated as Hedging Instruments:

Derivatives not designated as hedging instruments include dedesignated foreign currency forward and option contracts that formerly were designated in cash flow hedging relationships (as referenced in the Cash Flow Hedges section above). In addition, 3M enters into foreign currency forward contracts to offset, in part, the impacts of certain intercompany activities (primarily associated with intercompany licensing arrangements) and enters into commodity price swaps to offset, in part, fluctuations in costs associated with the use of certain commodities and precious metals. These derivative instruments are not designated in hedging relationships; therefore, fair value gains and losses on these contracts are recorded in earnings. The Company does not hold or issue derivative financial instruments for trading purposes.

The location in the consolidated statements of income and amounts of gains and losses related to derivative instruments not designated as hedging instruments are as follows:

	Gain (Loss) on Derivative Recognized in Income
		Year ended	Year ended	Year ended
		December 31,	December 31,	December 31,
Derivatives Not Designated as Hedging Instruments		2015	2014	2013
(Millions)	Location	Amount	Amount	Amount
Foreign currency forward/option contracts	Cost of sales	$5	$10	$20
Foreign currency forward contracts	Interest expense	(30)	(40)	(43)
Commodity price swap contracts	Cost of sales	(3)	—	(1)
Total		$(28)	$(30)	$(24)

Location and Fair Value Amount of Derivative Instruments:

The following tables summarize the fair value of 3M’s derivative instruments, excluding nonderivative instruments used as hedging instruments, and their location in the consolidated balance sheet. Notional amounts below are presented at period end foreign exchange rates, except for certain interest rate swaps, which are presented using the inception date’s foreign exchange rate. Additional information with respect to the fair value of derivative instruments is included in Note 13.

	Gross	Assets		Liabilities
December 31, 2015	Notional		Fair		Fair
(Millions)	Amount	Location	Value Amount	Location	Value Amount
Derivatives designated as
hedging instruments
Foreign currency forward/option contracts	$2,815	Other current assets	$148	Other current liabilities	$14
Foreign currency forward/option contracts	1,240	Other assets	61	Other liabilities	3
Interest rate swap contracts	1,753	Other assets	24	Other liabilities	1
Total derivatives designated as hedging instruments			$233		$18

Derivatives not designated as
hedging instruments
Foreign currency forward/option contracts	$5,359	Other current assets	$63	Other current liabilities	$51
Total derivatives not designated as hedging instruments			$63		$51

Total derivative instruments			$296		$69

	Gross	Assets		Liabilities
December 31, 2014	Notional		Fair		Fair
(Millions)	Amount	Location	Value Amount	Location	Value Amount
Derivatives designated as
hedging instruments
Foreign currency forward/option contracts	$1,865	Other current assets	$116	Other current liabilities	$2
Foreign currency forward/option contracts	656	Other assets	47	Other liabilities	1
Commodity price swap contracts	20	Other current assets	—	Other current liabilities	4
Interest rate swap contracts	1,003	Other assets	27	Other liabilities	3
Total derivatives designated as hedging instruments			$190		$10

Derivatives not designated as
hedging instruments
Foreign currency forward/option contracts	$6,582	Other current assets	$66	Other current liabilities	$33
Total derivatives not designated as hedging instruments			$66		$33

Total derivative instruments			$256		$43

Credit Risk and Offsetting of Assets and Liabilities of Derivative Instruments:

The Company is exposed to credit loss in the event of nonperformance by counterparties in interest rate swaps, currency swaps, commodity price swaps, and forward and option contracts. However, the Company’s risk is limited to the fair value of the instruments. The Company actively monitors its exposure to credit risk through the use of credit approvals and credit limits, and by selecting major international banks and financial institutions as counterparties. 3M enters into master netting arrangements with counterparties when possible to mitigate credit risk in derivative transactions. A master netting arrangement may allow each counterparty to net settle amounts owed between a 3M entity and the counterparty as a result of multiple, separate derivative transactions. As of December 31, 2015, 3M has International Swaps and Derivatives Association (ISDA) agreements with 16 applicable banks and financial institutions which contain netting provisions. In addition to a master agreement with 3M supported by a primary counterparty’s parent guarantee, 3M also has associated credit support agreements in place with 15 of its primary derivative counterparties which, among other things, provide the circumstances under which either party is required to post eligible collateral (when the market value of transactions covered by these agreements exceeds specified thresholds or if a counterparty’s credit rating has been downgraded to a predetermined rating). The Company does not anticipate nonperformance by any of these counterparties.

3M has elected to present the fair value of derivative assets and liabilities within the Company’s consolidated balance sheet on a gross basis even when derivative transactions are subject to master netting arrangements and may otherwise qualify for net presentation. However, the following tables provide information as if the Company had elected to offset the asset and liability balances of derivative instruments, netted in accordance with various criteria in the event of default or termination as stipulated by the terms of netting arrangements with each of the counterparties. For each counterparty, if netted, the Company would offset the asset and liability balances of all derivatives at the end of the reporting period based on the 3M entity that is a party to the transactions. Derivatives not subject to master netting agreements are not eligible for net presentation. As of the applicable dates presented below, no cash collateral had been received or pledged related to these derivative instruments.

Offsetting of Financial Assets under Master Netting Agreements with Derivative Counterparties

December 31, 2015		Gross Amounts not Offset in the
Consolidated Balance Sheet that are Subject
	Gross Amount of	to Master Netting Agreements
	Derivative Assets	Gross Amount of
	Presented in the	Eligible Offsetting
	Consolidated	Recognized	Cash Collateral	Net Amount of
(Millions)	Balance Sheet	Derivative Liabilities	Received	Derivative Assets
Derivatives subject to master netting agreements	$296	$37	$—	$259
Derivatives not subject to master netting agreements	—			—
Total	$296			$259

December 31, 2014		Gross Amounts not Offset in the
Consolidated Balance Sheet that are Subject
	Gross Amount of	to Master Netting Agreements
	Derivative Assets	Gross Amount of
	Presented in the	Eligible Offsetting
	Consolidated	Recognized	Cash Collateral	Net Amount of
(Millions)	Balance Sheet	Derivative Liabilities	Received	Derivative Assets
Derivatives subject to master netting agreements	$256	$20	$—	$236
Derivatives not subject to master netting agreements	—			—
Total	$256			$236

Offsetting of Financial Liabilities under Master Netting Agreements with Derivative Counterparties

December 31, 2015		Gross Amounts not Offset in the
		Consolidated Balance Sheet that are Subject
	Gross Amount of	to Master Netting Agreements
	Derivative Liabilities	Gross Amount of
	Presented in the	Eligible Offsetting
	Consolidated	Recognized	Cash Collateral	Net Amount of
(Millions)	Balance Sheet	Derivative Assets	Pledged	Derivative Liabilities
Derivatives subject to master netting agreements	$64	$37	$—	$27
Derivatives not subject to master netting agreements	5			5
Total	$69			$32

December 31, 2014		Gross Amounts not Offset in the
		Consolidated Balance Sheet that are Subject
	Gross Amount of	to Master Netting Agreements
	Derivative Liabilities	Gross Amount of
	Presented in the	Eligible Offsetting
	Consolidated	Recognized	Cash Collateral	Net Amount of
(Millions)	Balance Sheet	Derivative Assets	Pledged	Derivative Liabilities
Derivatives subject to master netting agreements	$36	$20	$—	$16
Derivatives not subject to master netting agreements	7			7
Total	$43			$23

Foreign Currency Effects

3M estimates that year-on-year foreign currency transaction effects, including hedging impacts, increased pre-tax income by approximately $180 million and $10 million in 2015 and 2014, respectively. These estimates include transaction gains and losses, including derivative instruments designed to reduce foreign currency exchange rate risks and the negative impact of swapping Venezuelan bolivars into U.S. dollars.

NOTE 13.  Fair Value Measurements

3M follows ASC 820, Fair Value Measurements and Disclosures, with respect to assets and liabilities that are measured at fair value on a recurring basis and nonrecurring basis. Under the standard, fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The standard also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability developed based upon the best information available in the circumstances. The hierarchy is broken down into three levels. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability. Categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Assets and Liabilities that are Measured at Fair Value on a Recurring Basis:

For 3M, assets and liabilities that are measured at fair value on a recurring basis primarily relate to available-for-sale marketable securities, available-for-sale investments (included as part of investments in the Consolidated Balance Sheet) and certain derivative instruments. Derivatives include cash flow hedges, interest rate swaps and most net investment hedges. The information in the following paragraphs and tables primarily addresses matters relative to these financial assets and liabilities. Separately, there were no material fair value measurements with respect to nonfinancial assets or liabilities that are recognized or disclosed at fair value in the Company’s financial statements on a recurring basis for 2015 and 2014.

3M uses various valuation techniques, which are primarily based upon the market and income approaches, with respect to financial assets and liabilities. Following is a description of the valuation methodologies used for the respective financial assets and liabilities measured at fair value.

Available-for-sale marketable securities — except certain U.S. municipal securities:

Marketable securities, except certain U.S. municipal securities, are valued utilizing multiple sources. A weighted average price is used for these securities. Market prices are obtained for these securities from a variety of industry standard data providers, security master files from large financial institutions, and other third-party sources. These multiple prices are used as inputs into a distribution-curve-based algorithm to determine the daily fair value to be used. 3M classifies U.S. treasury securities as level 1, while all other marketable securities (excluding certain U.S. municipal securities) are classified as level 2. Marketable securities are discussed further in Note 9.

Available-for-sale marketable securities —certain U.S. municipal securities only:

In the fourth quarter 2014, 3M obtained a municipal bond with the City of Nevada, Missouri, which represent 3M’s only U.S. municipal securities holding as of December 31, 2015. Due to the nature of this security, the valuation method utilized will include the financial health of the City of Nevada, any recent municipal bond issuances by Nevada, and macroeconomic considerations related to the direction of interest rates and the health of the overall municipal bond market, and as such will be classified as a level 3 security.

Available-for-sale investments:

Investments include equity securities that are traded in an active market. Closing stock prices are readily available from active markets and are used as being representative of fair value. 3M classifies these securities as level 1.

Derivative instruments:

The Company’s derivative assets and liabilities within the scope of ASC 815, Derivatives and Hedging, are required to be recorded at fair value. The Company’s derivatives that are recorded at fair value include foreign currency forward and option contracts, commodity price swaps, interest rate swaps, and net investment hedges where the hedging instrument is recorded at fair value. Net investment hedges that use foreign currency denominated debt to hedge 3M’s net investment are not impacted by the fair value measurement standard under ASC 820, as the debt used as the hedging instrument is marked to a value with respect to changes in spot foreign currency exchange rates and not with respect to other factors that may impact fair value.

3M has determined that foreign currency forwards, commodity price swaps, currency swaps, foreign currency options, interest rate swaps and cross-currency swaps will be considered level 2 measurements. 3M uses inputs other than quoted prices that are observable for the asset. These inputs include foreign currency exchange rates, volatilities, and interest rates. Derivative positions are primarily valued using standard calculations/models that use as their basis readily observable market parameters. Industry standard data providers are 3M’s primary source for forward and spot rate information for both interest rates and currency rates, with resulting valuations periodically validated through third-party or counterparty quotes and a net present value stream of cash flows model.

The following tables provide information by level for assets and liabilities that are measured at fair value on a recurring basis.

		Fair Value Measurements
(Millions)	Fair Value at	Using Inputs Considered as
Description	December 31, 2015	Level 1	Level 2	Level 3
Assets:
Available-for-sale:
Marketable securities:
Foreign government agency securities	$10	$—	$10	$—
Corporate debt securities	10	—	10	—
Commercial paper	12	—	12	—
Certificates of deposit/time deposits	26	—	26	—
Asset-backed securities:
Automobile loan related	26	—	26	—
Credit card related	10	—	10	—
Equipment lease related	2	—	2	—
Other	19	—	19	—
U.S. municipal securities	12	—	—	12
Derivative instruments — assets:
Foreign currency forward/option contracts	272	—	272	—
Interest rate swap contracts	24	—	24	—

Liabilities:
Derivative instruments — liabilities:
Foreign currency forward/option contracts	68	—	68	—
Interest rate swap contracts	1	—	1	—

		Fair Value Measurements
(Millions)	Fair Value at	Using Inputs Considered as
Description	December 31, 2014	Level 1	Level 2	Level 3
Assets:
Available-for-sale:
Marketable securities:
U.S. government agency securities	$108	$—	$108	$—
Foreign government agency securities	95	—	95	—
Corporate debt securities	619	—	619	—
Certificates of deposit/time deposits	41	—	41	—
Asset-backed securities:
Automobile loan related	282	—	282	—
Credit card related	162	—	162	—
Equipment lease related	48	—	48	—
Other	46	—	46	—
U.S. treasury securities	38	38	—	—
U.S. municipal securities	15	—	—	15
Investments	1	1	—	—
Derivative instruments — assets:
Foreign currency forward/option contracts	229	—	229	—
Interest rate swap contracts	27	—	27	—

Liabilities:
Derivative instruments — liabilities:
Foreign currency forward/option contracts	36	—	36	—
Commodity price swap contracts	4	—	4	—
Interest rate swap contracts	3	—	3	—

The following table provides a reconciliation of the beginning and ending balances of items measured at fair value on a recurring basis in the table above that used significant unobservable inputs (level 3).

(Millions)
Marketable securities — certain U.S. municipal securities and auction rate
securities only	2015	2014	2013
Beginning balance	$15	$11	$7
Total gains or losses:
Included in earnings	—	(1)	—
Included in other comprehensive income	—	2	4
Purchases and issuances	—	15	—
Sales and settlements	(3)	(12)	—
Transfers in and/or out of level 3	—	—	—
Ending balance	12	15	11

Change in unrealized gains or losses for the period included in earnings for securities held at the end of the reporting period	—	—	—

In addition, the plan assets of 3M’s pension and postretirement benefit plans are measured at fair value on a recurring basis (at least annually). Refer to Note 11.

Assets and Liabilities that are Measured at Fair Value on a Nonrecurring Basis:

Disclosures are required for certain assets and liabilities that are measured at fair value, but are recognized and disclosed at fair value on a nonrecurring basis in periods subsequent to initial recognition. For 3M, such measurements of fair value relate primarily to long-lived asset impairments. There were no material long-lived asset impairments for 2015, 2014 and 2013.

Fair Value of Financial Instruments:

The Company’s financial instruments include cash and cash equivalents, marketable securities, accounts receivable, certain investments, accounts payable, borrowings, and derivative contracts. The fair values of cash and cash equivalents, accounts receivable, accounts payable, and short-term borrowings and current portion of long-term debt (except the medium-term fixed rate notes totaling $1 billion, which will mature in September 2016 and are shown separately in the table below) approximated carrying values because of the short-term nature of these instruments. Available-for-sale marketable securities and investments, in addition to certain derivative instruments, are recorded at fair values as indicated in the preceding disclosures. For its long-term debt, the Company utilized third-party quotes to estimate fair values (classified as level 2). Information with respect to the carrying amounts and estimated fair values of these financial instruments follow:

	December 31, 2015		December 31, 2014
	Carrying	Fair	Carrying	Fair
(Millions)	Value	Value	Value	Value
Medium-term fixed rate note due September 2016 (long-term in 2014 and short-term in 2015)	$999	$1,003	$996	$1,014
Long-term debt, excluding current portion and medium-term fixed rate note due September 2016	8,753	9,101	5,709	6,189

The fair values reflected above consider the terms of the related debt absent the impacts of derivative/hedging activity. The carrying amount of long-term debt referenced above is impacted by certain fixed-to-floating interest rate swaps that are designated as fair value hedges and by the designation of fixed rate Eurobond securities issued by the Company as hedging instruments of the Company’s net investment in its European subsidiaries. Many of 3M’s fixed-rate bonds were trading at a premium at December 31, 2015 and 2014 due to the low interest rates and tightening of 3M’s credit spreads.

NOTE 14.  Commitments and Contingencies

Capital and Operating Leases:

Rental expense under operating leases was $316 million in 2015, $332 million in 2014 and $330 million in 2013. It is 3M’s practice to secure renewal rights for leases, thereby giving 3M the right, but not the obligation, to maintain a presence in a leased facility. 3M has three primary capital leases. First, 3M has a capital lease, which became effective in April 2003, that involves a building in the United Kingdom (with a lease term of 22 years). During the second quarter of 2003, 3M recorded a capital lease asset and obligation of approximately 33.5 million British Pound (GBP), or approximately $50 million at December 31, 2015, exchange rates. Second, during the fourth quarter of 2009, 3M recorded a capital lease asset and obligation of approximately $50 million related to an IT investment with an amortization period of seven years. Third, in the fourth quarter of 2014, 3M recorded a capital lease asset and obligation of approximately $15 million, which is discussed in more detail in Note 7.

Minimum lease payments under capital and operating leases with non-cancelable terms in excess of one year as of December 31, 2015, were as follows:

		Operating
(Millions)	Capital Leases	Leases
2016	$11	$234
2017	6	191
2018	4	134
2019	3	86
2020	3	72
After 2020	32	226
Total	$59	$943
Less: Amounts representing interest	5
Present value of future minimum lease payments	54
Less: Current obligations under capital leases	8
Long-term obligations under capital leases	$46

Unconditional Purchase Obligations:

Unconditional purchase obligations are defined as an agreement to purchase goods or services that is enforceable and legally binding (non-cancelable, or cancelable only in certain circumstances). The Company estimates its total unconditional purchase obligation commitment (for those contracts with terms in excess of one year) as of December 31, 2015, at $596 million. Payments by year are estimated as follows: 2016 ($193 million), 2017 ($160 million), 2018 ($102 million), 2019 ($54 million), 2020 ($56 million) and after 2020 ($31 million). Many of these commitments relate to take or pay contracts, in which 3M guarantees payment to ensure availability of products or services that are sold to customers. The Company expects to receive consideration (products or services) for these unconditional purchase obligations. The purchase obligation amounts do not represent the entire anticipated purchases in the future, but represent only those items for which the Company is contractually obligated. The majority of 3M’s products and services are purchased as needed, with no unconditional commitment. For this reason, these amounts will not provide an indication of the Company’s expected future cash outflows related to purchase obligations.

Warranties/Guarantees:

3M’s accrued product warranty liabilities, recorded on the Consolidated Balance Sheet as part of current and long-term liabilities, are estimated at approximately $28 million at December 31, 2015, and $30 million at December 31, 2014. 3M does not consider this amount to be material. The fair value of 3M guarantees of loans with third parties and other guarantee arrangements are not material.

Related Party Activity:

3M does not have any material related party activity.

Legal Proceedings:

The Company and some of its subsidiaries are involved in numerous claims and lawsuits, principally in the United States, and regulatory proceedings worldwide. These include various products liability (involving products that the Company now or formerly manufactured and sold), intellectual property, and commercial claims and lawsuits, including those brought under the antitrust laws, and environmental proceedings. Unless otherwise stated, the Company is vigorously defending all such litigation.

Process for Disclosure and Recording of Liabilities and Insurance Receivables Related to Legal Proceedings

Many lawsuits and claims involve highly complex issues relating to causation, scientific evidence, and whether there are actual damages and are otherwise subject to substantial uncertainties. Assessments of lawsuits and claims can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions. The Company complies with the requirements of ASC 450, Contingencies, and related guidance, and records liabilities for legal proceedings in those instances where it can reasonably estimate the amount of the loss and where liability is probable. Where the reasonable estimate of the probable loss is a range, the Company records the most likely estimate of the loss, or the low end of the range if there is no one best estimate. The Company either discloses the amount of a possible loss or range of loss in excess of established accruals if estimable, or states that such an estimate cannot be made. The Company discloses significant legal proceedings even where liability is not probable or the amount of the liability is not estimable, or both, if the Company believes there is at least a reasonable possibility that a loss may be incurred.

The Company estimates insurance receivables based on an analysis of its numerous policies, including their exclusions, pertinent case law interpreting comparable policies, its experience with similar claims, and assessment of the nature of the claim and remaining coverage, and records an amount it has concluded is likely to be recovered. For those insured matters where the Company has taken an accrual, the Company also records receivables for the amount of insurance that it expects to recover under the Company’s insurance program. For those insured matters where the Company has not taken an accrual because the liability is not probable or the amount of the liability is not estimable, or both, but where the Company has incurred an expense in defending itself, the Company records receivables for the amount of insurance that it expects to recover for the expense incurred.

Because litigation is subject to inherent uncertainties, and unfavorable rulings or developments could occur, there can be no certainty that the Company may not ultimately incur charges in excess of presently recorded liabilities. A future adverse ruling, settlement, or unfavorable development could result in future charges that could have a material adverse effect on the Company’s results of operations or cash flows in the period in which they are recorded. Although the Company cannot estimate its exposure to all legal proceedings, it currently believes that such future charges, if any, would not have a material adverse effect on the consolidated financial position of the Company. Based on experience and developments, the Company reexamines its estimates of probable liabilities and associated expenses and receivables each period, and whether it is able to estimate a liability previously determined to be not estimable and/or not probable. Where appropriate, the Company makes additions to or adjustments of its estimated liabilities. As a result, the current estimates of the potential impact on the Company’s consolidated financial position, results of operations and cash flows for the legal proceedings and claims pending against the Company could change in the future.

The following sections first describe the significant legal proceedings in which the Company is involved, and then describe the liabilities and associated insurance receivables the Company has accrued relating to its significant legal proceedings.

Respirator Mask/Asbestos Litigation

As of December 31, 2015, the Company is a named defendant, with multiple co-defendants, in numerous lawsuits in various courts that purport to represent approximately 2,130 individual claimants, compared to approximately 2,220 individual claimants with actions pending at December 31, 2014.

The vast majority of the lawsuits and claims resolved by and currently pending against the Company allege use of some of the Company’s mask and respirator products and seek damages from the Company and other defendants for alleged personal injury from workplace exposures to asbestos, silica, coal mine dust or other occupational dusts found in products manufactured by other defendants or generally in the workplace. A minority of the lawsuits and claims resolved by and currently pending against the Company generally allege personal injury from occupational exposure to asbestos from products previously manufactured by the Company, which are often unspecified, as well as products manufactured by other defendants, or occasionally at Company premises.

The Company’s current volume of new and pending matters is substantially lower than it experienced at the peak of filings in 2003. The Company expects that filing of claims by unimpaired claimants in the future will continue to be at much lower levels than in the past. Accordingly, the number of claims alleging more serious injuries, including mesothelioma and other malignancies, will represent a greater percentage of total claims than in the past. The Company has prevailed in all ten cases taken to trial, including eight of the nine cases tried to verdict (such trials occurred in 1999, 2000, 2001, 2003, 2004, 2007, and 2015), and an appellate reversal in 2005 of the 2001 jury verdict adverse to the Company. The remaining case, tried in 2009, was dismissed by the court at the close of plaintiff’s evidence, based on the court’s legal finding that the plaintiff had not presented sufficient evidence to support a jury verdict.

The Company has demonstrated in these past trial proceedings that its respiratory protection products are effective as claimed when used in the intended manner and in the intended circumstances. Consequently the Company believes that claimants are unable to establish that their medical conditions, even if significant, are attributable to the Company’s respiratory protection products. Nonetheless the Company’s litigation experience indicates that claims of persons with malignant conditions are costlier to resolve than the claims of unimpaired persons, and it therefore believes the average cost of resolving pending and future claims on a per-claim basis will continue to be higher than it experienced in prior periods when the vast majority of claims were asserted by the unimpaired.

As previously reported, the State of West Virginia, through its Attorney General, filed a complaint in 2003 against the Company and two other manufacturers of respiratory protection products in the Circuit Court of Lincoln County, West Virginia, and amended its complaint in 2005. The amended complaint seeks substantial, but unspecified, compensatory damages primarily for reimbursement of the costs allegedly incurred by the State for worker’s compensation and healthcare benefits provided to all workers with occupational pneumoconiosis and unspecified punitive damages. The case has been inactive since the fourth quarter of 2007, other than a case management conference in March 2011. In November 2013, the State filed a motion to bifurcate the lawsuit into separate liability and damages proceedings. At the hearing on the motion, the court declined to bifurcate the lawsuit. No liability has been recorded for this matter because the Company believes that liability is not probable and estimable at this time. In addition, the Company is not able to estimate a possible loss or range of loss given the lack of any meaningful discovery responses by the State of West Virginia, the otherwise minimal activity in this case and the fact that the complaint asserts claims against two other manufacturers where a defendant’s share of liability may turn on the law of joint and several liability and by the amount of fault, if any, a jury might allocate to each defendant if the case is ultimately tried.

Respirator Mask/Asbestos Liabilities and Insurance Receivables: The Company estimates its respirator mask/asbestos liabilities, including the cost to resolve the claims and defense costs, by examining: (i) the Company’s experience in resolving claims, (ii) apparent trends, (iii) the apparent quality of claims (e.g., whether the claim has been asserted on behalf of asymptomatic claimants), (iv) changes in the nature and mix of claims (e.g., the proportion of claims asserting usage of the Company’s mask or respirator products and alleging exposure to each of asbestos, silica, coal or other occupational dusts, and claims pleading use of asbestos-containing products allegedly manufactured by the Company), (v) the number of current claims and a projection of the number of future asbestos and other claims that may be filed against the Company, (vi) the cost to resolve recently settled claims, and (vii) an estimate of the cost to resolve and defend against current and future claims.

Developments may occur that could affect the Company’s estimate of its liabilities. These developments include, but are not limited to, significant changes in (i) the number of future claims, (ii) the average cost of resolving claims, (iii) the legal costs of defending these claims and in maintaining trial readiness, (iv) changes in the mix and nature of claims received, (v) trial and appellate outcomes, (vi) changes in the law and procedure applicable to these claims, and (vii) the financial viability of other co-defendants and insurers.

As a result of the Company’s cost of resolving claims of persons who claim more serious injuries, including mesothelioma and other malignancies, the Company increased its accruals in 2015 for respirator mask/asbestos liabilities by $50 million. In 2015, the Company made payments for legal fees and settlements of $46 million related to the respirator mask/asbestos litigation. As of December 31, 2015, the Company had accruals for respirator mask/asbestos liabilities of $144 million (excluding Aearo accruals). This accrual represents the low end in a range of loss. The Company cannot estimate the amount or upper end of the range of amounts by which the liability may exceed the accrual the Company has established because of the (i) inherent difficulty in projecting the number of claims that have not yet been asserted or the time period in which future claims may be asserted, (ii) the complaints nearly always assert claims against multiple defendants where the damages alleged are typically not attributed to individual defendants so that a defendant’s share of liability may turn on the law of joint and several liability, which can vary by state, (iii) the multiple factors described above that the Company considers in estimating its liabilities, and (iv) the several possible developments described above that may occur that could affect the Company’s estimate of liabilities.

As of December 31, 2015, the Company’s receivable for insurance recoveries related to the respirator mask/asbestos litigation was $39 million. The Company estimates insurance receivables based on an analysis of its policies, including their exclusions, pertinent case law interpreting comparable policies, its experience with similar claims, and an assessment of the nature of each claim and remaining coverage. The Company then records an amount it has concluded is likely to be recovered. Various factors could affect the timing and amount of recovery of this receivable, including (i) delays in or avoidance of payment by insurers; (ii) the extent to which insurers may become insolvent in the future, and (iii) the outcome of negotiations with insurers and legal proceedings with respect to respirator mask/asbestos liability insurance coverage.

The Company has unresolved coverage with claims-made carriers for respirator mask claims. The Company is also seeking coverage under the policies of certain insolvent insurers. Once those claims for coverage are resolved, the Company will have collected substantially all of its remaining insurance coverage for respirator mask/asbestos claims.

Respirator Mask/Asbestos Litigation — Aearo Technologies

On April 1, 2008, a subsidiary of the Company purchased the stock of Aearo Holding Corp., the parent of Aearo Technologies (“Aearo”). Aearo manufactured and sold various products, including personal protection equipment, such as eye, ear, head, face, fall and certain respiratory protection products.

As of December 31, 2015, Aearo and/or other companies that previously owned and operated Aearo’s respirator business (American Optical Corporation, Warner-Lambert LLC, AO Corp. and Cabot Corporation (“Cabot”)) are named defendants, with multiple co-defendants, including the Company, in numerous lawsuits in various courts in which plaintiffs allege use of mask and respirator products and seek damages from Aearo and other defendants for alleged personal injury from workplace exposures to asbestos, silica-related, or other occupational dusts found in products manufactured by other defendants or generally in the workplace.

As of December 31, 2015, the Company, through its Aearo subsidiary, had accruals of $21 million for product liabilities and defense costs related to current and future Aearo-related asbestos and silica-related claims. Responsibility for legal costs, as well as for settlements and judgments, is currently shared in an informal arrangement among Aearo, Cabot, American Optical Corporation and a subsidiary of Warner Lambert and their respective insurers (the “Payor Group”). Liability is allocated among the parties based on the number of years each company sold respiratory products under the “AO Safety” brand and/or owned the AO Safety Division of American Optical Corporation and the alleged years of exposure of the individual plaintiff. Aearo’s share of the contingent liability is further limited by an agreement entered into between Aearo and Cabot on July 11, 1995. This agreement provides that, so long as Aearo pays to Cabot a quarterly fee of $100,000, Cabot will retain responsibility and liability for, and indemnify Aearo against, any product liability claims involving exposure to asbestos, silica, or  silica products for respirators sold prior to July 11, 1995. Because of the difficulty in determining how long a particular respirator remains in the stream of commerce after being sold, Aearo and Cabot have applied the agreement to claims arising out of the alleged use of respirators involving exposure to asbestos, silica or silica products prior to January 1, 1997. With these arrangements in place, Aearo’s potential liability is limited to exposures alleged to have arisen from the use of respirators involving exposure to asbestos, silica, or silica products on or after January 1, 1997. To date, Aearo has elected to pay the quarterly fee. Aearo could potentially be exposed to additional claims for some part of the pre-July 11, 1995 period covered by its agreement with Cabot if Aearo elects to discontinue its participation in this arrangement, or if Cabot is no longer able to meet its obligations in these matters.

In March 2012, Cabot CSC Corporation and Cabot Corporation filed a lawsuit against Aearo in the Superior Court of Suffolk County, Massachusetts seeking declaratory relief as to the scope of Cabot’s indemnity obligations under the July 11, 1995 agreement, including whether Cabot has retained liability for coal workers’ pneumoconiosis claims, and seeking damages for breach of contract. In June 2014, the court granted Aearo’s motion for summary judgment on all claims. Cabot has filed a motion for reconsideration, and Aearo filed a motion for clarification of the court’s order granting Aearo summary judgment. In October 2014, the court denied Aearo’s motion for clarification. The court also denied, in part, Cabot’s motion for reconsideration and reaffirmed its ruling that Cabot retained liability for claims involving exposure to silica in coal mine dust. The court granted Cabot’s motion, in part, ruling that Aearo was not entitled to summary judgment on Cabot’s claim for equitable allocation, and on whether the 258 underlying claims were Cabot’s responsibility. These two issues remain in the case for further proceedings. New motions for summary judgment were filed and the court heard oral arguments in October 2015.

Developments may occur that could affect the estimate of Aearo’s liabilities. These developments include, but are not limited to: (i) significant changes in the number of future claims, (ii) significant changes in the average cost of resolving claims, (iii) significant changes in the legal costs of defending these claims, (iv) significant changes in the mix and nature of claims received, (v) trial and appellate outcomes, (vi) significant changes in the law and procedure applicable to these claims, (vii) significant changes in the liability allocation among the co-defendants, (viii) the financial viability of members of the Payor Group including exhaustion of available insurance coverage limits, and/or (ix) a determination that the interpretation of the contractual obligations on which Aearo has estimated its share of liability is inaccurate. The Company cannot determine the impact of these potential developments on its current estimate of Aearo’s share of liability for these existing and future claims. If any of the developments described above were to occur, the actual amount of these liabilities for existing and future claims could be significantly larger than the amount accrued.

Because of the inherent difficulty in projecting the number of claims that have not yet been asserted, the complexity of allocating responsibility for future claims among the Payor Group, and the several possible developments that may occur that could affect the estimate of Aearo’s liabilities, the Company cannot estimate the amount or range of amounts by which Aearo’s liability may exceed the accrual the Company has established.

Environmental Matters and Litigation

The Company’s operations are subject to environmental laws and regulations including those pertaining to air emissions, wastewater discharges, toxic substances, and the handling and disposal of solid and hazardous wastes enforceable by national, state, and local authorities around the world, and private parties in the United States and abroad. These laws and regulations provide, under certain circumstances, a basis for the remediation of contamination, for restoration of or compensation for damages to natural resources, and for personal injury and property damage claims. The Company has incurred, and will continue to incur, costs and capital expenditures in complying with these laws and regulations, defending personal injury and property damage claims, and modifying its business operations in light of its environmental responsibilities. In its effort to satisfy its environmental responsibilities and comply with environmental laws and regulations, the Company has established, and periodically updates, policies relating to environmental standards of performance for its operations worldwide.

Under certain environmental laws, including the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 and similar state laws, the Company may be jointly and severally liable, typically with other companies, for the costs of remediation of environmental contamination at current or former facilities and at off-site locations. The Company has identified numerous locations, most of which are in the United States, at which it may have some liability. Please refer to the section entitled “Environmental Liabilities and Insurance Receivables” that follows for information on the amount of the accrual.

Environmental Matters

As previously reported, the Company has been voluntarily cooperating with ongoing reviews by local, state, federal (primarily the U.S. Environmental Protection Agency (EPA)), and international agencies of possible environmental and health effects of various perfluorinated compounds (“PFCs”), including perfluorooctanyl compounds such as perfluorooctanoate (“PFOA”) and perfluorooctane sulfonate (“PFOS”). As a result of its phase-out decision in May 2000, the Company no longer manufactures perfluorooctanyl compounds. The company ceased manufacturing and using the vast majority of these compounds within approximately two years of the phase-out announcement, and ceased all manufacturing and the last significant use of this chemistry by the end of 2008. Through its ongoing life cycle management and its raw material composition identification processes associated with the Company’s policies covering the use of all persistent and bio-accumulative materials, the Company has on occasion identified the presence of precursor chemicals in materials received from suppliers that may ultimately degrade to PFOA, PFOS, or similar compounds. Upon such identification, the Company works to find alternatives for such materials.

Regulatory activities concerning PFOA and/or PFOS continue in the United States, Europe and elsewhere, and before certain international bodies. These activities include gathering of exposure and use information, risk assessment, and consideration of regulatory approaches. As the database of studies of both chemicals has expanded, the EPA has developed draft human health effects documents summarizing the available data from these studies. In February 2014, the EPA initiated external peer review of its draft human health effects documents for PFOA and PFOS. The peer review panel met in August 2014. The EPA has stated that following the peer review process it will revise its health effects documents and use them to establish lifetime health advisories for PFOS and PFOA in drinking water. Lifetime health advisories, while not enforceable, serve as guidance and are benchmarks for determining if concentrations of chemicals in tap water from public utilities are safe for public consumption. Once finalized, the EPA stated that the lifetime health advisories are expected to supersede the provisional health advisories for PFOA and PFOS in drinking water issued by the EPA in 2009 — currently at 0.4 micrograms per liter for PFOA and 0.2 micrograms per liter for PFOS. In an effort to collect exposure information under the Safe Drinking Water Act, the EPA published on May 2, 2012 a list of unregulated substances, including six PFCs, required to be monitored during the period 2013-2015 by public water system supplies to determine the extent of their occurrence. The EPA is reporting results from this exercise on a rolling basis that will continue in 2016. Through year-end 2015, the EPA has reported results for 4,764 public water supplies nationwide. None of these have reported PFOA above the provisional health advisory level issued by the EPA in 2009, and seventeen have reported PFOS levels above the 2009 provisional health advisory.

The Company is continuing to make progress in its work, under the supervision of state regulators, to address its historic disposal of PFC-containing waste associated with manufacturing operations at the Decatur, Alabama, Cottage Grove, Minnesota, and Cordova, Illinois plants.

As previously reported, the Company entered into a voluntary remedial action agreement with the Alabama Department of Environmental Management (ADEM) to address the presence of PFCs in the soil at the Company’s manufacturing facility in Decatur, Alabama. Pursuant to a permit issued by ADEM, for approximately twenty years, the Company incorporated its wastewater treatment plant sludge containing PFCs in fields at its Decatur facility. After a review of the available options to address the presence of PFCs in the soil, ADEM agreed that the preferred remediation option is to use a multilayer cap over the former sludge incorporation areas on the manufacturing site with subsequent groundwater migration controls and treatment. Implementation of that option will continue and is expected to be completed in 2018.

The Company continues to work with the Minnesota Pollution Control Agency (MPCA) pursuant to the terms of the previously disclosed May 2007 Settlement Agreement and Consent Order to address the presence of certain PFCs in the soil and groundwater at former disposal sites in Washington County, Minnesota (Oakdale and Woodbury) and at the Company’s manufacturing facility at Cottage Grove, Minnesota. Under this agreement, the Company’s principal obligations include (i) evaluating releases of certain PFCs from these sites and proposing response actions; (ii) providing treatment or alternative drinking water upon identifying any level exceeding a Health Based Value (“HBV”) or Health Risk Limit (“HRL”) (i.e., the amount of a chemical in drinking water determined by the Minnesota Department of Health (MDH) to be safe for human consumption over a lifetime) for certain PFCs  for which a HBV and/or HRL exists as a result of contamination from these sites; (iii) remediating identified sources of other PFCs at these sites that are not controlled by actions to remediate PFOA and PFOS; and (iv) sharing information with the MPCA about certain perfluorinated compounds. During 2008, the MPCA issued formal decisions adopting remedial options for the former disposal sites in Washington County, Minnesota (Oakdale and Woodbury). In August 2009, the MPCA issued a formal decision adopting remedial options for the Company’s Cottage Grove manufacturing facility. During the spring and summer of 2010, 3M began implementing the agreed upon remedial options at the Cottage Grove and Woodbury sites. 3M commenced the remedial option at the Oakdale site in late 2010. At each location the remedial options were recommended by the Company and approved by the MPCA. Remediation work has been completed at the Oakdale and Woodbury sites, and they are in an operational maintenance mode. Remediation will continue at the Cottage Grove site during 2016.

In August 2014, the Illinois EPA approved a request by the Company to establish a groundwater management zone at its manufacturing facility in Cordova, Illinois, which includes ongoing pumping of impacted site groundwater, groundwater monitoring and routine reporting of results.

The Company cannot predict what additional regulatory actions arising from the foregoing proceedings and activities, if any, may be taken regarding such compounds or the consequences of any such actions.

Environmental Litigation

As previously reported, a former employee filed a purported class action lawsuit in 2002 in the Circuit Court of Morgan County, Alabama (the “St. John” case), seeking unstated damages and alleging that the plaintiffs suffered fear, increased risk, subclinical injuries, and property damage from exposure to certain perfluorochemicals at or near the Company’s Decatur, Alabama, manufacturing facility. The court in 2005 granted the Company’s motion to dismiss the named plaintiff’s personal injury-related claims on the basis that such claims are barred by the exclusivity provisions of the state’s Workers Compensation Act. The plaintiffs’ counsel filed an amended complaint in November 2006, limiting the case to property damage claims on behalf of a purported class of residents and property owners in the vicinity of the Decatur plant. In June 2015, the plaintiffs filed an amended complaint adding additional defendants, including BFI Waste Management Systems of Alabama, LLC; BFI Waste Management of North America, LLC; the City of Decatur, Alabama; Morgan County, Alabama; Municipal Utilities Board of Decatur; and Morgan County, Alabama, d/b/a Decatur Utilities. In September 2015, the court issued a scheduling order staying discovery pending mediation which occurred in January 2016, but did not resolve the case. Discovery relating to the class certification will begin, and the class certification hearing is scheduled for November 2016.

In 2005, the judge in a second purported class action lawsuit filed by three residents of Morgan County, Alabama, seeking unstated compensatory and punitive damages involving alleged damage to their property from emissions of certain perfluorochemical compounds from the Company’s Decatur, Alabama, manufacturing facility that formerly manufactured those compounds (the “Chandler” case) granted the Company’s motion to abate the case, effectively putting the case on hold pending the resolution of class certification issues in the St. John case. Despite the stay, plaintiffs filed an amended complaint seeking damages for alleged personal injuries and property damage on behalf of the named plaintiffs and the members of a purported class. No further action in the case is expected unless and until the stay is lifted.

In February 2009, a resident of Franklin County, Alabama, filed a purported class action lawsuit in the Circuit Court of Franklin County (the “Stover” case) seeking compensatory damages and injunctive relief based on the application by the Decatur utility’s wastewater treatment plant of wastewater treatment sludge to farmland and grasslands in the state that allegedly contain PFOA, PFOS and other perfluorochemicals. The named plaintiff seeks to represent a class of all persons within the State of Alabama who have had PFOA, PFOS, and other perfluorochemicals released or deposited on their property. In March 2010, the Alabama Supreme Court ordered the case transferred from Franklin County to Morgan County. In May 2010, consistent with its handling of the other matters, the Morgan County Circuit Court abated this case, putting it on hold pending the resolution of the class certification issues in the St. John case.

In October 2015, West Morgan-East Lawrence Water & Sewer Authority (“Water Authority”) filed an individual complaint against 3M Company, Dyneon, L.L.C, and Daikin America, Inc., in the U.S. District Court for the Northern District of Alabama.  The complaint also includes representative plaintiffs who brought the complaint on behalf of themselves, and a class of all owners and possessors of property who use water provided by the Water Authority and five local water works to which the Water Authority supplies water (collectively, the “Water Utilities”).  The complaint seeks compensatory and punitive damages and injunctive relief based on allegations that the defendants’ chemicals, including PFOA and PFOS from their manufacturing processes in Decatur, have contaminated the water in the Tennessee River at the water intake, and that the chemicals cannot be removed by the water treatment processes utilized by the Water Authority.

In December 2010, the State of Minnesota, by its Attorney General Lori Swanson, acting in its capacity as trustee of the natural resources of the State of Minnesota, filed a lawsuit in Hennepin County District Court against 3M to recover damages (including unspecified assessment costs and reasonable attorney’s fees) for alleged injury to, destruction of, and loss of use of certain of the State’s natural resources under the Minnesota Environmental Response and Liability Act (MERLA) and the Minnesota Water Pollution Control Act (MWPCA), as well as statutory nuisance and common law claims of trespass, nuisance, and negligence with respect to the presence of PFCs in the groundwater, surface water, fish or other aquatic life, and sediments (the “NRD Lawsuit”). The State also seeks declarations under MERLA that 3M is responsible for all damages the State may suffer in the future for injuries to natural resources from releases of PFCs into the environment, and under MWPCA that 3M is responsible for compensation for future loss or destruction of fish, aquatic life, and other damages.

In November 2011, the Metropolitan Council filed a motion to intervene and a complaint in the NRD Lawsuit seeking compensatory damages and other legal, declaratory and equitable relief, including reasonable attorneys’ fees, for costs and fees that the Metropolitan Council alleges it will be required to assess at some time in the future if the MPCA imposes restrictions on Metropolitan Council’s PFOS discharges to the Mississippi River, including the installation and maintenance of a water treatment system. The Metropolitan Council’s intervention motion was based on several theories, including common law negligence, and statutory claims under MERLA for response costs, and under the Minnesota Environmental Rights Act (MERA) for declaratory and equitable relief against 3M for PFOS and other PFC pollution of the waters and sediments of the Mississippi River. 3M did not object to the motion to intervene. In January 2012, 3M answered the Metropolitan Council’s complaint and filed a counterclaim alleging that the Metropolitan Council discharges PFCs to the Mississippi River and discharges PFC-containing sludge and bio solids from one or more of its wastewater treatment plants onto agricultural lands and local area landfills. Accordingly, 3M requested that if the court finds that the State is entitled to any of the damages the State seeks, 3M seeks contribution and apportionment from the Metropolitan Council, including attorneys’ fees, under MERLA, and contribution from and liability for the Metropolitan Council’s proportional share of damages awarded to the State under the MWPCA, as well as under statutory nuisance and common law theories of trespass, nuisance, and negligence. 3M also seeks declaratory relief under MERA.

In April 2012, 3M filed a motion to disqualify the State of Minnesota’s counsel, Covington & Burling, LLP (Covington). In October 2012, the court granted 3M’s motion to disqualify Covington as counsel to the State and the State and Covington appealed the court’s disqualification to the Minnesota Court of Appeals. In July 2013, the Minnesota Court of Appeals affirmed the district court’s disqualification order. In October 2013, the Minnesota Supreme Court granted both the State’s and Covington’s petition for review of the decision of the Minnesota Court of Appeals. In April 2014, the Minnesota Supreme Court affirmed in part, reversed in part, and remanded the case to the district court for further proceedings. The district court took evidence on the disqualification issues at a hearing in October 2015. In February 2016, the district court ruled that Covington violated the professional ethics rule against representing a client (here the State of Minnesota) in the same or substantially related matter where that person’s interests are materially adverse to the interests of a former client (3M). The district court, however, denied 3M’s motion to disqualify Covington because it further found that 3M impliedly waived by delaying to assert the conflict. 3M is reviewing the district court’s opinion to determine next steps. Other activity in the case had been stayed pending the outcome of the disqualification issue. In a separate but related action, the Company filed suit against Covington for breach of its fiduciary duties to the Company and for breach of contract arising out of Covington’s representation of the State of Minnesota in the NRD Lawsuit.

For environmental litigation matters described in this section for which a liability, if any, has been recorded, the Company believes the amount recorded, as well as the possible loss or range of loss in excess of the established accrual is not material to the Company’s consolidated results of operations or financial condition. For those matters for which a liability has not been recorded, the Company believes any such liability is not probable and estimable and the Company is not able to estimate a possible loss or range of loss at this time.

Environmental Liabilities and Insurance Receivables

As of December 31, 2015, the Company had recorded liabilities of $43 million for estimated “environmental remediation” costs based upon an evaluation of currently available facts with respect to each individual site and also recorded related insurance receivables of $11 million. The Company records liabilities for remediation costs on an undiscounted basis when they are probable and reasonably estimable, generally no later than the completion of feasibility studies or the Company’s commitment to a plan of action. Liabilities for estimated costs of environmental remediation, depending on the site, are based primarily upon internal or third-party environmental studies, and estimates as to the number, participation level and financial viability of any other potentially responsible parties, the extent of the contamination and the nature of required remedial actions. The Company adjusts recorded liabilities as further information develops or circumstances change. The Company expects that it will pay the amounts recorded over the periods of remediation for the applicable sites, currently ranging up to 20 years.

As of December 31, 2015, the Company had recorded liabilities of $35 million for “other environmental liabilities” based upon an evaluation of currently available facts to implement the Settlement Agreement and Consent Order with the MPCA, the remedial action agreement with ADEM, and to address trace amounts of perfluorinated compounds in drinking water sources in the City of Oakdale, Minnesota, as well as presence in the soil and groundwater at the Company’s manufacturing facilities in Decatur, Alabama, and Cottage Grove, Minnesota, and at two former disposal sites in Washington County, Minnesota (Oakdale and Woodbury). The Company expects that most of the spending will occur over the next four years. As of December 31, 2015, the Company’s receivable for insurance recoveries related to “other environmental liabilities” was $15 million.

It is difficult to estimate the cost of environmental compliance and remediation given the uncertainties regarding the interpretation and enforcement of applicable environmental laws and regulations, the extent of environmental contamination and the existence of alternative cleanup methods. Developments may occur that could affect the Company’s current assessment, including, but not limited to: (i) changes in the information available regarding the environmental impact of the Company’s operations and products; (ii) changes in environmental regulations, changes in permissible levels of specific compounds in drinking water sources, or changes in enforcement theories and policies, including efforts to recover natural resource damages; (iii) new and evolving analytical and remediation techniques; (iv) success in allocating liability to other potentially responsible parties; and (v) the financial viability of other potentially responsible parties and third-party indemnitors. For sites included in both “environmental remediation liabilities” and “other environmental liabilities,” at which remediation activity is largely complete and remaining activity relates primarily to operation and maintenance of the remedy, including required post-remediation monitoring, the Company believes the exposure to loss in excess of the amount accrued would not be material to the Company’s consolidated results of operations or financial condition. However, for locations at which remediation activity is largely ongoing, the Company cannot estimate a possible loss or range of loss in excess of the associated established accruals for the reasons described above.

Other Matters

Commercial Litigation

3M sued TransWeb Corporation in Minnesota in 2010 for infringement of several 3M patents covering fluorination and hydrocharging of filter media used in 3M’s respirators and furnace filters. TransWeb filed a declaratory judgment action in and successfully moved the litigation to the U.S. District Court for the District of New Jersey, seeking a declaration of invalidity and non-infringement of 3M’s patents, and further alleging that 3M waited too long to enforce its rights. TransWeb also alleged 3M obtained the patents through inequitable conduct and that 3M’s attempt to enforce the patents constituted a violation of the antitrust laws. In November 2012, a jury returned a verdict in favor of TransWeb on all but one count, including findings that 3M’s patents were invalid and not infringed, and that 3M had committed an antitrust violation by seeking to enforce a patent it had obtained fraudulently. The jury also recommended that the court find 3M had committed inequitable conduct in obtaining the patents, and that the patents were therefore unenforceable. Since the vast majority of TransWeb’s claim for treble antitrust damages was in the form of its attorneys’ fees and expenses in connection with the defense of the patent case, the parties agreed that the measure of damages would not go to the jury, but rather would be submitted to a special master after the trial. In April, 2014, the court issued an order denying 3M’s motions to set aside the jury’s verdict. In addition, the court found two 3M patents unenforceable due to inequitable conduct. The court accepted the special master’s recommendation as to the amount of attorneys’ fees to be awarded as damages, and entered judgment against 3M in the amount of approximately $26 million. In July 2014, 3M filed a notice of appeal of the judgment to the U.S. Court of Appeals for the Federal Circuit. On February 10, 2016, the U.S. Court of Appeals for the Federal Circuit issued its decision affirming the lower court’s judgment. 3M is reviewing the appellate court’s decision to determine next steps. The impact of the appellate court’s decision is not material to the Company’s consolidated results of operations or financial condition.

Product Liability Litigation

Électricité de France (EDF) filed a lawsuit against 3M France in the French courts in 2006 claiming commercial loss and property damage after experiencing electrical network failures which EDF claims were caused by allegedly defective 3M transition splices. The French Court of Appeals at Versailles affirmed the commercial trial court’s decision that the transition splices conformed to contract specifications and that EDF thoroughly analyzed and tested the splices before purchase and installation. The Court of Appeals, however, ordered a court-appointed expert to study the problem and issue a technical opinion on the cause of the network failures. The court-appointed expert submitted his report to the commercial court in May 2014. The expert found potential defects in 3M’s product and found that EDF incurred damages in excess of 100 million Euros. The expert’s opinion is not dispositive of liability or damages and is subject to numerous factual and legal challenges that will be raised with the court. The parties are briefing the court on their respective positions. Once the briefing is complete, the commercial court may take from six months to one year to render its decision.

One customer obtained an order in the French courts against 3M Purification SAS (a French subsidiary) in October 2011 appointing an expert to determine the amount of commercial loss and property damage allegedly caused by allegedly defective 3M filters used in the customer’s manufacturing process. An Austrian subsidiary of this same customer also filed a claim against 3M Austria GmbH (an Austrian subsidiary) and 3M Purification SAS in the Austrian courts in September 2012 seeking damages for the same issue. Those two cases are still pending. Another customer filed a lawsuit against 3M Deutschland GmbH (a German subsidiary) in the German courts in March 2012 seeking commercial loss and property damage allegedly caused by the same 3M filters used in that customer’s manufacturing process; the Company has resolved the claims in the German litigation. The Company has also settled without litigation the claims of two other customers arising out of the same issue. The amounts paid are not material to the Company’s consolidated results of operations or financial condition.

As of December 31, 2015, the Company is a named defendant in 122 lawsuits, most of which are pending in federal or state court in Minnesota, in which the plaintiffs claim they underwent various joint arthroplasty, cardiovascular, and other surgeries and later developed surgical site infections due to the use of the Bair Hugger™ patient warming system.  The U.S. Judicial Panel on Multidistrict Litigation granted the plaintiffs’ motion to transfer and consolidate all cases pending in federal courts to the U.S. District Court for the District of Minnesota to be managed in a multi-district proceeding during the pre-trial phase of the litigation.

The Bair Hugger™ product line was acquired by 3M as part of the 2010 acquisition of Arizant, Inc., a leading manufacturer of patient warming solutions designed to prevent hypothermia and maintain normal body temperature in surgical settings. No liability has been recorded for this matter because the Company believes that any such liability is not probable and estimable at this time.

For product liability litigation matters described in this section for which a liability has been recorded, the Company believes the amount recorded is not material to the Company’s consolidated results of operations or financial condition. In addition, the Company is not able to estimate a possible loss or range of loss in excess of the established accruals at this time.

NOTE 15. Stock-Based Compensation

The 3M 2008 Long-Term Incentive Plan provides for the issuance or delivery of up to 100 million shares of 3M common stock (including additional shareholder approvals subsequent to 2008) pursuant to awards granted under the plan. Awards under this plan may be issued in the form of incentive stock options, nonqualified stock options, progressive stock options, stock appreciation rights, restricted stock, restricted stock units, other stock awards, and performance units and performance shares. Awards denominated in shares of common stock other than options and stock appreciation rights, per the 2008 Plan, count against the 100 million share limit as 3.38 shares for every one share covered by such award (for full value awards with grant dates prior to May 11, 2010), as 2.87 shares for every one share covered by such award (for full value awards with grant dates on or after May 11, 2010, and prior to May 8, 2012), or as 3.50 shares for every one share covered by such award (for full value awards with grant dates of May 8, 2012 or later). The remaining total shares available for grant under the 2008 Long Term Incentive Plan Program are 20,328,681 as of December 31, 2015. There were approximately 9,200 participants with outstanding options, restricted stock, or restricted stock units at December 31, 2015.

The Company’s annual stock option and restricted stock unit grant is made in February to provide a strong and immediate link between the performance of individuals during the preceding year and the size of their annual stock compensation grants. The grant to eligible employees uses the closing stock price on the grant date. Accounting rules require recognition of expense under a non-substantive vesting period approach, requiring compensation expense recognition when an employee is eligible to retire. Employees are considered eligible to retire at age 55 and after having completed five years of service. This retiree-eligible population represents 35 percent of the 2015 annual stock-based compensation award expense dollars; therefore, higher stock-based compensation expense is recognized in the first quarter. 3M also has granted progressive (reload) options. These options are nonqualified stock options that were granted to certain participants under the 1997 or 2002 Management Stock Ownership Program, but for which the reload feature was eliminated in 2005 (on a prospective basis only).

In addition to the annual grants, the Company makes other minor grants of stock options, restricted stock units and other stock-based grants. The Company issues cash settled restricted stock units and stock appreciation rights in certain countries. These grants do not result in the issuance of common stock and are considered immaterial by the Company.

Amounts recognized in the financial statements with respect to stock-based compensation programs, which include stock options, restricted stock, restricted stock units, performance shares, and the General Employees’ Stock Purchase Plan (GESPP), are provided in the following table. Capitalized stock-based compensation amounts were not material for the years ended 2015, 2014 and 2013.

Stock-Based Compensation Expense

	Years ended December 31
(Millions)	2015	2014	2013
Cost of sales	$46	$47	$27
Selling, general and administrative expenses	185	192	183
Research, development and related expenses	45	41	30

Stock-based compensation expenses	$276	$280	$240

Income tax benefits	$(87)	$(79)	$(71)

Stock-based compensation expenses, net of tax	$189	$201	$169

Stock Option Program

The following table summarizes stock option activity for the years ended December 31:

	2015		2014		2013
		Weighted		Weighted		Weighted
	Number of	Average	Number of	Average	Number of	Average
	Options	Exercise Price	Options	Exercise Price	Options	Exercise Price
Under option —
January 1	39,235,557	$90.38	43,938,778	$83.84	56,565,030	$80.33
Granted:
Annual	5,529,544	165.91	5,736,183	126.77	6,220,810	101.55
Progressive (Reload)	—	—	—	—	140,447	109.83
Other	—	—	—	—	191	119.62
Exercised	(5,978,382)	83.74	(10,219,261)	82.37	(18,825,218)	79.25
Canceled	(234,274)	128.99	(220,143)	105.11	(162,482)	89.92
December 31	38,552,445	$102.01	39,235,557	$90.38	43,938,778	$83.84
Options exercisable
December 31	27,262,062	$85.97	27,502,208	$81.42	32,038,228	$79.58

Stock options vest over a period from one to three years with the expiration date at 10 years from date of grant. Outstanding options under grant include grants from previous plans. As of December 31, 2015, there was $69 million of compensation expense that has yet to be recognized related to non-vested stock option based awards. This expense is expected to be recognized over the remaining weighted-average vesting period of 21 months. For options outstanding at December 31, 2015, the weighted-average remaining contractual life was 66 months and the aggregate intrinsic value was $1.958 billion. For options exercisable at December 31, 2015, the weighted-average remaining contractual life was 52 months and the aggregate intrinsic value was $1.763 billion.

The total intrinsic values of stock options exercised during 2015, 2014 and 2013 was $465 million, $615 million and $562 million, respectively. Cash received from options exercised during 2015, 2014 and 2013 was $501 million, $842 million and $1.492 billion, respectively. The Company’s actual tax benefits realized for the tax deductions related to the exercise of employee stock options for 2015, 2014 and 2013 was $172 million, $226 million and $208 million, respectively.

The Company does not have a specific policy to repurchase common shares to mitigate the dilutive impact of options; however, the Company has historically made adequate discretionary purchases, based on cash availability, market trends, and other factors, to satisfy stock option exercise activity.

For annual and progressive (reload) options, the weighted average fair value at the date of grant was calculated using the Black-Scholes option-pricing model and the assumptions that follow. As discussed earlier, the progressive (reload) feature was eliminated in 2005, resulting in no activity in the below table for 2014 and thereafter.

Stock Option Assumptions

	Annual			Progressive (Reload)
	2015	2014	2013	2015	2014	2013
Exercise price	$165.94	$126.72	$101.49	$—	$—	$109.84
Risk-free interest rate	1.5%	1.9%	1.2%	—%	—%	0.2%
Dividend yield	2.5%	2.6%	2.7%	—%	—%	2.7%
Volatility	20.1%	20.8%	20.0%	—%	—%	16.3%
Expected life (months)	76	75	75	—	—	12
Black-Scholes fair value	$23.98	$19.63	$13.46	$—	$—	$6.42

Expected volatility is a statistical measure of the amount by which a stock price is expected to fluctuate during a period. For the 2015 annual grant date, the Company estimated the expected volatility based upon the average of the most recent one year volatility, the median of the term of the expected life rolling volatility, the median of the most recent term of the expected life volatility of 3M stock, and the implied volatility on the grant date. The expected term assumption is based on the weighted average of historical grants.

Restricted Stock and Restricted Stock Units

The following table summarizes restricted stock and restricted stock unit activity for the years ended December 31:

	2015		2014		2013
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number of	Grant Date	Number of	Grant Date	Number of	Grant Date
	Awards	Fair Value	Awards	Fair Value	Awards	Fair Value
Nonvested balance —
As of January 1	2,817,786	$104.41	3,105,361	$92.31	3,261,562	$85.17
Granted
Annual	671,204	165.86	798,615	126.79	946,774	101.57
Other	26,886	156.94	78,252	152.74	44,401	111.19
Vested	(1,010,612)	89.99	(1,100,675)	90.37	(1,100,095)	79.93
Forfeited	(64,176)	118.99	(63,767)	97.23	(47,281)	90.82
As of December 31	2,441,088	$127.47	2,817,786	$104.41	3,105,361	$92.31

As of December 31, 2015, there was $84 million of compensation expense that has yet to be recognized related to non-vested restricted stock and restricted stock units. This expense is expected to be recognized over the remaining weighted-average vesting period of 24 months. The total fair value of restricted stock and restricted stock units that vested during the years ended December 31, 2015, 2014 and 2013 was $166 million, $145 million and $114 million, respectively. The Company’s actual tax benefits realized for the tax deductions related to the vesting of restricted stock and restricted stock units for the years ended December 31, 2015, 2014 and 2013 was $62 million, $54 million and $43 million, respectively.

Restricted stock units granted under the 3M 2008 Long-Term Incentive Plan generally vest three years following the grant date assuming continued employment. Dividend equivalents equal to the dividends payable on the same number of shares of 3M common stock accrue on these restricted stock units during the vesting period, although no dividend equivalents are paid on any of these restricted stock units that are forfeited prior to the vesting date. Dividends are paid out in cash at the vest date on restricted stock units, except for performance shares which do not earn dividends. Since the rights to dividends are forfeitable, there is no impact on basic earnings per share calculations. Weighted average restricted stock unit shares outstanding are included in the computation of diluted earnings per share.

Performance Shares

Instead of restricted stock units, the Company makes annual grants of performance shares to members of its executive management. The 2015 performance criteria for these performance shares (organic volume growth, return on invested capital, free cash flow conversion, and earnings per share growth) were selected because the Company believes that they are important drivers of long-term stockholder value. The number of shares of 3M common stock that could actually be delivered at the end of the three-year performance period may be anywhere from 0% to 200% of each performance share granted, depending on the performance of the Company during such performance period. Non-substantive vesting requires that expense for the performance shares be recognized over one or three years depending on when each individual became a 3M executive. Performance shares do not accrue dividends during the performance period. Therefore, the grant date fair value is determined by reducing the closing stock price on the date of grant by the net present value of dividends during the performance period.

The following table summarizes performance share activity for the years ended December 31:

	2015		2014		2013
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number of	Grant Date	Number of	Grant Date	Number of	Grant Date
	Awards	Fair Value	Awards	Fair Value	Awards	Fair Value
Undistributed balance —
As of January 1	1,099,752	$102.65	895,635	$88.12	1,089,084	$79.27
Granted	227,798	158.88	305,225	124.89	353,734	96.87
Distributed	(323,938)	83.08	(277,358)	84.74	(507,083)	75.16
Performance change	(106,760)	127.70	212,461	109.74	(6,949)	77.01
Forfeited	(25,660)	125.33	(36,212)	109.44	(33,151)	91.34
As of December 31	871,192	$120.89	1,099,752	$102.65	895,635	$88.12

As of December 31, 2015, there was $17 million of compensation expense that has yet to be recognized related to performance shares. This expense is expected to be recognized over the remaining weighted-average earnings period of 10 months. During the years ended December 31, 2015, 2014 and 2013, the total fair value of performance shares that were distributed were $54 million, $35 million and $52 million, respectively. The Company’s actual tax benefits realized for the tax deductions related to the distribution of performance shares for the years ended December 31, 2015, 2014 and 2013 was $15 million, $11 million and $16 million, respectively.

General Employees’ Stock Purchase Plan (GESPP):

As of December 31, 2015, shareholders have approved 60 million shares for issuance under the Company’s GESPP. Substantially all employees are eligible to participate in the plan. Participants are granted options at 85% of market value at the date of grant. There are no GESPP shares under option at the beginning or end of each year because options are granted on the first business day and exercised on the last business day of the same month.

General Employees’ Stock Purchase Plan

	2015		2014		2013
		Weighted		Weighted		Weighted
		Average		Average		Average
	Shares	Exercise Price	Shares	Exercise Price	Shares	Exercise Price

Options granted	1,007,669	$133.52	1,073,956	$118.73	1,259,247	$93.46
Options exercised	(1,007,669)	133.52	(1,073,956)	118.73	(1,259,247)	93.46
Shares available for grant - December 31	28,104,335		29,112,004		30,185,960

The weighted-average fair value per option granted during 2015, 2014 and 2013 was $23.56, $20.95 and $16.49, respectively. The fair value of GESPP options was based on the 15% purchase price discount. The Company recognized compensation expense for GESSP options of $24 million in 2015, $22 million in 2014 and $21 million in 2013.

NOTE 16. Business Segments

3M’s businesses are organized, managed and internally grouped into segments based on differences in markets, products, technologies and services. 3M manages its operations in five business segments: Industrial; Safety and Graphics; Health Care; Electronics and Energy; and Consumer. 3M’s five business segments bring together common or related 3M technologies, enhancing the development of innovative products and services and providing for efficient sharing of business resources. Transactions among reportable segments are recorded at cost. 3M is an integrated enterprise characterized by substantial intersegment cooperation, cost allocations and inventory transfers. Therefore, management does not represent that these segments, if operated independently, would report the operating income information shown. The difference between operating income and pre-tax income relates to interest income and interest expense, which are not allocated to business segments.

Effective in the third quarter of 2015, within the Health Care business segment, the Company formed the Oral Care Solutions Division, which combined the former 3M ESPE and 3M Unitek divisions.

Effective in the first quarter of 2016, 3M made a product line reporting change involving two of its business segments in its continuing effort to improve the alignment of its businesses around markets and customers.

The change between business segments was as follows:

•

Elements of the electronic bonding product lines were previously separately reflected in the Electronics Materials Solutions Division (Electronics and Energy business segment) and the Industrial Adhesives and Tapes Division (Industrial business segment). Effective in the first quarter of 2016, certain sales and operating income results for these electronic bonding product lines in aggregate were equally divided between the Electronics and Energy business segment and Industrial business segment. This change resulted in a decrease in net sales and operating income for total year 2015 of $33 million and $7 million, respectively, in the Industrial business segment offset by a corresponding increase in the Electronics and Energy business segment. In addition, certain assets were moved from the Industrial business segment to the Electronics and Energy business segment as a result of this change.

The financial information presented herein reflects the impact of the preceding product line reporting change between business segments for all periods presented.

Business Segment Products

Business Segment	Major Products
Industrial

Tapes, coated, nonwoven and bonded abrasives, adhesives, advanced ceramics, sealants, specialty materials, filtration products, closure systems for personal hygiene products, acoustic systems products, automotive components, abrasion-resistant films, structural adhesives and paint finishing and detailing products

Safety and Graphics

Personal protection products, traffic safety and security products, commercial graphics systems, commercial cleaning and protection products, floor matting, roofing granules for asphalt shingles, and fall protection products

Health Care	Medical and surgical supplies, skin health and infection prevention products, drug delivery systems, dental and orthodontic products, health information systems and food safety products

Electronics and Energy

Optical films solutions for electronic displays, packaging and interconnection devices, insulating and splicing solutions for the electronics, telecommunications and electrical industries, touch screens and touch monitors, renewable energy component solutions, and infrastructure protection products

Consumer

Sponges, scouring pads, high-performance cloths, consumer and office tapes, repositionable notes, indexing systems, construction and home improvement products, home care products, protective material products, and consumer and office tapes and adhesives

Business Segment Information

	Net Sales			Operating Income
(Millions)	2015	2014	2013	2015	2014	2013
Industrial	$10,295	$10,985	$10,653	$2,256	$2,381	$2,301
Safety and Graphics	5,515	5,732	5,584	1,305	1,296	1,227
Health Care	5,420	5,572	5,334	1,724	1,724	1,672
Electronics and Energy	5,253	5,608	5,397	1,109	1,122	961
Consumer	4,422	4,523	4,435	1,046	995	945
Corporate and Unallocated	1	5	8	(355)	(250)	(322)
Elimination of Dual Credit	(632)	(604)	(540)	(139)	(133)	(118)
Total Company	$30,274	$31,821	$30,871	$6,946	$7,135	$6,666

	Assets			Depreciation & Amortization			Capital Expenditures
(Millions)	2015	2014	2013	2015	2014	2013	2015	2014	2013
Industrial	$9,230	$8,536	$8,860	$374	$383	$373	$317	$395	$511
Safety and Graphics	7,564	4,939	5,122	245	234	255	199	221	207
Health Care	4,403	4,344	4,329	179	181	171	168	169	120
Electronics and Energy	4,788	5,088	5,309	291	271	260	211	232	261
Consumer	2,393	2,434	2,516	108	108	106	124	111	128
Corporate and Unallocated	4,340	5,868	7,168	238	231	206	442	365	438
Total Company	$32,718	$31,209	$33,304	$1,435	$1,408	$1,371	$1,461	$1,493	$1,665

Corporate and unallocated operating income includes a variety of miscellaneous items, such as corporate investment gains and losses, certain derivative gains and losses, certain insurance-related gains and losses, certain litigation and environmental expenses, corporate restructuring charges and certain under- or over-absorbed costs (e.g. pension, stock-based compensation) that the Company may choose not to allocate directly to its business segments. Because this category includes a variety of miscellaneous items, it is subject to fluctuation on a quarterly and annual basis.

3M business segment reporting measures include dual credit to business segments for certain U.S. sales and related operating income. Management evaluates each of its five business segments based on net sales and operating income performance, including dual credit U.S. reporting to further incentivize U.S. sales growth. As a result, 3M provides additional (“dual”) credit to those business segments selling products in the U.S. to an external customer when that segment is not the primary seller of the product. For example, certain respirators are primarily sold by the Personal Safety Division within the Safety and Graphics business segment; however, the Industrial business segment also sells this product to certain customers in its U.S. markets. In this example, the non-primary selling segment (Industrial) would also receive credit for the associated net sales it initiated and the related approximate operating income. The assigned operating income related to dual credit activity may differ from operating income that would result from actual costs associated with such sales. The offset to the dual credit business segment reporting is reflected as a reconciling item entitled “Elimination of Dual Credit,” such that sales and operating income for the U.S. in total are unchanged.

NOTE 17.  Geographic Areas

Geographic area information is used by the Company as a secondary performance measure to manage its businesses. Export sales and certain income and expense items are generally reported within the geographic area where the final sales to 3M customers are made.

							Property, Plant and
	Net Sales			Operating Income			Equipment - net
(Millions)	2015	2014	2013	2015	2014	2013	2015	2014
United States	$12,049	$11,714	$11,151	$2,647	$2,540	$2,210	$4,838	$4,619
Asia Pacific	9,041	9,418	9,047	2,580	2,487	2,386	1,647	1,798
Europe, Middle East and Africa	6,228	7,198	7,085	1,017	1,234	1,168	1,531	1,502
Latin America and Canada	2,982	3,504	3,611	706	867	908	499	570
Other Unallocated	(26)	(13)	(23)	(4)	7	(6)	—	—
Total Company	$30,274	$31,821	$30,871	$6,946	$7,135	$6,666	$8,515	$8,489

Asia Pacific included China/Hong Kong net sales to customers of $2.945 billion in 2015, which approached 10 percent of consolidated worldwide sales. China/Hong Kong net property, plant and equipment (PP&E) was $584 million at December 31, 2015.

NOTE 18.  Quarterly Data (Unaudited)

(Millions, except per-share amounts)	First	Second	Third	Fourth	Year
2015	Quarter	Quarter	Quarter	Quarter	2015
Net sales	$7,578	$7,686	$7,712	$7,298	$30,274
Cost of sales	3,821	3,858	3,877	3,827	15,383
Net income including noncontrolling interest	1,201	1,303	1,298	1,039	4,841
Net income attributable to 3M	1,199	1,300	1,296	1,038	4,833
Earnings per share attributable to 3M common shareholders - basic	1.88	2.06	2.09	1.69	7.72
Earnings per share attributable to 3M common shareholders - diluted	1.85	2.02	2.05	1.66	7.58

(Millions, except per-share amounts)	First	Second	Third	Fourth	Year
2014	Quarter	Quarter	Quarter	Quarter	2014
Net sales	$7,831	$8,134	$8,137	$7,719	$31,821
Cost of sales	4,031	4,184	4,205	4,027	16,447
Net income including noncontrolling interest	1,225	1,283	1,311	1,179	4,998
Net income attributable to 3M	1,207	1,267	1,303	1,179	4,956
Earnings per share attributable to 3M common shareholders - basic	1.83	1.94	2.02	1.85	7.63
Earnings per share attributable to 3M common shareholders - diluted	1.79	1.91	1.98	1.81	7.49

Gross profit is calculated as net sales minus cost of sales.

Refer to Note 4 for discussion of “Restructuring Actions”, which reduced diluted earnings per share by $0.14 in the fourth quarter of 2015.